Exhibit 10.15

CONFORMED COPY

SENIOR CREDIT AGREEMENT

DATED 13 MARCH 2006

e1,350,000,000

CREDIT FACILITIES

FOR

Subsidiaries of

KABEL DEUTSCHLAND GmbH

ARRANGED BY

THE ROYAL BANK OF SCOTLAND plc

With

THE ROYAL BANK OF SCOTLAND plc
as Facility Agent and Security Agent

THIS AGREEMENT IS ENTERED INTO SUBJECT TO THE TERMS OF A PRIORITY
AGREEMENT

Allen & Overy LLP

Schedules

1.	Original Lender		115
2.	Conditions Precedent Documents		116
	Part 1	General Conditions Precedent	116
	Part 2	To be Delivered in Respect of an Additional Borrower	120
	Part 3	To be Delivered in Respect of Additional Security	121
3.	Form of Request		122
4.	Calculation of the Mandatory Cost		123
5.	Form of Transfer Certificate		125
	Part 1	Commitments	129
	Part 2	Participations in Loans	129
6.	Security Documents		131
7.	Form of Compliance Certificate		133
8.	Form of Obligor Accession Deed		134
9.	Dormant Subsidiaries		135
10.	Existing Service level agreements		136
11.	Confidentiality undertaking		143
12.	Security Principles		147
13.	Financial Covenant Levels		149
14.	Form of Add-On Facility Accession Agreement		151
15.	Form of German Thin Capitalisation Letter		156

Signatories			161

THIS AGREEMENT is dated 13 March 2006

BETWEEN:

(1)           KABEL DEUTSCHLAND GMBH (registered in the commercial register (Handelsregister) kept at the local court (Amtsgericht) of Munich under number HRB 145837) (KDG);

(2)           KABEL DEUTSCHLAND VERTRIEB UND SERVICE GMBH & CO. KG (registered in the commercial register (Handelsregister) kept at the local court (Amtsgericht) of Munich under number HRA 83902) (KDVS);

(3)           THE ROYAL BANK OF SCOTLAND plc as arranger (in this capacity, the Mandated Lead Arranger);

(4)           THE ROYAL BANK OF SCOTLAND plc, NIEDERLASSUNG FRANKFURT as original lender (in this capacity, the Original Lender);

(5)           THE ROYAL BANK OF SCOTLAND plc as facility agent (in this capacity, the Facility Agent); and

(6)           THE ROYAL BANK OF SCOTLAND plc as security agent and trustee and acting as agent in the name and on behalf of the Finance Parties (in this capacity, the Security Agent).

IT IS AGREED as follows:

1.             INTERPRETATION

1.1          Definitions

In this Agreement:

2004 Security Transfer Agreement means the security transfer agreement dated 28 March 2004 between KDVS and Deutsche Bank AG, London Branch as security agent.

2006 Security Transfer Agreement has the meaning given to it in Clause 19.32 (Security transfer agreement).

A Facility means the term loan facility referred to in Clause 2.1 (A Facility).

A Facility Loan means a Loan under the A Facility.

Acceptable Bank means:

(a)           a bank or financial institution which has a rating for its long-term debt obligations of AA or higher by S&P or Fitch Ratings Ltd or Aa2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency; or

(b)           Commerzbank AG, Deutsche Bank AG, Deutsche Postbank AG, DZ Bank AG, Dresdner Bank AG or any other bank or financial institution approved by the Facility Agent.

Accounting Date means each 31st March, 30th June, 30th September and 31st December.

Accounting Period means a period of approximately one year or three months ending, in the case of each three month and one year period, on an Accounting Date for which Accounts are required to be prepared under this Agreement.

Accounting Principles means accounting principles, policies, standards, bases and practices which, as at the date of this Agreement, are in accordance with IFRS accounting standards.

Accounts means each set of financial statements required to be prepared by a member of the Group and delivered to the Facility Agent pursuant to this Agreement.

Acquisition Consideration means, in connection with any acquisition of a company, partnership or existing business made by a member of the Group, the aggregate of:

(a)           the consideration payable by such member of the Group in respect of such acquisition (including associated costs and expenses); and

(b)           any net Financial Indebtedness remaining in the acquired company or partnership (or any of its Subsidiaries) or in the acquired business as at the date of the acquisition.

Additional Borrower means a member of the Group which becomes a Borrower in accordance with Clause 27.7 (Additional Borrowers).

Additional Facility means either an Add-On Facility or an External Facility and Additional Facilities means all or any such facilities.

Additional Facility Loan means an Add-On Facility Loan or an External Facility Loan.

Add-On Facility means an additional loan facility referred to in Clause 2.4 (Additional Facilities) which has Eligible Terms and Add-On Facilities means all or any such Facilities.

Add-On Facility Accession Agreement means a deed substantially in the form of Schedule 14 (Form of Add-On Facility Accession Agreement), with such amendments requested by KDG as the Facility Agent (acting reasonably) may approve.

Add-On Facility Availability Period means the period specified as such in the Add-On Facility Accession Agreement.

Add-On Facility Commitment means in relation to an Add-On Facility:

(a)           for an Original Add-On Facility Lender the amount in euros set out as the Add-On Facility Commitment of an Add-On Facility Lender in the relevant Add-On Facility Accession Agreement and the amount of any other Add-On Facility Commitment transferred to it under this Agreement; and

(b)           for any other Add-On Facility Lender, the amount in euros transferred to it in accordance with this Agreement,

to the extent not cancelled, reduced or transferred by it in accordance with this Agreement.

Add-On Facility Lender means:

(a)           an Original Add-On Facility Lender; or

(b)           any person which has become a Lender under an Add-On Facility in accordance with the terms of this Agreement.

Add-On Facility Loan means a loan made to a Borrower under an Add-On Facility.

Administrative Party means the Mandated Lead Arranger or an Agent.

Affiliate means, in relation to any person, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent means the Facility Agent or the Security Agent, as the case may be or as the context requires.

Agreed Priority Agreement Principles means the principles initialled for identification by Allen & Overy LLP and Freshfields Bruckhaus Deringer.

Agreed Target means any entity agreed in writing by the Mandated Lead Arranger and KDVS.

Ancillary Commitment means, with respect to any Ancillary Lender and an Ancillary Facility, the maximum amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 6 (Ancillary Facilities), to the extent not cancelled, transferred or reduced under this Agreement.

Ancillary Facility means any facility or financial accommodation (including any overdraft, foreign exchange, guarantee, bonding, documentary or standby letter of credit, credit card or automated payments facility) established by a Lender under Clause 6 (Ancillary Facilities) in place of all or part of its B Facility Commitment.

Ancillary Facility Document means any document evidencing any Ancillary Facility.

Ancillary Lender means a Lender which is making available an Ancillary Facility.

Ancillary Outstandings means, at any time and with respect to the Ancillary Facility of any Ancillary Lender, the aggregate of all of the following amounts (as calculated by that Ancillary Lender) outstanding at that time under that Ancillary Facility:

(a)           all amounts of principal then outstanding under any overdraft, cheque drawing or other account facilities determined on a gross basis unless such facilities are made available on the basis of netting arrangements satisfactory to the Ancillary Lender in which case, such outstanding principal amounts shall be determined on the net debt basis used by that Ancillary Lender;

(b)           the maximum potential liability (excluding amounts stated to be in respect of interest and fees) under all guarantees, bonds and letters of credit then outstanding under that Ancillary Facility; and

(c)           in respect of any other facility or financial accommodation, such other amount (excluding interest and similar charges) as fairly represents the aggregate exposure of that Ancillary Lender under that facility or accommodation, as reasonably determined by that Ancillary Lender from time to time in accordance with its usual banking practice for facilities or accommodation of the relevant type.

Approved Bank means any Acceptable Bank which has been given and has acknowledged all notices (if any) given to it pursuant to the Security Documents, provided that any

Acceptable Bank which is a Lender or an Administrative Party is deemed to have received and to have acknowledged all those notices.

Auditors means PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or such other firm of independent public accountants of international standing which may be appointed by KDG as its auditors in compliance with Clause 17.6 (Auditors).

Availability Period means:

(a)           for the A Facility, the period from and including the date of this Agreement to the date falling 60 days after the date of this Agreement;

(b)           for the B Facility, the period from and including the date of this Agreement to and including the date falling one month prior to the Final Maturity Date; and

(c)           for an Add-On Facility, the period described as such in the relevant Add-On Facility Accession Agreement.

B Facility means the revolving credit facility referred to in Clause 2.2 (B Facility).

B Facility Loan means a Loan under the B Facility.

Bank Affiliate means:

(a)           with respect to any person (other than a Fund), any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that first person, where a person shall be deemed to have control of another person if that person possesses directly or indirectly, the power:

(i)            to vote twenty-five per cent. or more of the shares or securities having ordinary voting power for the election of directors of such other person; or

(ii)           to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting shares or securities, by contract or otherwise; or

(b)           with respect to any person that is a Fund, any other Fund which is advised or managed by the same investment adviser or an Affiliate of that investment adviser.

Base Case Model means the base case model dated February 2006 named “KDG Internal Financing Case -to RBS - box carve out > until 03-08”, attached in Excel format to the email sent to the Mandated Lead Arranger by KDG on 1 March 2006.

Base Financial Statements means the audited consolidated financial statements of the Group for the 12-month accounting period ended 31 March 2005.

Borrower means KDVS or an Additional Borrower.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 24.3 (Break Costs).

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and Frankfurt am Main and which is also a TARGET Day.

Capital Expenditure means any expenditure which is treated as capital expenditure in accordance with the Accounting Principles.

Cash means cash in hand or credit balances or amounts on deposit which are accessible by a member of the Group within 30 days with any Acceptable Bank and which is not subject to any Security Interest (other than one existing under the Security Documents or pursuant to netting, set-off or consolidation or combination of accounts in accordance with banking arrangements in the ordinary course of business).

Cash Equivalent means at any time:

(a)           certificates of deposit maturing within one year after the relevant date of calculation, issued by an Acceptable Bank;

(b)           any investment in marketable obligations issued or guaranteed by the government of the United States of America, the U.K., any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible to any other security;

(c)           open market commercial paper not convertible to any other security:

(i)            for which a recognised trading market exists;

(ii)           issued in the United States of America, the U.K., any member state of the European Economic Area or any Participating Member State;

(iii)          which matures within one year after the relevant date of calculation; and

(iv)          which has a credit rating of either A-1 or higher by S&P or Fitch Ratings Ltd or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating;

(d)           investments accessible within 30 days in:

(i)            AAA money market funds; or

(ii)           enhanced yield funds with a minimum rating of AA;

(e)           any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest (other than one arising under the Security Documents or pursuant to netting, set-off or consolidation or combination of accounts in accordance with banking arrangements in the ordinary course of business).

Chief Executive Officer means the speaker of the board (Sprecher der Geschäftsführung) of KDG or any such person’s replacement (or any director of KDG acting as such officer’s deputy in that capacity or performing those functions).

Chief Financial Officer means the finance director of KDG or any such person’s replacement (or any director of KDG acting as such officer’s deputy in that capacity or performing those functions).

Commitment means:

(a)           for the Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Commitments and designated A Facility or B Facility and the amount of any other Commitment, as so designated it acquires; and

(b)           for any other Lender, the amount of any Commitment as so designated it acquires,

to the extent not cancelled, transferred or reduced under this Agreement (and, where the context will permit, includes an Add-On Facility Commitment).

Commitment Letter means the commitment letter dated on or about the date of this Agreement between the Arranger, the Original Lender, KDG and KDVS.

Compliance Certificate means a certificate, substantially in the form of Schedule 7 (Form of Compliance Certificate).

Compliant KDG Debt means bank debt, notes or securities (Other KDG Debt) that comply with the Notes Major Terms (as defined in the Priority Agreement) as if references to “Notes” in the definition of Notes Major Terms were references to “Other KDG Debt”, or which comply with the Notes Major Terms except that:

(a)           such Other KDG Debt may benefit from no or less financial support or no or less security than is specified in paragraph (f) or (g) (as the case may be) of the definition of Notes Major Terms; and/or

(b)           payments of interest in respect of such Other KDG Debt may occur on a basis customary for euromarket mezzanine financings; and/or

(c)           covenants or events of default of such Other KDG Debt may be on a basis customary for euromarket mezzanine financings (but will be no more onerous than under this Agreement); and/or

(d)           the facility agent, trustee or applicable administrative party for such Other KDG Debt will accede to the Priority Agreement (rather than the Notes Trustee); and/or

(e)           references to “Notes Debt” in paragraphs (f) and (g) shall be construed as references to Other KDG Debt; and/or

(f)            references to “Notes Guarantees” in paragraph (f) and (g) of the definition of “Notes Major Terms” shall be construed as references to new guarantees that may be issued in respect of Other KDG Debt by KDVS (subject always to the remaining provisions of those paragraphs as to the ranking and subordination of such guarantees); and/or

(g)           references to “Notes Pledge Agreement” in paragraph (g) of the definition of “Notes Major Terms” shall be construed as references to new pledges over the shares of KDVS (subject always to the remaining provisions of those paragraphs as to the ranking and subordination of such pledges), and so that all Other KDG Debt will have no greater ranking, Security Interests or guarantees than Compliant Notes.

Compliant Notes means notes or securities that comply with the Notes Major Terms (as defined in the Priority Agreement) or which comply with the Notes Major Terms except to the extent that such notes or securities benefit from no or less financial support or no or less security than is specified in paragraph (f) or (g) (as the case may be) of the definition of Notes Major Terms.

Confidentiality Undertaking means a confidentiality undertaking substantially in the form as set out in Schedule 11 (Form of Confidentiality Undertaking) or in any other form agreed between KDG and the Facility Agent.

Consolidated EBITDA, Consolidated Total Interest Payable, Consolidated Total Net Interest Payable, Consolidated Senior Borrowings and Consolidated Senior Net Borrowings each has the meaning given to it in Subclause 18.3 (Financial covenants definitions).

Core Business means:

(a)           the provision of cable-related services in Germany over the cable network of the Group and services ancillary thereto (for the avoidance of doubt including analogue television, digital television, telephony and internet access);

(b)           any other business carried on by the Group as at the date of this Agreement; and

(c)           the provision of administrative and information technology services incidental to the businesses identified in paragraphs (a) and (b) above.

Credit Rating means a long term debt rating given by S&P, Moody’s or Fitch Ratings Ltd.

Default means:

(a)           an Event of Default; or

(b)           an event or circumstance which would be (with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any other applicable condition in each case as specified in Clause 20 (Default) or any combination of them) an Event of Default, provided that any such event which by reason of the express provisions in any Finance Document requires the satisfaction of a condition of materiality before it may become an Event of Default shall not be a Default unless that condition of materiality is satisfied.

Dormant Subsidiary means a company which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets which in aggregate equal or exceed e100,000.

Eligible Cost Savings means, in relation to an entity or business the subject of a Permitted Acquisition, the cost savings and synergies estimated in good faith by the Chief Executive Officer and the Chief Financial Officer to be achievable as a result of that Permitted Acquisition, to the extent accompanied by a report of a reputable third-party consultant to the effect that such estimates are not unreasonable.

Eligible Terms means, in respect of any Additional Facility:

(a)           the final maturity date of that Additional Facility must be a date falling at least six months after the Facility A Final Maturity Date;

(b)           there must be no amortisation required in respect of that Additional Facility;

(c)           that Additional Facility must be a term facility (which, in the case of an External Facility, may include notes, bonds or any other term credit arrangement which is not capable, by its terms, of being repaid or prepaid and redrawn before the date falling at least six months after the Facility A Final Maturity Date (it being acknowledged that such arrangement may have customary change of control, voluntary prepayment, asset sale and similar prepayment provisions));

(d)           the purpose must be to fund a Permitted Acquisition;

(e)           the principal amount of that Additional Facility (together with the principal amount of all other Additional Facilities) may not exceed the lower of:

(i)            e650,000,000; and

(ii)           the amount which, if fully utilised on the date of completion of the relevant Permitted Acquisition, would not result in any breach of the financial covenant set out in Clause 18.2 (Consolidated Senior Net Borrowings to Consolidated EBITDA) (assuming that the covenant were tested on the most recent testing date taking into account the sum of Consolidated EBITDA and the consolidated EBITDA of the entity the subject of the Permitted Acquisition (annualised over the relevant Test Period and taking into account any Eligible Cost Savings arising as a result of that Permitted Acquisition)); and

(f)            the liabilities of the obligors thereunder are to be treated and rank as if they were “Senior Debt” (as defined in the Existing Priority Agreement and as to be defined in the Priority Agreement) and to have the benefit of all relevant Security Documents (whether through execution of new documents or amendment to existing documents) or (in each case) to have such lower ranking as is agreed by all the lenders of that Additional Facility.  For these purposes relevant Security Documents means Security Documents comprising not less than the same assets and shares comprised in Security Documents executed prior to the establishment of that Additional Facility, it being acknowledged that prior-ranking Security Documents will remain in place (with the proceeds of enforcement of all Security Documents subject to the sharing provisions of the Priority Agreement).

Environmental Approval means any authorisation required by Environmental Law.

Environmental Claim means any claim by any person in connection with:

(a)           a breach, or alleged breach, of Environmental Law;

(b)           any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)           any other environmental contamination.

Environmental Law means any law or regulation concerning:

(a)           the protection of health;

(b)           the environment;

(c)           the conditions of the workplace; or

(d)           any emission or substance which is capable of causing harm to any living organism or the environment.

EURIBOR relative to a Loan or overdue amount denominated in euro for its Term means:

(a)           the applicable Screen Rate; or

(b)           if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

euro or e means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 20 (Default).

Executive Officers means the Chief Executive Officer and the Chief Financial Officer.

Existing Facility means the e2,600,000,000 facilities made available under an amended and restated credit agreement originally dated 29th March, 2004 between, amongst others, KDVS and Deutsche Bank AG as Facility Agent.

Existing Priority Agreement means the priority agreement in force on the date of this Agreement to which KDG and KDVS are parties (disregarding the amendments implemented to create the Priority Agreement).

External Facility means a term credit agreement which has Eligible Terms.

External Facility Loan means a loan made to a Borrower under an External Facility.

Facility means the A Facility or the B Facility made available under, or an Ancillary Facility or Add-On Facility established pursuant to, this Agreement.

Facility A Final Maturity Date means 31 March 2012.

Facility B Final Maturity Date means 31 March 2012.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)           on or before the date it becomes a Lender; or

(b)           by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations, and to which payments for its account should be made, under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and an Obligor setting out the amount of certain fees which are payable, inter alia, in relation to this Agreement.

Final Maturity Date means:

(a)           in respect of the A Facility and the B Facility, 31 March 2012; and

(b)           in respect of an Add-On Facility, the Final Maturity Date set out in the relevant Add-On Facility Accession Agreement.

Finance Document means:

(a)           this Agreement;

(b)           the Commitment Letter;

(c)           a Fee Letter;

(d)           an Obligor Accession Deed;

(e)           a Transfer Certificate;

(f)            an Ancillary Facility Document;

(g)           the Hedging Letter;

(h)           an Add-On Facility Accession Agreement;

(i)            a Hedging Document;

(j)            a Security Document;

(k)           the Priority Agreement;

(l)            a Compliance Certificate;

(m)          a Request; and

(n)           any other document designated as such by the Facility Agent and KDG.

Finance Party means an Administrative Party, a Lender or a Hedging Bank.

Financial Indebtedness means any indebtedness for or in respect of the following (without double counting):

(a)           moneys borrowed and debit balances at financial institutions;

(b)           any acceptance credit or bill discounting facility;

(c)           any bond (other than a performance bond), note, debenture, loan stock or other similar instrument;

(d)           any share in KDG or any other member of the Group which is not held by another member of the Group or a participant in the Group’s management equity programme and which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder of that security) or upon the happening of any event matures or is mandatorily redeemable or is redeemable at the option of its holder (in each case other than on a liquidation or winding up or similar event, or any other event within KDG’s control or at KDG’s option) in whole or in part on or prior to the Senior Discharge Date (as defined in the Priority Agreement);

(e)           any agreement treated as a finance or capital lease in accordance with the Accounting Principles but excluding any leases of transponders that are so treated under IFRS and/or US GAAP;

(f)            receivables sold or discounted (except to the extent that there is no recourse);

(g)           the acquisition cost of any asset or service to the extent payable after its acquisition or possession by the party liable where the deferred payment (as the case may be):

(i)            is arranged primarily as a method of raising finance or financing the acquisition or construction of that asset or the acquisition of that service (but excluding trade credit on customary commercial terms); and

(ii)           involves a period of more than six months after the date of acquisition or supply;

(h)           (except for the purposes of Clause 18 (Financial covenants)) any Treasury Transaction (and, except for non-payment of an amount, the then mark to market value of such Treasury Transaction will be used to calculate its amount);

(i)            any other transaction (including any forward sale or purchase agreement and any sale and sale back, sale and lease back or deferred purchase arrangement) which has the commercial effect of a borrowing;

(j)            except for the purposes of Clause 18 (Financial covenants), any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or other instrument issued by a bank or financial institution (except that any such instrument shall be included for the purposes of Clause 18 (Financial covenants) to the extent the underlying obligation itself constitutes Financial Indebtedness under any other paragraph of this definition); or

(k)           any guarantee in respect of an underlying liability of any person which is of the nature referred to in the above paragraphs (other than a liability of a nature referred to in paragraphs (h) or (j) except to the extent such liability is included for the purposes of Clause 18 (Financial covenants) in paragraph (j)).

and, for the avoidance of doubt, indebtedness under the Service Level Agreements or under the Group management equity programme shall not constitute Financial Indebtedness.

Fund means a fund that invests in loans and has A Facility Commitments and/or B Facility Commitments only.

Germany means the Federal Republic of Germany.

Group means KDG and its Subsidiaries (but excluding any Unrestricted Subsidiaries).

Hedging Bank has the meaning given to it in the Priority Agreement.

Hedging Documents has the meaning given to it in the Priority Agreement.

Hedging Letter means a letter dated on or about the date of this Agreement between KDVS, the Mandated Lead Arranger and the Facility Agent relating to the interest and currency hedging to be effected by the Group and any other letter designated as such by KDVS and the Facility Agent which amends or supplements the terms of that letter.

High Yield Indenture means any indenture pursuant to which High Yield Notes are issued by KDG or an Issuer among KDG or such Issuer, as the case may be, as the issuer, the trustee for such High Yield Notes, the security agent for such High Yield Notes and any other entities that act as a guarantor of such High Yield Notes.

High Yield Issue means an issue of High Yield Notes.

High Yield Notes means Compliant Notes issued by KDG or any Issuer pursuant to a High Yield Indenture.

High Yield Notes Payments means the repayment, prepayment or redemption of any High Yield Notes (including the payment of all accrued and unpaid interest to the date of repayment, prepayment or redemption, together with any required premium), the purchase (whether in the open market or otherwise) of High Yield Notes, any payment of any additional amounts payable under the terms of the High Yield Notes and any payment of a waiver or consent fee to holders of High Yield Notes.

Holding Company of any other person, means a person in respect of which that other person is a Subsidiary.

Increased Cost means:

(a)           an additional or increased cost;

(b)           a reduction in the rate of return from a Facility or on its overall capital; or

(c)           a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Bank Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding, maintaining or performing its obligations under any Finance Document.

Indenture Documents means:

(a)           the High Yield Indentures (including any High Yield Notes issued thereunder);

(b)           security documents relating to High Yield Notes;

(c)           registration rights agreements relating to High Yield Notes; and

(d)           any other documentation required to implement any High Yield Issue.

Information Package means:

(a)           the Base Case Model;

(b)           a management presentation made to banks dated September 2005;

(c)           the Group’s presentation to Rating Agencies dated March 2006; and

(d)           (when agreed between KDG and the Original Lender) an information memorandum relating to the Group for use in connection with the syndication of the Facilities (including, for the avoidance of doubt, any appendices and/or attachments thereto) and any update of such information memorandum.

Insurance in relation to any member of the Group means any contract of insurance taken out by or on behalf of that member of the Group or under which it has a right to claim.

Intellectual Property Rights means:

(a)           any know-how, patent, trade mark, service mark, design, business name, domain name, topographical or similar right;

(b)           any copyright, data base or other intellectual property right; or

(c)           any interest (including by way of licence) in the above,

in each case whether registered or not, and includes any related application.

Interest means:

(a)           interest and amounts in the nature of interest accrued (other than any non-cash element in the form of capitalised, deferred or payment-in-kind interest);

(b)           prepayment penalties or premiums incurred in repaying or prepaying any Financial Indebtedness (excluding, for the purposes of Clause 18.1 (Consolidated EBITDA to Consolidated Total Net Interest Payable) only, any prepayment penalty in respect of any redemption of High Yield Notes (including the amount of any prepayment penalty), using the proceeds of a Market Issue which are not required to be applied in prepayment of the Loans in accordance with Clause 8.4 (Mandatory prepayment - market issue);

(c)           discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness, including fees payable in respect of letters of credit and guarantees; and

(d)           any other payments and deductions of like effect (including the interest element of finance leases) and any net payment (or, if appropriate in the context, receipt) under any interest rate hedging agreement or instrument (including under the Hedging Documents), taking into account any premiums payable for the same, and Interest includes commitment and non-utilisation fees (including those payable under the Finance Documents), but excludes agent’s and front-end, management, arrangement, extension and participation fees with respect to any Financial Indebtedness (including those payable under the Finance Documents).  For the avoidance of doubt, liabilities under the Service Level Agreements shall not constitute Interest.

Investor Documents means:

(a)           the articles of association of KDG;

(b)           any agreement pursuant to which any Holding Company of KDG or any Investor contributes any amounts to the equity of KDG; and

(c)           any agreement evidencing any Shareholder Loan from any Holding Company of KDG or any Investor to KDG.

Investors means Providence Equity Partners Limited (including its Affiliates, limited partnerships or other vehicles or funds managed or advised by any of the foregoing).

Issuer means KDG, any Holding Company of KDG or any special purpose financing Subsidiary of any such Holding Company (other than KDVS or any of its Subsidiaries).

Joint Venture means any joint venture entity, partnership or similar person, the ownership of or other interest in which does not require any member of the Group to consolidate the results of such person with their own as a Subsidiary.

Junior Debt Payment means a High Yield Notes Payment or a KDHoldco Payment.

KDBS means Kabel Deutschland Breitband Services GmbH, Munich registered in the Commercial Register (Handelsregister) kept at the local court (Amtsgericht) of Munich under HRB 122932.

KDG Administration Distribution means a Permitted Distribution specified in paragraph (a)(iii)(C) of the definition of that term.

KDG Operating Distribution means a Permitted Distribution specified in paragraph (a)(iii)(A) or (a)(iii)(B) of the definition of that term.

KDHoldco means Kabel Deutschland Holding GmbH registered in the commercial register (Handelsregister) kept at the local court of Munich (Amtsgericht) under HRB 155690.

KDHoldco Notes means the notes issued by KDHoldco pursuant to an indenture dated on or around 10 December 2004 in an aggregate amount of e400,000,000.

KDHoldco Notes Payments means the repayment, prepayment or redemption of any KDHoldco Notes (including the payment of all accrued and unpaid interest to the date of repayment, prepayment or redemption, together with any required premium), the purchase (whether in an open market or otherwise) of KDHoldco Notes, any payment of additional amounts payable under the terms of the KDHoldco Notes and any payment of a waiver or consent fee to holders of KDHoldco Notes.

Lender means:

(a)           the Original Lender;

(b)           an Original Add-On Facility Lender; or

(c)           any person which becomes a Lender after the date of, and in accordance with the terms of, this Agreement,

but only for so long as it has any outstanding Commitment or participation in any Loan or Ancillary Outstanding or any amount is owed to it (whether actually or contingently) in its capacity as Lender.

Loan means the principal amount of each borrowing under a Facility or the principal amount outstanding of that borrowing and excludes in each case any Ancillary Outstandings.

Luxco means Cable Holding S.àr.l. registered at 31, boulevard Prince Henri, L-1724 Luxembourg under number R.C. Luxembourg B 91.941.

Majority Lenders means, at any time, Lenders:

(a)           the aggregate of whose shares in the outstanding Loans, Ancillary Outstandings and undrawn Commitments then represent 66 2/3 per cent. or more of the aggregate of all the outstanding Loans, Ancillary Outstandings and undrawn Commitments of all the Lenders;

(b)           if there is no Loan or Ancillary Outstanding then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)           if there is no Loan or Ancillary Outstanding then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

A Lender may by notice to the Facility Agent divide its Loans, Ancillary Outstandings or Commitments into separate amounts to reflect participation or similar arrangements and require such separate amounts to be counted separately.

Mandatory Cost means for any Lender the cost of complying with any reserve asset, liquidity, special deposit or other monetary or regulatory requirements affecting it, expressed as a percentage rate per annum, and, for a Lender participating through a Facility Office in the United Kingdom or a Participating Member State, those calculated by the Facility Agent in accordance with Schedule 4 (Calculation of the Mandatory Cost).

Margin means:

(a)           in respect of A Facility and B Facility subject to Clause 9.3 (Margin adjustments), for any amount (including an overdue amount) outstanding at any time 2.00 per cent. per annum; and

(b)           in respect of an Add-On Facility, the rate specified in (and if applicable adjusted in accordance with) the relevant Add-On Facility Accession Agreement.

Material Adverse Effect means any effect which, in the opinion of the Majority Lenders (acting reasonably):

(a)           is materially adverse to the ability of any Obligor to meet its payment obligations under the Finance Documents (taking into account resources available to it without breaching the terms of this Agreement including from other members of the Group);

(b)           is materially adverse to the business, assets, or financial condition of the Obligors taken as a whole; or

(c)           results in any of the Transaction Documents becoming ineffective or any of the Security Documents not creating the Security Interests they purport to create (in each case) to any material extent.

Material Group Member means an Obligor, the general partner of KDVS, any limited partner of KDVS or a Material Subsidiary;

Material Subsidiary means:

(a)           KDBS;

(b)           TKS; and

(c)           any other Subsidiary of KDG (other than an Unrestricted Subsidiary) whose gross assets, pre-tax profits or turnover equal or exceed 3 per cent. of the gross assets, Consolidated EBITDA or turnover of the Group.

For this purpose:

(a)           the gross assets, pre-tax profits and turnover of a Subsidiary of KDG will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the latest audited Accounts of the Group have been based;

(b)           if a Subsidiary of KDG becomes a member of the Group after the date on which the latest quarterly Accounts of the Group have been prepared, the gross assets, pre-tax profits and turnover of that Subsidiary will be determined from its latest financial statements (consolidated if it has Subsidiaries);

(c)           the gross assets, Consolidated EBITDA and turnover of the Group will be determined from its latest audited Accounts adjusted (where appropriate) to reflect the gross assets, pre-tax profits or turnover of any company or business subsequently acquired or disposed of; and

(d)           the pre-tax profits of a Subsidiary (or a company or business subsequently acquired or disposed of) will be determined on the same basis as Consolidated EBITDA except that references to KDG will be construed as references to that Subsidiary, company or business, provided that certification by the Auditors that a Subsidiary is a Material Subsidiary will, in the absence of manifest error, be conclusive.

Maturity Date means, for a B Facility Loan, the last day of its Term.

Moody’s means Moody’s Investor Services, Inc., or any successor thereto.

Net Proceeds has the meaning given to it in Clause 8.3 (Mandatory prepayment - third party receipts).

New Limited Partnership means a limited partnership (Kommanditgesellschaft) which is a direct or indirect wholly-owned Subsidiary of KDG and which complies with the terms of Clause 19.20(c) (Holding Companies).

New Regco means Kabel Deutschland Vermögen GmbH & Co. KG, registered in the commercial register (Handelsregister) kept at the local court (Amtsgericht) of Munich under registration number HRA 84511.

Obligor means KDG or a Borrower.

Obligor Accession Deed means a deed substantially in the form of Schedule 8 (Form of Obligor Accession Deed), with such amendments as the Facility Agent and KDG may agree.

Original Add-On Facility Lender means a person which becomes a Lender under an Add-On Facility pursuant to Clause 2.4 (Additional Facilities).

Original Obligor means KDG or KDVS.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Permitted Acquisition means any acquisition by KDVS or any of its wholly-owned Subsidiaries (which is a newly incorporated or established special purpose company or partnership whose only business is to act as a holding company) other than an Unrestricted Subsidiary for cash of any issued voting share capital or other ownership interests in a limited liability company or limited liability partnership or of any existing business carried on as a going concern where the acquired company or partnership and each of its material Subsidiaries carries on its business, or the acquired business is carried on, principally in the Core Business in Germany provided that:

(a)           no Event of Default is outstanding immediately prior to making, or legally committing to make, such acquisition or will result from making the acquisition;

(b)           to the extent lawful, security is given over the shares of the acquired company or the interest in the partnership (in each case, to the extent directly owned by KDVS and to the extent the acquired entity is a member of the Group) and (if merged into KDVS) its assets or the assets of that business upon or immediately following the acquisition in favour of (and in form and substance satisfactory to) the Security Agent acting reasonably having regard to the Security Principles (or as otherwise provided in this Agreement) for the Finance Parties by the relevant member of the Group;

(c)           the Acquisition Consideration for such acquisition does not exceed, when aggregated with the Acquisition Consideration for each other such acquisition since the date of this Agreement, €800,000,000; and

(d)           prior to making any Permitted Acquisition where the Acquisition Consideration for such acquisition exceeds e50,000,000, KDG delivers to the Facility Agent not later than ten Business Days before legally committing to make such acquisition a certificate signed by two directors of KDG (one of whom must be the Chief Financial Officer):

(i)            attaching a copy of the forecasted consolidated financial statements for the Group for the next 12 months on a pro forma basis taking into account the proposed acquisition;

(ii)           attaching a copy of the latest audited accounts (or if not available management accounts) of the target entity or business (or if not available, such accounts as are available (whether or not audited) relating to the target business or the legacy business as it existed prior to the prospective sale of the target entity or business);

(iii)          setting out pro forma calculations of the financial covenants in Clause 18 (Financial covenants) for the four quarterly Accounting Periods following the date of the intended acquisition showing that KDG will be in compliance with those covenants for those periods (taking into account any Eligible Cost Savings and adjusting for the acquired entity’s or business’s EBITDA);

(iv)          setting out pro forma calculations for the four quarterly Accounting Periods following the date of the intended acquisition showing that the target entity or business will be cashflow positive (defined as the acquired entity’s or business’ Consolidated EBITDA less Capital Expenditure incurred by the target entity or business, calculated on a pro forma basis by adjusting for the acquisition of that entity or business by KDVS and taking account of Eligible Cost Savings) for such periods; and

(v)           attaching copies of legal and accounting due diligence reports in respect of the acquisition.

Permitted Distribution means:

(a)           the payment of any dividend or other distribution, the making of any loan or the repayment or prepayment of any amount outstanding under any Shareholder Loan (a distribution), in each case, where such payment is made in cash, by:

(i)            KDG to any of its Holding Companies in a maximum aggregate amount of up to e60,000,000 from cash that would otherwise be available to finance Unrestricted Subsidiary Funding;

(ii)           KDVS or any Subsidiary of KDVS to KDG to enable KDG:

(A)          to make payments as they fall due in respect of liabilities incurred in connection with the activities permitted by Clause 19.20(a)(vi) (Holding Companies) in an aggregate amount of up to e45,000,000 in any annual Accounting Period;

(B)           to make any other payments as they fall due in respect of liabilities incurred in connection with the activities permitted by Clause 19.20(a)(vii) (Holding Companies), provided that the aggregate amount of such expenditure together with any expenditure falling within sub-paragraph (A) above in any annual Accounting Period, shall not exceed e45,000,000;

(C)           to make any other payments permitted by the Priority Agreement; and

(D)          to make Junior Debt Payments permitted by Clause 8.5(c) (Voluntary prepayment),

provided that, in each case, such amounts may not be used by KDG for any other purpose;

(iii)          KDG to any of its Holding Companies (using the proceeds of any payment received by KDG under sub-paragraph (ii)(A) above) to enable such Holding Companies to fund administrative, legal and related expenses, in an aggregate amount not exceeding €2,000,000 in any annual Accounting Period;

(b)           any reasonable payment to a director of a member of the Group in his capacity as a director in the ordinary course of his employment and the payment of monitoring fees payable to the Investors, provided that the aggregate of all such payments in any annual Accounting Period must not exceed e5,000,000;

(c)           any reasonable fee paid by KDG for corporate advisory work (other than any transaction which may be financed under this Agreement using A Facility Loans) provided on arm’s length terms in the ordinary course of business;

(d)           the repayment by KDG of any Shareholder Loan from any Holding Company of KDG, provided such Holding Company simultaneously contributes the amount of such repayment to the equity of KDG;

(e)           in case a profit and loss pooling agreement has been entered into between KDG and KDHG in order to establish a fiscal unity (Organschaft) for tax purposes between KDG and KDHoldco (a Profit and Loss Pooling Agreement), a distribution by withdrawal (Entnahme) by KDVS to KDG and/or KDHoldco of an amount equal to the expected accounting loss of KDG provided that the cash payment related to such distribution by withdrawal shall not exceed the amount required by KDG or KDHoldco to settle its tax payment obligation or, in the case of KDG only, its payment obligations towards third parties.  The remainder of such distribution by withdrawal shall be settled by the requisite book entries on intercompany accounts;

(f)            the payment of any dividend by KDG following a Permitted Exit, provided that:

(i)            (A)          the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA for the most recent Test Period (the Relevant Test Period) in respect of which a Compliance Certificate has been delivered is, immediately before such dividend is declared, and will be, immediately after such dividend is paid, less than 3:1; or

(B)           the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA for the Relevant Test Period is, immediately before such dividend is declared, and will be, immediately after such dividend is paid, less than 3.75:1 and the ratio of Consolidated Senior Borrowings to Consolidated EBITDA for the Relevant Test Period is, immediately before such dividend is declared, and will be, immediately after such dividend is paid, less than 1.75:1 and at least e500,000,000 of the proceeds of the Permitted Exit have been applied in prepayment of the Term Loans (with the A Facility Loans being prepaid in a proportion no less than pro rata to the Additional Facility Loans); or

(C)           immediately before such dividend is declared, KDG has a credit rating in respect of its long term unsecured debt obligations of at least BBB- and Baa3 from S&P and Moody’s respectively provided that if such credit rating is BBB- and Baa3, KDG also has a stable outlook and provided further that such dividend is consistent (including the amount to be paid) with the stated dividend policy of KDG supplied to S&P and Moody’s for the purpose of determining the credit rating of KDG; and

(ii)           prior to declaring such dividend, KDG delivers to the Facility Agent a certificate signed by two directors of KDG (one of whom must be the Chief

Financial Officer) setting out pro forma calculations of the financial covenants in Clause 18 (Financial covenants) for the four quarterly Accounting Periods to end following the payment of the proposed dividend showing that KDG will be in compliance with the covenants for those periods.

Permitted Exit means the sale, issue or listing of at least 20 per cent. of the total issued share capital of KDG or any of its Holding Companies, in each case by way of flotation, public rights issue, public placing, listing or other public offering on a recognised exchange in the European Union or in the United States of America.

Permitted Investment Basket has the meaning given to it in Clause 19.31 (Unrestricted Subsidiaries).

Permitted KDG Debt means Compliant KDG Debt issued by KDG or any Issuer.

Permitted Reorganisation means:

(a)           the merger of any member of the Group (other than KDG) (directly or indirectly) into KDVS where KDVS is the surviving entity and, if the liabilities of the acquired company exceed its assets by more than e10,000,000 or if such merger would result in a negative impact on the cashflow of KDVS during the life of the Facilities in an amount of e10,000,000 or more, the Majority Lenders have agreed to such merger;

(b)           any other reorganisation of one or more members of the Group approved by the Facility Agent acting on the instructions of the Majority Lenders;

(c)           any solvent liquidation of a member of the Group (other than an Obligor); and

(d)           any merger of any member of the Group (other than KDG or KDVS) with any other member of the Group (other than KDG or KDVS).

Priority Agreement means the Existing Priority Agreement amended on a basis consistent with the Agreed Priority Agreement Principles after the date of this Agreement.

Rate Fixing Day means the second TARGET Day before the first day of a Term or such other day as the Facility Agent determines is generally treated as the rate fixing day in the relevant currency by market practice in the relevant interbank market.

Reconciliation Statement has the meaning given to it in Clause 17.2 (Form and scope of financial statements).

Recovery Event has the meaning given to it in Clause 8.3 (Mandatory prepayment - third party receipts).

Reference Banks means, in relation to EURIBOR and Mandatory Cost, the principal office in London of the Facility Agent and such other Lenders as the Mandated Lead Arranger (in consultation with KDG) may appoint on or before the Syndication Date or such other banks as may be appointed by the Facility Agent in consultation with KDG under this Agreement.

Relevant Entity means, if the relevant entity:

(a)           is incorporated as a GmbH, such GmbH; or

(b)           is incorporated as a GmbH & Co. KG, such GmbH & Co. KG’s general partner (Komplementär).

Repeating Representations means at any time the representations and warranties which are made or deemed to be repeated at that time under Clause 16.25 (Times for making representations and warranties).

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Reservations means:

(a)                                  the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

(b)                                 the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(c)                                  the time barring of claims under applicable limitation laws (including the Limitation Acts), the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim;

(d)                                 in respect of the validity and enforceability of German law governed contractual obligations the German principle of good faith (Treu und Glauben), and any equivalent defences available to any Obligor under the law of any other applicable jurisdiction in relation to contractual obligations governed by such law;

(e)                                  the principle that where a party to an agreement is vested with a discretion or may determine a matter in its opinion, the exercise of such discretion or determination of opinion may be subject to challenge before the courts if it can be shown that such discretion should have been exercised reasonably or such opinion based on reasonable grounds;

(f)                                    that where any provision of the agreement provides that certain certifications or determinations will be conclusive and binding, this will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party;

(g)                                 that any provision of the agreement stating that a notice or other expression of an intention or instruction or power of attorney is irrevocable may be open to challenge in circumstances where there have been material changes in the underlying situation;

(h)                                 the limitation on enforcement of any contractual provision conferring or imposing a remedy, an obligation or penalty upon default if such remedy, obligation or penalty were construed by a court as constituting an excessive pecuniary remedy;

(i)                                     in respect of German law security granted in favour of future pledgees, that such security may not be validly created and therefore may not be enforceable, but any such invalidity would, however, not affect the validity of the security created in favour of the original pledgees including in respect of the pledges created in favour of the Security Agent as joint and several creditor under the Finance Documents; and

(j)                                     any other general principles which are set out as qualifications as to matters of law in the legal opinions delivered to the Facility Agent under Schedule 2 (Conditions precedent documents).

RKS means RKS Niedersächsische Kabel-Servicegesellschaft mbH & Co. KG.

Rollover Loan means one or more Loans under the B Facility:

(a)                                  to be made on the same day that a maturing Loan under that Facility is due to be repaid;

(b)                                 the aggregate amount of which is equal to or less than the maturing Loan; and

(c)                                  to be made to the same Borrower for the purpose of refinancing the maturing Loan.

S&P means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, or any successor thereto.

Screen Rate means the percentage rate per annum, determined by the Banking Federation of the European Union, for euros for the Term displayed on the appropriate page of the Telerate screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with KDG and the Lenders) may specify another page or service displaying the appropriate rate.

Second Limited Partnership means Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG registered in the commercial register (Handelsregister) kept at the local court (Amtsgericht) of Munich under HRA 84369.

Security Document means:

(a)                                  each document referred to in Schedule 6 (Security Documents) or entered or required to be entered into pursuant to Clause 19.28 (Security); and

(b)                                 any other document evidencing or creating any guarantee or security over any asset of any Obligor to secure any obligation of any Obligor to a Finance Party under the Finance Documents.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment by way of security, hypothecation, reservation of title or other security interest or any other agreement or arrangement having a similar effect.

Security Principles has the meaning given to that term in Schedule 12 (Security Principles).

Senior Discharge Date has the meaning given to it in the Priority Agreement.

Service Level Agreements means, the service level agreements set forth in the documents listed in Schedule 10 (Service Level Agreements) in each case any amended, supplemented or replacement agreement.

Shareholder Loan means, any loan made by KDHG or any other Holding Company of KDG, to KDG which is made on terms permitted by, and subordinated in accordance with the terms of, the Priority Agreement.

Subsidiary means:

(a)                                  an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise; or

(b)                                 an entity consolidated for the purpose of the financial statements of any person pursuant to the Accounting Principles.

Syndication Date means up to two dates specified by the Facility Agent as the date any syndication agreement is to be signed in respect of general syndication of the Facilities.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Credit means a credit against any Tax or any relief or remission for or rebate of Tax (or its repayment).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under any Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Telecoms and Broadcasting Laws means any regulation applicable to telecommunications, broadcasting or cable business operating in the European Community or Germany.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Term Loans means A Facility Loans and Additional Facility Loans.

Test Period has the meaning given to such term in Clause 18 (Financial covenants).

TKS means TKS Telepost Kabel-Service Kaiserslautern GmbH & Co. KG registered in the commercial register (Handelsregister) kept at the local court (Amtsgericht) of Kaiserslautern under HRA 2278.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Total A Facility Commitments means the aggregate of the A Facility Commitments of all the Lenders.

Total Add-On Facility Commitments means in relation to the Add-On Facility, the aggregate for the time being of the Add-On Commitments for the Add-On Facility.

Total B Facility Commitments means the aggregate of the B Facility Commitments of all the Lenders.

Transaction Documents means:

(a)                                  the Finance Documents; and

(b)                                 the Investor Documents.

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and KDG.

Transfer Date means, in respect of a Transfer Certificate, the later of:

(a)                                  the proposed Transfer Date specified in that Transfer Certificate; and

(b)                                 the date on which the Facility Agent executes that Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or to benefit from fluctuations in any rate, price, index or credit rating.

U.K. means the United Kingdom of Great Britain and Northern Ireland.

Unrestricted Subsidiary means any Subsidiary of KDVS or KDG (which is not an Obligor) nominated by KDVS to the Facility Agent at any time when no Event of Default is outstanding.

Unrestricted Subsidiary Funding has the meaning given to it in Clause 19.31 (Unrestricted Subsidiaries).

Utilisation Date means each date on which a Facility is utilised by the drawing of a Loan.

1.2                               Construction

(a)                                  In this Agreement, unless the contrary intention appears, a reference to:

(i)            a document being in the agreed form means that such document is in a form previously agreed in writing by or on behalf of KDG and the Facility Agent or if not so agreed is in the form specified by the Facility Agent;

(ii)           an amendment includes an amendment, supplement, novation, re-enactment, replacement, restatement or variation and amended will be construed accordingly;

(iii)          assets includes businesses, undertakings, securities, properties, revenues or rights of every description and whether present or future, actual or contingent;

(iv)          an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(v)           disposal means a sale, transfer, assignment, grant, lease, licence or other disposal, whether voluntary or involuntary and whether pursuant to a single transaction or a series of transactions, and dispose will be construed accordingly;

(vi)          guarantee means any guarantee, bond, letter of credit, indemnity or similar assurance against financial loss, or any other legally binding obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person, where, in each case, that obligation is assumed in order to maintain or assist the ability of that person to meet all or any of its indebtedness;

(vii)         incorporation includes the formation or establishment of a partnership or any other person and incorporate and incorporated will be construed accordingly;

(viii)        indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(ix)           jurisdiction of incorporation includes any jurisdiction under the laws of which a person is incorporated;

(x)            know your customer requirements are the checks that a Finance Party requests in order to meet its obligations under applicable money laundering regulations to identify a person who is (or is to become) its customer;

(xi)           a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(xii)          a regulation includes any regulation, rule, order, official directive, request or guideline (in each case, whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiii)         a currency is a reference to the lawful currency for the time being of the relevant country;

(xiv)        a Default or an Event of Default being outstanding means that it has not been remedied or expressly waived in writing in accordance with Clause 26.4 (Waivers and remedies cumulative);

(xv)         a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xvi)        a Clause or a Schedule is a reference to a clause or schedule to this Agreement;

(xvii)       a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xviii)      words importing the singular include the plural and vice versa;

(xix)         a Transaction Document or another document includes (but without prejudice to any prohibition on amending that Transaction Document) all amendments however fundamental to that Transaction Document or other document, including any amendment providing for an increase in the amount of a facility or any additional facility;

(xx)          if it is stated that the Majority Lenders are required to act “reasonably”, that shall mean that each Lender is required to act reasonably; and

(xxi)         a time of day is a reference to London time.

(b)                                 Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)            if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)           if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)          notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)                                  Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of that Finance Document.

(d)                                 Unless the contrary intention appears:

(i)            a reference to a Party will not include that party if it has ceased to be a party under this Agreement;

(ii)           a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;

(iii)          if there is an inconsistency between this Agreement and another Finance Document, this Agreement will prevail unless that other Finance Document is the Priority Agreement, in which case the Priority Agreement will prevail;

(iv)          any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be or is capable of becoming outstanding under the Finance Documents; and

(v)           any obligation of an Obligor under the Finance Documents not to do something includes an obligation on that Obligor not to contract or agree to do that thing unless such contract or agreement is conditional on the Senior Discharge Date or on the approval of the Lenders or the Majority Lenders (as required under this Agreement).

(e)                                  No part of this Agreement is intended to or shall create a registrable Security Interest.

(f)                                    The index to and headings in this Agreement do not affect its interpretation.

2.                                      FACILITIES

2.1                               A Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Total A Facility Commitments.

2.2                               B Facility

Subject to the other terms of this Agreement, the Lenders make available a revolving credit facility in an aggregate amount equal to the Total B Facility Commitments.

2.3                               Ancillary Facilities

Subject to the terms of this Agreement, provision may be made for the establishment of Ancillary Facilities in place of all or any part of one or more Lenders’ B Facility Commitments.

2.4                               Additional Facilities

(a)                                  KDG and KDVS may at any time establish or enter into an Additional Facility.

(b)                                 Subject to paragraph (c) any person will, subject to the terms of this Agreement, become an Add-On Facility Lender by delivering to the Facility Agent an Add-On Facility Accession Agreement duly completed and executed by that person, KDG and the relevant Borrower.  Once the Facility Agent signs the Add-On Facility Accession Agreement, that person shall become an Add-On Facility Lender on the date specified in the Add-On Facility Accession Agreement.

(c)                                  Subject to paragraph (d), the Facility Agent must sign any Add-On Facility Accession Agreement delivered to it by KDG or an Add-On Facility Lender.

(d)                                 The Facility Agent is not obliged to sign an Add-On Facility Accession Agreement until it has completed all know your customer requirements to its satisfaction in respect of the proposed Add-On Lender.

(e)                                  Upon the relevant person becoming an Add-On Facility Lender, the Total Commitments shall be increased by the amount set out in the relevant Add-On Facility Accession Agreement as that Add-On Facility Lender’s Commitment.

(f)                                    Each Add-On Facility Lender will grant to the relevant Borrower a loan facility in the amount specified in the relevant Add-On Facility Accession Agreement in euros during the Add-On Facility Availability Period specified in the Add-On Facility Accession Agreement, subject to the terms of this Agreement.

(g)                                 KDG must ensure that the Finance Parties and any arranger, underwriter, agent, trustee (including in respect of notes, bonds or other securities) or similar person acting or lending in connection with an Additional Facility are granted a Security Interest over the assets acquired with the proceeds of the Additional Facility, having regard to the Security Principles, under which their outstanding liabilities rank pari passu (except to the extent any lower ranking or subordination for an Additional Facility is agreed between KDG and all the creditors of that Additional Facility).

2.5                               Nature of a Finance Party’s rights and obligations

Unless otherwise agreed by all the Finance Parties:

(a)                                  the obligations of a Finance Party under the Finance Documents are several;

(b)                                 failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)                                  no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)                                 the rights of a Finance Party under the Finance Documents are separate and independent rights; and

(e)                                  a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

3.                                      PURPOSE

3.1                               A Facility Loans

The A Facility Loans may only be used by KDVS for the purpose of repaying the Existing Facility.

3.2                               B Facility Loans

Each B Facility Loan may only be used for the purpose of repaying the Existing Facility and thereafter, for general corporate purposes of the Group.

3.3                               Additional Facilities

An Additional Facility may only be used for the purpose of funding a Permitted Acquisition.

3.4                               No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of a Facility and no Finance Party will be responsible for, or for the consequences of, such utilisation.

4.                                      CONDITIONS PRECEDENT

4.1                               Initial conditions precedent

Neither an A Facility Loan nor a B Facility Loan may be made until the Facility Agent has notified KDG and the Lenders that it has received in form and substance satisfactory to the Facility Agent (acting reasonably) all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions Precedent Documents).

4.2                               Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)                                  other than in the case of a Rollover Loan, the Repeating Representations are correct in all material respects;

(b)                                 other than in the case of a Rollover Loan, no Default has occurred;

(c)                                  in the case of a Rollover Loan, no notice under Clause 20.20(b), (c) (in respect of B Facility) or (d)(i) (Acceleration) has been given to KDG; and

(d)                                 in the case of an A Facility Loan, the Facility Agent has received, in form and substance satisfactory to it (acting reasonably), a certificate from the Geschäftsführer of the proposed Borrower of the relevant Loan confirming that that Borrower is not overindebted (Überschuldung) for the purposes of German insolvency law and attaching an insolvency balance sheet prepared by the relevant Borrower on a going concern basis evidencing that there is no such overindebtedness.

4.3                               Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result of making the utilisation requested, there would be more than seven A Facility Loans, or seven B Facility Loans outstanding.

5.                                      UTILISATION - LOANS

5.1                               Giving of Requests

(a)                                  A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)                                 Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing or, by such time as the Original Lender and the Facility Agent may agree with KDG.

(c)                                  Each Request is irrevocable.

5.2                               Completion of Requests

A Request for a Loan will not be duly made unless:

(a)                                  it identifies the Borrower and the purpose for which the Loan is to be utilised;

(b)                                 it identifies the Facility (or Facilities) under which the Loan is to be made;

(c)                                  the Utilisation Date is a Business Day falling within the relevant Availability Period;

(d)                                 the amount of each Loan requested is a minimum of e5,000,000 or such other lower amount as the Facility Agent may agree; and

(e)                                  the proposed Term complies with this Agreement.

No more than one Request may be delivered on any one day by any one Borrower, but that Request may specify any number of Loans under the Facilities.

5.3                               Advance of Loan

(a)                                  The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)                                 The amount of each Lender’s share of each Loan will be equal to the proportion of that Loan which that Lender’s undrawn Commitment under the relevant Facility bears to the aggregate undrawn Commitments under that Facility on the proposed Utilisation Date.

(c)                                  No Lender is obliged to participate in a Loan if as a result:

(i)                                     its share in the outstanding Loans under the relevant Facility would exceed its Commitment for that Facility; or

(ii)                                  the outstanding Loans under the relevant Facility would exceed the Total Commitments for that Facility.

(d)                                 If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the Utilisation Date.

6.                                      ANCILLARY FACILITIES

6.1                               Availability

(a)                                  If KDG and a Lender agree and subject as provided below, that Lender may provide an Ancillary Facility on a bilateral basis to KDVS in place of all or part of that Lender’s B Facility Commitment. The aggregate Ancillary Commitments of the Lenders shall not at any time exceed e150,000,000.

(b)                                 An Ancillary Facility may not be made available unless the Facility Agent has received from KDG not less than 10 Business Days (or such lesser period as the Facility Agent may agree) prior to the proposed start date for that Ancillary Facility:

(i)                                     a notice in writing requesting the establishment of an Ancillary Facility by the conversion of any Lender’s undrawn B Facility Commitment (or part of that Commitment) into an Ancillary Commitment and specifying:

(A)                              the start date and expiry date of the Ancillary Facility;

(B)                                the type of Ancillary Facility being provided;

(C)                                the identity of the Ancillary Lender; and

(D)                               the applicable Ancillary Commitment (which must be in euros) and the net limit of the Ancillary Outstandings and the gross limit applicable thereto;

(ii)                                  a copy of any relevant Ancillary Facility Documents; and

(iii)                               any other information which the Facility Agent may reasonably require in connection with the Ancillary Facility.

(c)                                  Unless the Facility Agent (acting reasonably) objects to the establishment of the Ancillary Facility because it does not comply with the provisions of Clause 6.2 (Terms of Ancillary Facilities), then:

(i)                                     the Lender concerned will become an Ancillary Lender; and

(ii)                                  the Ancillary Facility will be available,

with effect from the date agreed by KDG and the Ancillary Lender.

(d)                                 The Facility Agent must promptly notify the other Lenders of the matters referred to in paragraph (b) above.

(e)                                  No amendment or waiver of a term of an Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment or waiver of or under this Agreement (including, for the avoidance of doubt, under this Clause) in which case the provisions of this Agreement with regard to amendments and waivers will apply.

6.2          Terms of Ancillary Facilities

(a)           Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and KDG.

(b)           However, those terms:

(i)            must be based upon normal commercial terms at that time;

(ii)           must only allow KDVS to use the Ancillary Facility;

(iii)          must not allow the Ancillary Outstandings to exceed the Ancillary Commitment (and if Ancillary Outstandings are calculated on a net basis must not allow the aggregate gross outstandings under the Ancillary Facility to exceed the amount approved by the Facility Agent);

(iv)          must not allow the Ancillary Commitment of a Lender to exceed the undrawn B Facility Commitment of that Lender (before reduction on account of the Ancillary Commitment); and

(v)           must ensure that the Ancillary Commitment is cancelled, and that all Ancillary Outstandings are repaid or cash-collateralised in full, not later than the Facility B Final Maturity Date.

(c)           In the event of any conflict between the terms of an Ancillary Facility Document and any of the other Finance Documents, the terms of the relevant other Finance Document shall prevail.

6.3          Revolving Credit Commitment

An Ancillary Lender’s B Facility Commitment at any time shall be reduced by the amount of its Ancillary Commitment in force at that time and increased by the amount of its Ancillary Commitment cancelled from time to time.

6.4          Refinancing of Ancillary Facility

(a)           No Ancillary Lender may cancel any of its Ancillary Commitment or demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit), unless:

(i)            the B Facility Commitments have been cancelled in full, or the Facility Agent has declared all outstanding Loans under the B Facility immediately due and payable; or

(ii)           the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a B Facility Loan and the Ancillary Lender gives sufficient notice to enable a B Facility Loan to be made to refinance those Ancillary Outstandings.

(b)           For the purposes of determining whether or not the Ancillary Outstandings under that Ancillary Facility can be refinanced by a B Facility Loan:

(i)            the B Facility Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii)           the B Facility Loan may (provided that sub-paragraph (a)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.3 (Maximum number), Clause 5.2(d) (Completion of Requests) or Clause 5.2(e) (Completion of Requests) applies.

(c)           On the making of a B Facility Loan made to refinance Ancillary Outstandings:

(i)            each Lender will participate in that B Facility Loan in such amount (as determined by the Facility Agent) as will result as nearly as possible in the aggregate amount of its participation in the B Facility Loans then outstanding bearing the same proportion to the aggregate amount of the B Facility Loans then outstanding as its B Facility Commitment bears to the aggregate of the B Facility Commitments; and

(ii)           the refinanced Ancillary Facility shall be cancelled.

6.5          Information

Each Obligor and each Ancillary Lender must, promptly upon request by the Facility Agent, supply the Facility Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Facility Agent may reasonably request.

7.             REPAYMENT

7.1          Repayment of A Facility Loans

(a)           The Borrowers must repay each A Facility Loan in full on the Facility A Final Maturity Date.

(b)           Any amount repaid under paragraph (a) above may not be re-borrowed.

7.2          Repayment of B Facility Loans

(a)           Each Borrower must repay each Facility B Loan made to it in full on its Maturity Date.

(b)           Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

(c)           Without prejudice to any Borrower’s obligation to repay the full amount of each B Facility Loan on its Maturity Date, on the date of any Rollover Loan drawn by any Borrower, the amount of the B Facility Loan to be repaid and the amount to be drawn down by such Borrower on such date shall be netted off against each other so that the amount of cash which such Borrower is actually required to repay or, as the case may be, the amount of cash which the Lenders are actually required to pay to such Borrower, shall be the net amount.

(d)           Any amount of any B Facility Loan outstanding on the Facility B Final Maturity Date shall be repaid on the Facility B Final Maturity Date.

7.3          Repayment of Add-On Facility Loans

(a)           Each Borrower must repay each Add-On Facility Loan made to it in full on its Final Maturity Date (as set out in the relevant Add-On Facility Accession Agreement).

(b)           Any amount repaid under paragraph (a) above may not be re-borrowed.

8.             PREPAYMENT AND CANCELLATION

8.1          Mandatory prepayment - illegality

(a)           A Lender must promptly notify KDG (with a copy to the Facility Agent) if it becomes aware that it is or has become unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)           After notification under paragraph (a) above:

(i)            each Borrower must repay or prepay the share of that Lender in each Loan utilised by it on the date specified in paragraph (c) below; and

(ii)           the Commitments of that Lender will be immediately cancelled.

(c)           The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)            the last day of the current Term of that Loan; or

(ii)           if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

8.2          Mandatory prepayment - change of control, flotation or sale of business

(a)           For the purposes of this Clause:

a change of control occurs if:

(i)            during the period prior to a Permitted Exit, the Investor does not or ceases to hold legally and beneficially, directly or indirectly, and have the right to vote as they see fit at least fifty point one per cent. (50.1%) in aggregate of the issued voting share capital (or equivalent) of KDG; or

(ii)           after a Permitted Exit, any person or a group of persons acting in concert (other than any Original Investor or combination of them) gains control of more than 30 per cent. of the issued voting share capital (or equivalent) of KDG;

acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal).

(b)           If:

(i)            there is a sale of all or substantially all of the assets or business of the Group; or

(ii)           a change of control occurs,

then:

(A)          the Total Commitments shall be immediately cancelled; and

(B)           all outstanding Loans, together with accrued and unpaid interest and all other amounts accrued and outstanding under the Finance Documents, shall become immediately due and payable.

8.3          Mandatory prepayment - third party receipts

(a)           In this Clause:

(i)            Net Proceeds in relation to any disposal of an asset or any claim under any contract of insurance,  by a member of the Group, means the amount received in Cash or Cash Equivalents (or other instruments which upon receipt are readily convertible into Cash on reasonable commercial terms) by a member of the Group in respect of such disposal or claim:

(A)          including the amount of any intercompany loan repaid to continuing members of the Group;

(B)           treating any amount owing to and set off by any purchaser of assets as consideration received in Cash;

(C)           treating consideration initially received in a form other than Cash, Cash Equivalents or such other instruments as being received when and if that consideration is converted into Cash or Cash Equivalents or becomes readily so convertible on reasonable commercial terms;

(D)          after deducting Taxes (and amounts reasonably reserved in respect of Taxes) payable by members of the Group in respect of that disposal; and

(E)           after deducting proper costs and reasonable expenses (including any redundancy costs) incurred by members of the Group directly in connection with that disposal.

(ii)           Recovery Event means:

(A)          the disposal of an asset or business to a person who is not a member of the Group, other than:

I.             where the Net Proceeds of the disposal of such asset are, or are committed within 12 months to be, reinvested for use in the Group’s business within 12 months (and if committed to be reinvested, are actually reinvested within 18 months) of receipt of such Net Proceeds;

II.            any disposal referred to in sub-paragraphs (i) to (iii) and (v) to (xvi) (inclusive) of Clause 19.7(b) (Disposals); or

III.           any disposal or series of related disposals in respect of which the Net Proceeds are less than €25,000,000; or

(B)           a claim by a member of the Group under any contract of insurance arising in respect of damage or destruction of assets, other than where the Net Proceeds:

I.              are, in aggregate, less than €10,000,000 in any financial year; or

II.            are to be, or are committed to be, applied within 12 months of the occurrence of the event giving rise to such claim in reinstating or replacing (on a like for like basis) any asset, or applied in defraying the loss or liability, to which the claim relates.

(b)           KDG shall ensure the immediate application in or towards prepaying Loans of an amount equal to the Net Proceeds from a Recovery Event (in accordance with Clause 8.9 (Application between Facilities)). KDG must notify the Facility Agent, promptly upon becoming obliged to procure the prepayment of Loans pursuant to this paragraph (b), of the identity of the Borrowers which will make the prepayment, and which Loans will be prepaid.

(c)           Any prepayment under this Clause must be made on or before the last day of the Term(s) of the Loan(s) to be prepaid current at the time the relevant Net Proceeds were received or recovered.

8.4          Mandatory prepayment - market issue

(a)           Upon any initial public offering, listing, public offering or flotation of any share or equity securities by KDG or any Holding Company of KDG (a Market Issue), KDG shall (if immediately prior to receiving the Net Consideration from the Market Issue the ratio of Consolidated Senior Net Borrowings to Consolidated EBITDA for the most recent Test Period in respect of which a Compliance Certificate has been delivered (the relevant test period) is greater than or equal to 2:1), subject to paragraph (e) and (f) below ensure that an amount equal to:

(i)            fifty per cent. of such Net Consideration; or

(ii)           such lower percentage of the Net Consideration which, after application in accordance with this paragraph (a), would have resulted in the ratio of Consolidated Senior Net Borrowings to Consolidated EBITDA for the relevant test period (calculated as if Consolidated Senior Net Borrowings for that relevant test period were not undertaken by the amount of the Net Consideration to be applied) to be 2:1, shall be applied in or towards repayment or prepayment of the Loans (in accordance with Clause 8.9 (Application between Facilities)).

(b)           KDG must notify the Facility Agent, promptly upon becoming obliged to procure the prepayment of Loans pursuant to this Clause 8.4, of the identity of the Borrower(s) which will make the prepayment, and which Loans will be prepaid.

(c)           For the purposes of this Clause, Net Consideration means the Cash or Cash Equivalents (or other instruments which upon receipt are readily convertible into Cash on reasonable commercial terms) received by KDG or the Holding Company of KDG (in each case) that issued the shares or equity securities constituting the Market Issue after deducting fees, expenses and Taxes (and amounts reasonably reserved in respect of Taxes) payable by members of the Group in respect of the Market Issue.

(d)           Any prepayment under this Clause must be made on or before the last day of the then current Term(s) of the Loans in which the Net Consideration is received.

(e)           KDG will not be required to apply such Net Consideration in repayment or prepayment of the Loans to the extent that it is applied to make Junior Debt Payments or is, or is committed to be, reinvested for use in the Group’s business within 12 months (and if committed to be reinvested, is actually reinvested within 18 months) of receipt of such Net Consideration.

(f)            This Clause 8.4 will apply only in respect of the first Market Issue after the date of the first Utilisation under this Agreement.

8.5          Voluntary prepayment

(a)           Subject as provided in this Clause, any Borrower may, by giving not less than five Business Days’ prior notice to the Facility Agent, prepay (or procure prepayment of) any Loan at any time in whole or in part.

(b)           A prepayment of part of a Loan must be in a minimum amount of e10,000,000 and an integral multiple of e5,000,000 or such lesser amount as may be outstanding or such other amount as may be agreed by the Facility Agent (acting on the instructions of the Majority Lenders).

(c)           KDG may at any time make any Junior Debt Payment so long as (after giving effect to such payment) the ratio of the aggregate amount of Junior Debt Payments made since the date of this Agreement to the aggregate amount of Relevant Senior Debt Payments made since the date of this Agreement does not exceed the Permitted Ratio (calculated at the time of such payment).  The Junior Debt Payments permitted under this Clause 8.5 must not exceed e200,000,000 over the life of the Facilities.

(d)           For the purpose of Clause 8.5(c):

(i)            Permitted Ratio means:

(A)	when the aggregate amount of Qualifying Senior Debt is less than or equal to €1,350,000,000, 1:1;
and

(B)	at any other time, 1:	A	where A is the aggregate of the then outstanding Term Loans
1,350,000,000
and the Total B Facility Commitments;

(ii)           Qualifying Senior Debt means the aggregate amount of all outstanding Term Loans and the uncancelled Total B Facility Commitments (whether or not drawn); and

(iii)          Relevant Senior Debt Payments means voluntary prepayments of Term Loans and voluntary cancellations of the Total B Facility Commitments.

8.6          Automatic cancellation

The Commitments of each Lender under each Facility will be automatically cancelled at the close of business in London on the last day of the Availability Period for that Facility to the extent undrawn at that date.

8.7          Voluntary cancellation

(a)           KDG may, by giving not less than two Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)           Partial cancellation of the Commitments under any Facility pursuant to this Clause must be in a minimum amount of e10,000,000 and an integral multiple of e5,000,000 or such lesser amount as may be undrawn and uncancelled or such other amount as may be agreed by the Facility Agent (acting on the instructions of the Majority Lenders).

(c)           Any cancellation in part of the Commitments under any Facility pursuant to this Clause will be applied against the Commitment of each Lender in that Facility pro rata.

8.8          Involuntary prepayment and cancellation

(a)           If an Obligor is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, KDG may, whilst the requirement continues, give notice to the Facility Agent requesting prepayment by the relevant Borrower of that Lender’s share of the affected Loans utilised by that Borrower and cancellation of the corresponding Commitments of that Lender.

(b)           After notification under paragraph (a) above:

(i)            that Borrower must repay or prepay that Lender’s share in each affected Loan utilised by it on the date specified in paragraph (c) below; and

(ii)           those Commitments of that Lender will be immediately cancelled.

(c)           The date for repayment or prepayment of a Lender’s share in a Loan will be the last day of the current Term for that Loan or, if earlier, the date specified by KDG in its notification.

8.9          Application between Facilities

(a)           Any amount to be applied in prepayment of Loans (other than under Clause 8.1 (Mandatory prepayment - illegality) or 8.8 (Involuntary prepayment and cancellation)) and any amount applied in prepayment or early redemption of any External Facility Loan (other than under provisions equivalent to Clause 8.1 (Mandatory prepayment - illegality) or 8.8 (Involuntary prepayment and cancellation)) must be applied:

(i)            first, in prepayment of the Term Loans (with the A Facility Loans being prepaid in a proportion no less than pro rata to the Additional Facility Loans);

(ii)           secondly, (if the Term Loans have been discharged in full) in prepayment of the B Facility Loans.

(b)           Any partial prepayment of the Loans comprised in a Facility will be applied pro rata against those Loans.

(c)           Where there is a repayment or prepayment of an A Facility Loan or an Additional Facility Loan or a mandatory or involuntary prepayment of a B Facility Loan, the relevant Commitments will at the same time, be permanently reduced by the amount repaid or prepaid.

(d)           Where a mandatory or involuntary prepayment of a Loan is required but there is no Loan under the relevant Facility to be prepaid, the relevant undrawn Commitments under that Facility will be reduced by the amount which would have been required to be applied in prepayment of the relevant Loans had they been outstanding at that time.

8.10        Prepayment of Loans

No amount of an A Facility Loan prepaid under this Agreement may subsequently be re-borrowed.

8.11        Re-borrowing of B Facility Loans

Any voluntary prepayment of a B Facility Loan may be re-borrowed on the terms of this Agreement. Any mandatory or involuntary prepayment of a B Facility Loan may not be re-borrowed.

8.12        Miscellaneous provisions

(a)           Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)           All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs which shall be paid on the date of prepayment.

(c)           The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)           No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)           No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

9.             INTEREST

9.1          Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)           Margin;

(b)           EURIBOR; and

(c)           Mandatory Cost.

9.2          Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

9.3          Margin adjustments

(a)           Subject as set out below, the Margin for Facilities A and B will be calculated by reference to the table below and the information set out in each Compliance Certificate delivered after the first anniversary of the date of this Agreement:

Column 1	Column 2
Ratio of Consolidated Senior Net Borrowings to Consolidated EBITDA	Margin (per cent. per annum)
Greater than 4:1	2.00
Less than or equal to 4:1, but greater than 3.5:1	1.875
Less than or equal to 3.5:1	1.75

(b)           Any adjustment to the Margin pursuant to paragraph (a) above shall be effective from the date falling 5 Business Days after the date of delivery of the relevant Compliance Certificate and applicable accounts.

(c)           For so long as:

(i)            KDG is in default of its obligation under this agreement to provide a Compliance Certificate; or

(ii)           an Event of Default is outstanding,

the Margin for Facilities A and B will be 2.00 per cent. per annum, provided that once KDG has provided the outstanding Compliance Certificate or the Event of Default is no longer outstanding (as the case may be), that Margin shall revert to the applicable Margin calculated in accordance with paragraph (a) above.

(d)           If the Margin has been reduced under this Clause in reliance on a Compliance Certificate, but the subsequent audited financial statements of KDG do not confirm the reduction, the reduction will be reversed with retrospective effect. The Margin will instead be that calculated by reference to the relevant audited financial statements of KDG. If, in this event, any amount of interest has been paid by a Borrower on the basis of the Compliance Certificate, that Borrower must pay to the Facility Agent, within three Business Days of demand, any shortfall in the amount which would have been paid to the Lenders if the Margin had been calculated by reference to the relevant audited financial statements.

9.4          Interest on overdue amounts

(a)           If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)           Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan having the same designation as the Loan or Facility to which the overdue amount is in the reasonable opinion of the Facility Agent referable. For this purpose, the Facility Agent (acting reasonably) may:

(i)            select successive Terms of any duration up to three months; and

(ii)           determine the appropriate Rate Fixing Day for that Term.

(c)           Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(i)            the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)           the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)           Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

9.5          Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.          TERMS

10.1        Selection – A Facility Loans and Add-On Facility Loans

(a)           Each A Facility Loan and Add-On Facility Loan has successive Terms.

(b)           Each Borrower must select the first Term for an A Facility Loan in the relevant Request and each subsequent Term in an irrevocable notice received by the Facility Agent not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term. Each Term for an A Facility Loan and Add-On Facility Loan will start on its Utilisation Date or on the expiry of its preceding Term.

(c)           If a Borrower fails to select a Term for an outstanding A Facility Loan or Add-On Facility Loan under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be three months.

(d)           Subject to the following provisions of this Clause each Term for an A Facility Loan and Add-On Facility Loan will be one, two, three or six months or, any other period shorter than six months agreed by KDG and the Facility Agent or (in respect of any Facility) any other period agreed by KDG and the Lenders under that Facility.

10.2        Selection - B Facility Loans

(a)           Each B Facility Loan has one Term only.

(b)           A Borrower must select the Term for a B Facility Loan in the relevant Request.

(c)           Subject to the following provisions of this Clause, each Term for a B Facility Loan will be one, two, three or six months or any other period shorter than six months agreed by KDG and the Facility Agent or any other period agreed by KDG and the Lenders.

10.3        Consolidation

On the last day of the first Term for an A Facility Loan to a Borrower, that Loan will be consolidated with each other Loan under the same Facility made to that Borrower.

10.4                        No overrunning the final maturity date

If a Term for any A Facility Loan, B Facility Loan or Add-On Facility Loan would otherwise extend beyond its Final Maturity Date, it will be shortened so that it ends on its Final Maturity Date.

10.5                        Other adjustments

(a)                                  KDG may, in a selection notice for an outstanding A Facility Loan given pursuant to Clause 10.1(b) (Selection – A Facility Loans), request the splitting of that A Facility Loan, (as applicable) provided that:

(i)                                     no A Facility Loan may have a principal amount of less than e10,000,000;

(ii)                                  no more than seven A Facility Loans may be outstanding at any time; and

(iii)                               each A Facility Loan requested in the selection notice must have an Interest Period complying with Clause 10.1(d) (Selection – A Facility Loans).

(b)                                 The Facility Agent and KDG may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans, provided that no Term in excess of 6 months may be agreed by the Facility Agent without the prior agreement of all the Lenders.

10.6                        Notification

The Facility Agent must notify the relevant Borrower and the Lenders of the duration of each Term promptly after ascertaining its duration.

10.7                        Terms during syndication

Notwithstanding any other provision of this Agreement, until the date falling six months after the date of this Agreement and for the purposes of syndication only, the Facility Agent may (acting reasonably) require a Borrower to choose a Term of one month or less for each Loan borrowed by it.

11.                               MARKET DISRUPTION

11.1                        Failure of a Reference Bank to supply a rate

If EURIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable EURIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

11.2                        Market disruption

(a)                                  In this Clause, each of the following events is a market disruption event:

(i)                                     EURIBOR is to be calculated by reference to the Reference Banks but no, or (where there is more than one Reference Bank) only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)                                  the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 50 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of EURIBOR for the relevant currency and Term.

(b)                                 The Facility Agent must promptly notify KDG and the Lenders of a market disruption event.

(c)                                  After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)                                     Margin;

(ii)                                  rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)                               Mandatory Cost.

11.3                        Alternative basis of interest or funding

(a)                                  If a market disruption event occurs and the Facility Agent or KDG so requires, KDG and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b)                                 Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

12.                               TAXES

12.1                        Tax gross-up

(a)                                  Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 If an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)                                  If a Tax Deduction is required by law or by a decision of a taxing authority to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount paid free and clear of Tax equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)                                  Within 30 days of making a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

12.2                        Tax indemnity

(a)                                  Except as provided below, each Borrower must indemnify a Finance Party against any loss, liability or cost which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) from that Borrower under a Finance Document.

(b)                                 Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)                                     that Finance Party is incorporated or, if different, in which that Finance Party is treated as resident for tax purposes; or

(ii)                                  that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party (however, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose).

(c)                                  A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify KDVS of the event which will give, or has given, rise to the claim.

12.3                        Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)                                  a Tax Credit is attributable to that Tax Payment; and

(b)                                 it has used and retained that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been in if the Tax Payment had not been required to be made by the Obligor.

12.4                        Stamp taxes

KDVS must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document (other than in respect of a Transfer Certificate).

12.5                        Value added taxes

(a)                                  Any amount payable under a Finance Document by a Party to any Finance Party is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable on any supply by a Finance Party to any Party in connection with a Finance Document, that Party must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)                                 Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all value added tax or other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses to the extent that the Finance Party is not entitled to repayment of or a credit for the relevant Tax.

12.6                        German thin capitalisation confirmation letter

(a)                                  For the purposes of this Clause 12.6 (German thin capitalisation confirmation letter), Decrees means the decrees issued by the German Federal Ministry of Finance (Bundesfinanzministerium) on 15 July 2004 (IV A2-S27 42a-20/04) and on 22 July 2005 (IV B7 S – 2742a 31/05) in relation to Section 8a of the Corporation Tax Act (KStG).

(b)                                 For the purposes of providing evidence to the German tax authorities of the absence of any tax-detrimental recourse situation of the Lender against a major shareholder of a Borrower or related party of such major shareholder, as set out in the Decrees, each Lender agrees, subject to compliance by the Obligors with the provisions of paragraphs (c) and (h) below, to deliver to the respective Borrower being subject to German income tax (for the purposes of this Clause 12.6 (German thin capitalisation confirmation letter), each a German Borrower) and KDG no later than 30 Business Days after:

(i)                                     the Utilisation Date;

(ii)                                  the date of each accession of a German Borrower to this Agreement as Additional Borrower pursuant to Clause 27.7 (Additional Borrowers);

(iii)                               the date of each assignment or transfer by any Lender of its rights and obligations under the Finance Documents pursuant to Clause 27.2 (Assignments and transfers by Lenders) (in such case, to be provided by the new Lender);

(iv)                              the date of an amendment to this Agreement or any Security Document; and

(v)                                 the date of each Add-On Facility Accession Agreement (in such case, to be provided by any new Add-On Lender),

a completed bank certificate (the Bank Certificate) in the form set out in Schedule 15 (Form of German thin capitalisation letter) (Bescheinigung im Sinne der Rdnr. 5 des BMF-Schreibens vom 22. Juli 2005 (BStBl. I 2005, S. 829) issued by the German Federal Ministry of Finance (Bundesministerium für Finanzen) on 20 October 2005 (the Sample).

(c)                                  Each Obligor undertakes to inform the respective Borrower without undue delay if it becomes aware of any incorrectness or incompleteness of a Bank Certificate given or to be given from time to time by each Lender pursuant to paragraph (b) above.

(d)                                 The delivery of a Bank Certificate shall not prejudice the rights of the Security Agent or the Lenders under this Agreement or any other Finance Document. In the event of any inconsistencies between the terms of a Bank Certificate and the terms of an individual Security Document, the terms of the relevant Security Document shall prevail. A Bank Certificate shall under no circumstances constitute a waiver or release of any Security Interest.

(e)                                  Each Obligor confirms to each Lender that:

(i)                                     each Bank Certificate is given by each Lender solely for the purpose of delivery to the competent tax authorities of the German Borrowers and KDG to assist the German Borrowers and KDG in the administration of their tax affairs and not for any other purpose;

(ii)                                  the Lenders are not responsible for examining the Obligors’ tax position and that the Bank Certificates do not guarantee the achievement of a specific result or conclusion for tax purposes;

(iii)                               each Bank Certificate is addressed to and is solely for the benefit of the German Borrowers and KDG in relation to this Agreement; and

(iv)                              no Bank Certificate creates third party rights of any kind.

(f)                                    Each Lender confirms that at the Utilisation Date or, in case of assignments and transfers by Lenders pursuant to Clause 27.2 (Assignments and transfers by Lenders), at the date of such assignment and transfer, that the Facility made available by that Lender is solely secured by the Security Interests under the Security Documents as set forth in Schedule 6 (Security Documents).  If and to the extent a Lender uses general terms and conditions of business (Allgemeine Geschäftsbedingungen) pursuant to which additional Security is granted by a Borrower or KDG for the benefit of that Lender, the relevant Lender, the Borrower and KDG hereby expressly agree that the Facility made available by that Lender shall not be secured by such security.

(g)                                 It is the common understanding of the Parties that no Party is providing any legal and/or tax advice to any other Party with respect to this Agreement, in particular with respect to the application of section 8a of the KStG and the interpretation of the Decrees, and that it is the responsibility of each Party, in particular each Obligor, to consult its own legal and tax advisers.

(h)                                 No Lender shall be liable as a result of the delivery of a Bank Certificate.  KDVS agrees to indemnify each Lender with respect to any claims that might be made against any Lender with respect to any Bank Certificate by any third party (including but not limited to reasonable costs and legal fees), the Obligors being in this case jointly and severally liable to the respective Lender for such indemnification.  Each Lender shall enable the Obligors to cooperate with them in connection with the defence of such claim.  No Obligor will raise any indemnity or damage claims based on, or in connection with an incorrect and / or incomplete Bank Certificate against any Lender.

(i)                                     For the avoidance of doubt:

(i)                                     No Lender shall be obliged to disclose to any other person any confidential information regarding its business or any other information relating to its tax affairs or tax computations (including, without limitation, its tax returns or its calculations) as a result of the operation of this Clause 12.6 (German thin capitalisation confirmation letter).

(ii)                                  No Lender shall be obliged to deliver any information or make any statements pursuant to this Clause 12.6 (German thin capitalisation confirmation letter) if by doing so it would contravene the terms of any applicable law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

(iii)                               Each German Borrower and KDG may disclose the existence and contents of a Bank Certificate to its professional advisers, its Affiliates, as required by applicable law or regulation and to any tax, regulatory or other governmental authority asserting jurisdiction over it.

(j)                                     Each Obligor herewith releases each Lender from the banking confidentiality (Bankgeheimnis) for purposes of the Bank Certificates.

(k)                                  To the extent:

(i)                                     the German tax authorities require a Borrower or KDG to provide, in addition to the Bank Certificate, further evidence or information; or

(ii)                                  if as a consequence of:

(A)                              a change in law;

(B)                                a published decision of a general nature (such as a revenue ruling or decree) of a German tax authority; or

(C)                                a decision of a German fiscal court,

payments under the Facility are re-characterised as constructive dividends under the German thin capitalisation rules,

each Lender shall consider in good faith to what extent it can assist such Borrower and KDG to provide such evidence or information or to avoid such re-characterisation.

13.                               INCREASED COSTS

13.1                        Increased Costs

Except as provided below in this Clause, KDVS must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Bank Affiliates as a result of:

(a)                                  the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)                                 compliance with any law or regulation,

made after the date of this Agreement.

13.2                        Exceptions

KDVS need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)                                  compensated for under another Clause or would have been but for an exception to that Clause;

(b)                                 a Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)                                     that Finance Party is incorporated or, if different, in which that Finance Party is treated as resident for tax purposes; or

(ii)                                  that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party (however, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose); or

(c)                                  attributable to a Finance Party or its Bank Affiliate wilfully failing to comply with any law or regulation.

13.3                        Claims

A Finance Party intending to make a claim for an Increased Cost must notify KDVS promptly of the circumstances giving rise to, and the amount of, the claim.

14.                               MITIGATION AND CONDUCT OF BUSINESS

14.1                        Mitigation

(a)                                  Each Finance Party shall, in consultation with and at the request of KDVS, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)                                     any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)                                  that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)                               that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to a Bank Affiliate or to another Lender or changing its Facility Office.

(b)                                 Paragraph (a) does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)                                  KDVS must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Clause.

(d)                                 A Finance Party is not obliged to take any step under this Clause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.2                        Conduct of business by a Finance Party

No term of the Finance Documents will:

(a)                                  interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)                                  oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

15.                               PAYMENTS

15.1                        Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in the principal financial centre of a Participating Member State or London, as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

15.2                        Funds

Payments under the Finance Documents must (unless otherwise expressly provided) be made to the Facility Agent for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

15.3                        Distribution

(a)                                  Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in the principal financial centre of a Participating Member State or London, as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)                                 The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)                                  Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

15.4                        No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

15.5                        Business Days

(a)                                  If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)                                 During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

15.6                        Partial payments

(a)                                  If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under this Agreement, the Facility Agent must apply that payment towards the obligations of the Obligors under this Agreement in the following order:

(i)                                     first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties;

(ii)                                  secondly, in or towards payment pro rata of any accrued interest or fees due but unpaid under this Agreement;

(iii)                               thirdly, in or towards payment pro rata of any principal amount due but unpaid under the Facilities;

(iv)                              fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                 The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (ii) to (iv) of paragraph (a) above.

(c)                                  This Clause will override any appropriation made by an Obligor.

15.7                        Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

15.8                        Security Agent as Joint Creditor

(a)                                  Each of the Obligors and each of the Finance Parties agree that the Security Agent shall be the joint creditor (together with the relevant Finance Party) of each and every obligation of any Obligor towards each of the Finance Parties under this Agreement, and that accordingly the Security Agent will have its own separate and independent right to demand performance by the relevant Obligor of those obligations. However, any discharge of any such obligation to one of the Security Agent or the relevant Finance Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(b)                                 Without limiting or affecting the Security Agent’s rights against any Obligor (whether under this paragraph or under any other provision of the Finance Documents), the Security Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Finance Party except with the consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document as permitted by this Agreement, the Priority Agreement and/or the relevant Security Document (or to do any act reasonably incidental to any of the foregoing).

16.                               REPRESENTATIONS AND WARRANTIES

16.1                        Representations and warranties

Save where otherwise provided, the representations and warranties set out in this Clause are made to each Finance Party by each Obligor on behalf of itself and on behalf of each Subsidiary of such Obligor other than an Unrestricted Subsidiary.  References in this Clause to it or its include, unless the context otherwise requires, each Obligor and each Subsidiary (other than Dormant Subsidiaries or Unrestricted Subsidiaries) of that Obligor.

16.2                        Status

(a)                                  It is a limited partnership or a limited liability company, duly incorporated or established and validly existing under the laws of its jurisdiction of incorporation or, as the case may be, establishment.

(b)                                 It has the power to own its assets and carry on its business as it is being and will be conducted.

(c)                                  As at the date of this Agreement only, no administrator, liquidator, administrative receiver or similar officer has been appointed over it or any of its assets (and no petition is pending or documents have been filed with a court or any registrar for its winding-up, administration or dissolution or seeking relief under any applicable bankruptcy, insolvency, company or similar law) save in each case in respect of any solvent liquidation pursuant to a Permitted Reorganisation and no other analogous step or procedure has been taken in any jurisdiction.

16.3                        Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the respective Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

16.4                        Legal validity

(a)                                  Each Transaction Document to which it is a party is, subject to the Reservations, its legally binding, valid and enforceable obligation.

(b)                                 Subject to the Reservations, each Security Document to which it is a party creates the Security Interests which that Security Document purports to create and such Security Interests are valid and effective.

16.5                        Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is or will be party do not:

(a)                                  conflict with any law or regulation applicable to it; or

(b)                                 conflict with its constitutional documents; or

(c)                                  conflict with any document which is binding upon it or any of its assets or constitute a default or termination event (however described) under any such document, in each case to an extent or in a manner which has a Material Adverse Effect or is reasonably likely to result in any liability on the part of any Finance Party to any third party or require the creation of any Security Interest over any asset in favour of a third party.

16.6                        No default

(a)                                  As at the date of this Agreement, no Default is outstanding or is reasonably likely to result from the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)                                 As at the date of this Agreement, no other event or circumstance is outstanding which constitutes (or with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any other applicable condition will constitute) a default or termination event (however described) or an event resulting in an obligation to create security under any document which is binding on it or any of its assets in each case to an extent or in a manner which has a Material Adverse Effect.

(c)                                  No Event of Default is outstanding.

16.7                        Authorisations

As at the date of this Agreement, except for registration where required of each Security Document in any statutory register, all authorisations required by it:

(a)                                  in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been obtained or effected (as appropriate) and are in full force and effect; and

(b)                                 to carry on its business in the ordinary course as it is being conducted have been obtained or effected (as appropriate) and are in full force and effect where failure to do so has a Material Adverse Effect.

16.8                        Base Financial Statements

As at the date of this Agreement, the financial statements referred to in paragraph (a) of the definition of Base Financial Statements:

(a)                                  were prepared in accordance with the Accounting Principles;

(b)                                 as at the date such financial statements were prepared, accurately reflect the actual net worth, financial position and earnings, as well as the liabilities and profits of the Group; and

(c)                                  have been prepared in accordance with generally accepted accounting principles, in conformity with all applicable accounting, valuation and depreciation principles, and in compliance with the principles of accounting and valuation consistency, subject in each case to the restatement of the accounts to reflect the treatment of the management equity participation programme under the IFRS accounting rules, which will reflect distributions under that plan as compensation expenses and record that programme as a future liability of KDG.

16.9                        Documents

As at the date of this Agreement, the documents delivered to the Facility Agent by or on behalf of any Obligor on or before that date pursuant to Clauses 4.1 (Conditions precedent) were genuine (or, in the case of copy documents, were true, complete and accurate copies of originals which were genuine), were up-to-date and in full force and effect (or if a copy, the original was up-to-date and in full force and effect) in each case as at the date of delivery and have not subsequently been amended other than as permitted by the terms of this Agreement.

16.10                 Financial statements

(a)                                  Its latest Accounts supplied under this Agreement (taken together with any Reconciliation Statement accompanying them):

(i)                                     have been prepared in accordance with the Accounting Principles used in preparing the Base Case Model consistently applied (except as disclosed to the contrary in those Accounts, and, to the extent required under Clause 17.2(f) (Form and scope of financial statements), as reconciled to the Accounting Principles in the Reconciliation Statement accompanying those Accounts); and

(ii)                                  give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the Accounting Date to which they were drawn up, and the consolidated results of operations for the Accounting Period for which they were drawn up, subject in each case to the restatement of the accounts to reflect the treatment of the management equity participation programme under the IFRS accounting rules, which will reflect distributions under that plan as compensation expenses and record that programme as a future liability of KDG.

(b)                                 As at the date of delivery the budgets and forecasts delivered under this Agreement were arrived at after careful consideration, have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were believed to be reasonable as at the date they were prepared and delivered and were not misleading in any material respect.

16.11                 Information Package

In the case of KDG and KDVS only:

(a)                                  as at the date of this Agreement and on the Syndication Date, the Base Case Model has been prepared on a basis consistent with the Accounting Principles as used in preparing the Base Financial Statements consistently applied;

(b)                                 as at the date the Information Package (or part of it) is released to the Mandated Lead Arranger for distribution in connection with syndication, and as at each Syndication Date:

(i)                                     all expressions of opinion or intention made by a member of the Group contained in the Information Package were made after careful consideration and were believed to be reasonable as at the date at which they are stated to be given;

(ii)                                  all forecasts and projections made by a member of the Group contained in the Information Package were prepared on the basis of recent historical information and assumptions which were believed to be reasonable at that date and were not misleading in any material respect at that date (it being understood that such projections are subject to significant uncertainties and contingencies many of which are beyond the control of KDG and/or KDVS);

(iii)                               all factual information contained in the Information Package (Relevant Information) was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

(iv)                              the Relevant Information did not omit as at its date any information the omission of which would make the Relevant Information untrue or misleading in any material respect as at its date; and

(v)                                 as at the Syndication Date nothing has occurred since the date of the Information Package which renders any of the Relevant Information, expressions of opinion or intention by a member of the Group, projections or conclusions by a member of the Group contained in the Information Package inaccurate or misleading (or in the case of expressions of opinion, conclusions or projections, other than believed to be fair and reasonable) in any material respect in the context of the transactions contemplated by the Finance Documents, provided that each of the representations set out in sub-paragraphs (iii) to (v) (inclusive) above in relation to Relevant Information will be qualified by the awareness of KDG and/or KDVS after due enquiry;

(c)                                  KDG may make specific written disclosures in reasonable detail to the Facility Agent to be received by the Facility Agent at least five Business Days prior to the Syndication Date against paragraphs (a) and (b) above for the purpose of their repetition as at the Syndication Date and paragraphs (a) and (b) will be deemed to be qualified by those written disclosures.

16.12                 Litigation etc.

(a)                                  As at the date of this Agreement, no litigation, arbitration, expert determination, alternative dispute resolution or administrative proceedings are current or, to its knowledge, pending or threatened, which is reasonably likely to be adversely determined and if adversely determined, would have a Material Adverse Effect or result in a liability against members of the Group in an amount which exceeds e5,000,000.

(b)                                 As at the date of this Agreement only, it has not breached any law or regulation which breach would have a Material Adverse Effect.

(c)                                  As at the date of this Agreement only, no labour disputes are current or, to its knowledge, threatened which have or would have a Material Adverse Effect.

16.13                 Taxes

(a)                                  It is not overdue in the filing of any Tax returns or filings relating to any material amount of Tax where the consequences of such late filing are reasonably likely to have a Material Adverse Effect.

(b)                                 It is not overdue in the payment of any amount of Tax except where:

(i)                                     payment of those Taxes is being contested in good faith;

(ii)                                  adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(iii)                               failure to pay those Taxes does not have a Material Adverse Effect.

(c)                                  Save for claims being contested in good faith and in respect of which adequate provision has been or will be disclosed in the latest accounts, no claims or investigations by any tax authority are being or are reasonably likely to be made or conducted against it which are reasonably likely to result in a liability of or claim against any member of the Group which has a Material Adverse Effect.

(d)                                 As at the date of this Agreement, under the law of its jurisdiction of incorporation, it is not necessary that any of the Transaction Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction (except for registration where required of a Security Document) or that any stamp, registration, or similar Tax be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents or as referred to in Clause 16.21 (Stamp duties).

(e)                                  As at the date of this Agreement only, all amounts payable by it under the Finance Documents may be made without any Tax Deduction.

16.14                 Intellectual Property Rights

As at the date of this Agreement:

(a)                                  so far as it is aware after due enquiry, it is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property Rights which are material in the context of its business and which are required by it in order to carry on its Core Business in all material respects as it is being conducted as at the date of this Agreement;

(b)                                 so far as it is aware after due enquiry, it has taken all formal or procedural actions (including payment of fees) required to maintain those Intellectual Property Rights;

(c)                                  so far as it is aware after due enquiry, none of its Intellectual Property Rights is being infringed, nor (to its knowledge) is there any threatened infringement of any of those Intellectual Property Rights, in any material respect; and

(d)                                 it does not, in carrying on its business, infringe any Intellectual Property Rights of any third party in any respect which has a Material Adverse Effect.

16.15                 Environment

(a)                                  At the date of this Agreement, it has obtained all Environmental Approvals required for the carrying on of its business as currently conducted and has at all times complied with:

(i)                                     the terms and conditions of such Environmental Approvals; and

(ii)                                  all other applicable Environmental Laws,

where, in each case, if not obtained or complied with the failure or its consequences would have a Material Adverse Effect. There are to its knowledge no circumstances that may prevent or interfere with such compliance in the future.

(b)                                 As at the date of this Agreement, there is no Environmental Claim pending or formally threatened and there are no past or present acts, omissions, events or circumstances that would form, or are reasonably likely to form, the basis of any Environmental Claim (including any arising out of the generation, storage, transport, disposal or release of any dangerous substance) against any member of the Group which are reasonably likely to be adversely determined and which, if adversely determined, would have a Material Adverse Effect.

16.16                 Assets

(a)                                  It is the sole legal and beneficial owner of the shares, interest and other assets which it charges or purports to charge under any Security Document.

(b)                                 It owns or has leased or licensed to it all material assets necessary to conduct its business as it is being or will be conducted.

16.17                 Dormant Subsidiaries

As at the date of this Agreement each of the companies listed in Schedule 9 is a Dormant Subsidiary.

16.18                 Financial Indebtedness and Security Interests

As at the date of this Agreement:

(a)                                  no member of the Group has any Financial Indebtedness outstanding which is not permitted by the terms of this Agreement;

(b)                                 no Security Interest exists over the whole or any part of the assets of any member of the Group except for those permitted under Clause 19.5 (Negative pledge).

16.19                 Insurance

(a)                                  As at the date of this Agreement only, insofar as any Obligor is aware (after due enquiry) there is no outstanding insured loss or liability incurred by it in an amount which is e500,000 or more which is not expected to be covered to the full extent of that loss or liability.

(b)                                 There has been no non-disclosure, misrepresentation or breach of any term of any Insurance which would entitle any insurer of that Insurance to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of any member of the Group.

(c)                                  No insurer of any Insurance is in run-off or has entered into any insolvency proceedings except to the extent that KDG’s insurance broker has been instructed to put in place replacement Insurance.

16.20                 Pari passu ranking

As at the date of this Agreement, its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

16.21                 Stamp duties

As at the date of this Agreement only, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document other than notarial fees payable in Germany and/or Switzerland in respect of certain of the Security Documents.

16.22                 No other business

As at the date of this Agreement, KDG does not conduct any business or own any assets other than the assets and activities referred to in Clause 19.20 (Holding Companies).

16.23                 Service Level Agreements

As at the date of this Agreement, there is no subsisting breach of any Service Level Agreement to which a member of the Group is a party which has a Material Adverse Effect.

16.24                 Material Adverse Change

As at the date of this Agreement only, there has been no material adverse change in the assets or the consolidated financial condition of the Group since 31 March, 2005.

16.25                 Security Transfer Agreement

The cable network of the Group will still be operational even if a third party were to obtain control of and remove or switch off any part of the cable network which is not subject to a Security Interest under the 2004 Security Transfer Agreement or the 2006 Security Transfer Agreement (whether through a Security Interest, judgment action or otherwise).  For these purposes operational means capable of being operated without material cost to replace any such removed or switched-off assets or material disruption during such replacement of removed or switched-off assets.  This representation is made on the date of the 2006 Security Transfer Agreement in respect of the cable network in existence at that date.

16.26                 Times for making representations and warranties

(a)                                  Save where otherwise specified, the representations and warranties set out in this Clause are made by each Original Obligor on the date of this Agreement.

(b)                                 Unless a representation and warranty is expressed to be given at or as of a specific date or dates only, each representation and warranty is deemed to be repeated by:

(i)                                     each Additional Borrower and KDG on the date on which that Additional Borrower becomes a Borrower; and

(ii)                                  each Obligor on the date of each Request, on each Utilisation Date and on the last day of each Term.

(c)                                  When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances pertaining at the time of repetition.

17.                               INFORMATION COVENANTS

17.1                        Financial statements

(a)                                  KDG must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)                                     its audited consolidated financial statements for each annual Accounting Period;

(ii)                                  only if requested by the Facility Agent on behalf of the Lenders (which request must be given no later than 30 days before the end of the relevant annual Accounting Period), the audited consolidated financial statements of each Obligor for each annual Accounting Period (but, in relation to KDVS only, this provision will only apply from and including the annual Accounting Period ending 31 March 2008); and

(iii)                               its unaudited consolidated financial statements for each quarterly Accounting Period.

(b)                                 All Accounts must be supplied as soon as they are available and:

(i)                                     in the case of KDG’s annual audited consolidated Accounts, within 120 days;

(ii)                                  in the case of any other Obligor’s annual audited consolidated Accounts if requested, within 120 days; and

(iii)                               in the case of KDG’s unaudited consolidated quarterly Accounts, within 60 days,

of the end of the relevant Accounting Period.

17.2                        Form and scope of financial statements

(a)                                  KDG must ensure that all Accounts supplied under this Agreement:

(i)                                     give (if audited) a true and fair view of, or (if unaudited) fairly present, the financial condition (consolidated if it has Subsidiaries) of the relevant person as at the date to which those Accounts were drawn up and the results of operations for the Accounting Period then ended; and

(ii)                                  comprise at least a consolidated balance sheet, profit and loss account and cashflow statement for the Accounting Period then ended and the last four consecutive quarterly Accounting Periods.

(b)                                 KDG must ensure that all annual audited consolidated Accounts are prepared in accordance with the Accounting Principles used in the preparation of the Base Case Model, consistently applied save for changes arising directly as a result of amendments to the Accounting Principles or as contemplated by paragraph (e) below.

(c)                                  KDG must ensure that all unaudited Accounts are prepared in accordance with or on a basis consistent in all material respects with the Accounting Principles used in the preparation of the Base Case Model, consistently applied, save for changes arising directly as a result of amendments to the Accounting Principles or, if there has been a change in Accounting Principles as contemplated by paragraph (e) below, generally accepted accounting principles of the United States of America or international accounting standards, and show at least the information provided for in the Base Case Model.

(d)                                 KDG must ensure that each set of Accounts for an annual or quarterly Accounting Period is accompanied by:

(i)                                     a report of the Chief Financial Officer:

(A)                              explaining the main financial issues arising during that period;

(B)                                explaining any material changes against the Base Case Model or, if a budget for that Accounting Period has been supplied under Clause 17.4 (Budget), that budget; and

(C)                                comparing the financial performance for such period against the equivalent period in the previous financial year; and

(ii)                                  in the case of each set of Accounts for an annual Accounting Period, any opinion letter addressed to the management of KDG by the Auditors and accompanying those Accounts and relating to qualification to those Accounts.

(e)                                  KDG must notify the Facility Agent of:

(i)                                     any intended change to the Accounting Principles pursuant to which the Accounts of the Group are to be prepared in accordance with the generally accepted accounting principles of the United States of America or international accounting standards; and

(ii)                                  any other intended change to the manner in which any Accounts are prepared.

Any notification under this paragraph (e) must be given no later than 60 days prior to the delivery date of any Accounts to which the intended change in manner of preparation is to apply.

(f)                                    KDG must promptly supply to the Facility Agent:

(i)                                     a full description of any change notified under paragraph (e)(i) and, if requested by the Facility Agent, (e)(ii) above; and

(ii)                                  upon notification under paragraph (e)(i) above, and if requested by the Facility Agent, upon notification under paragraph (e)(ii) above, a statement (the Reconciliation Statement) signed by the Chief Financial Officer showing sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Finance Parties:

(A)                              to make a proper comparison between the financial position shown by the set of Accounts prepared on the changed basis and its most recent audited consolidated Accounts (or if none, the Base Case Model) delivered to the Facility Agent under this Agreement and prepared according to the Accounting Principles used in the preparation of Base Case Model; and

(B)                                to test the financial covenants in Clause 18 (Financial covenants) as if the set of Accounts prepared on the changed basis had been prepared according to the Accounting Principles used in the preparation of the Base Case Model.

(g)                                 If requested by the Facility Agent, KDG must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Finance Parties in the same position as they would have been in if the change notified under paragraph (e) above had not happened. Any agreement between KDG and the Facility Agent, with the prior consent of the Majority Lenders, will be binding on all the Parties.

(h)                                 If no agreement is reached under paragraph (g) above on the required amendments to this Agreement, KDG must ensure that each set of Accounts is accompanied by a Reconciliation Statement.

(i)                                     KDG will procure that, if requested by the Facility Agent, the Auditors confirm to the Finance Parties the accuracy of the basis of preparation of any Reconciliation Statement.

17.3                        Compliance Certificate

(a)                                  KDG must supply to the Facility Agent:

(i)                                     with each set of its annual and quarterly Accounts, a Compliance Certificate; and

(ii)                                  with each set of its annual Accounts, a report of the Auditors addressed to the Finance Parties confirming compliance by KDG with the financial covenants set out in the Compliance Certificate and otherwise in the form agreed between the Auditors and the Facility Agent having regard to the then current practice of the Auditors.

(b)                                 A Compliance Certificate must be signed by the Chief Financial Officer and another authorised signatory of KDG.

17.4                        Budget

(a)                                  KDG must supply to the Facility Agent as soon as it is available and in any event not later than 60 days after the beginning of each annual Accounting Period a budget for the Group for that Accounting Period.

(b)                                 The budget must be:

(i)                                     Prepared in the same manner as and show the information provided for in the Base Case Model;

(ii)                                  Prepared on a basis consistent with the Accounting Principles as used in preparing the Base Case Model; and

(iii)                               Approved by the board of directors of KDG.

(c)                                  If KDG updates or changes the budget referred to above, it shall promptly deliver to the Facility Agent, in sufficient copies for each of the Lenders, such updated or changed budget together with a written explanation of the main changes in that budget.

17.5                        Presentations

Once in every annual Accounting Period, the Chief Financial Officer and at least one other member of senior management of KDG must, if requested to do so on reasonable notice by the Facility Agent, give a presentation (on a date and at a venue agreed between the Chief Financial Officer and the Facility Agent) to the Finance Parties as to:

(a)                                  the on-going business and financial performance of the Group; and

(b)                                 any other matter which a Finance Party through the Facility Agent may reasonably request.

17.6                        Auditors

(a)                                  KDG must promptly appoint one of the firms named in the definition of Auditors to audit its consolidated annual financial statements.

(b)                                 KDG may only replace its Auditors with a firm not named in the definition of Auditors with the prior approval of the Facility Agent (acting on the instructions of the Majority Lenders), such approval not to be unreasonably withheld or delayed.

(c)                                  If an Event of Default has occurred and is continuing and the Facility Agent (acting on the instructions of the Majority Lenders) wishes to discuss the financial position of any member of the Group with the Auditors, the Facility Agent may notify KDG, stating the questions or issues which the Facility Agent wishes to discuss with the Auditors. In this event, KDG must ensure that the Auditors are authorised (at the expense of KDG, except where no Default is shown to exist):

(i)                                     to discuss the financial position of each member of the Group with the Facility Agent and in the presence of KDG (or copying KDG on any information provided) on request from the Facility Agent; and

(ii)                                  to disclose to the Facility Agent for the Finance Parties any information which the Facility Agent may reasonably request.

17.7                        Information – miscellaneous

KDG must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)                                  at the same time as they are despatched, copies of all documents despatched by KDG to its shareholders generally in their capacity as such (or any class of them) or despatched by any member of the Group to its creditors generally (or any class of them);

(b)                                 promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which are reasonably likely to be adversely determined and if so adversely determined, could reasonably be expected to have a Material Adverse Effect or involve liability in excess of e10,000,000;

(c)                                  promptly on request, copies of any authorisation required:

(i)                                     to enable an Obligor to perform its obligations under, or for the validity or enforceability of, any Transaction Document and the transactions contemplated by it; or

(ii)                                  to carry on its business in the ordinary course where failure to obtain, maintain or comply with such authorisation is reasonably likely to have a Material Adverse Effect;

(d)           promptly on request, an up to date copy of its shareholders’ register (or the equivalent under the law of its jurisdiction of incorporation);

(e)           copies of any notice of termination, material dispute or material claim made against any of the Obligors under a Service Level Agreement together with details of any action the relevant Obligor proposes to take in relation to the same;

(f)            promptly on request a list of the then current Material Subsidiaries; and

(g)           promptly on request, such further information regarding the financial condition of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the Accounts, budgets or other material provided by any Obligor under this Agreement) as any Finance Party through the Facility Agent may reasonably request.

17.8        Notification of Default

(a)           Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default which is continuing (and the steps, if any, being or proposed to be taken to remedy it) promptly upon becoming aware of its occurrence.

(b)           Promptly on request by the Facility Agent, KDG must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being or proposed to be taken to remedy it.

17.9        Year end

KDG must:

(a)           procure that each of its annual Accounting Periods falls on the Accounting Date falling on or nearest to 31 March in each year;

(b)           procure that each quarterly Accounting Period and each financial quarter of each member of the Group ends on an Accounting Date; and

(c)           use reasonable endeavours to change the financial year-end of each member of the Group (other than KDG) to 31 March.

17.10      Use of websites

(a)           Except as provided below, KDG may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)            the Facility Agent and the Majority Lenders agree;

(ii)           KDG and the Facility Agent designate an electronic website for this purpose;

(iii)          KDG notifies the Facility Agent of the address of and password for the website; and

(iv)          the information posted is in a format agreed between KDG and the Facility Agent.

The Facility Agent must supply each Lender with the address of and password for the website.

(b)           Notwithstanding the above, KDG must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)            any Lender not agreeing to receive information via the website; and

(ii)           within five Business Days of request, any other Lender, if that Lender so requests.

(c)           KDG must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)            the website cannot be accessed;

(ii)           the website or any information on the website is infected by any electronic virus or similar software;

(iii)          the password for the website is changed; or

(iv)          any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in sub-paragraphs (i) or (ii) above occur, KDG must supply any information required under this Agreement in paper form.

17.11      Know your customer requirements

(a)           Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all know your customer requirements.

(b)           Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

18.          FINANCIAL COVENANTS

18.1        Consolidated EBITDA to Consolidated Total Net Interest Payable

KDG shall ensure that the ratio of Consolidated EBITDA to Consolidated Total Net Interest Payable for any Test Period ending on an Accounting Date falling after 31 March 2006, shall not be less than the relevant multiple set opposite the relevant Accounting Date in the row entitled EBITDA: Net Interest in:

(a)           if the Arena football rights have been acquired by the Group before the end of the relevant Test Period, Part 1 of Schedule 13 (Financial Covenant Levels); and

(b)           if the Arena football rights have not been acquired by the Group before the end of the relevant Test Period, Part 2 of Schedule 13 (Financial Covenant Levels).

For the purposes of this Clause 18 the Arena football rights will have been acquired by the Group upon the entry by a member of the Group into a feed-in, distribution, reseller, licensing, acquisition or joint venture agreement with Arena or any of its affiliates permitting the Group to broadcast pay-television or free-television offerings for “Bundesliga” league soccer to its cable television subscribers or to new subscribers on other infrastructures (including, without limitation, satellite) on an exclusive or non-exclusive basis.

18.2        Consolidated Senior Net Borrowings to Consolidated EBITDA

KDG shall ensure that the ratio of Consolidated Senior Net Borrowings as at any Accounting Date falling after 31 March 2006 to Consolidated EBITDA for the Test Period ending on that Accounting Date shall not be more than the multiple set opposite the relevant Accounting Date in the row entitled Senior Net Debt: EBITDA in:

(a)           if the Arena football rights have been acquired by the Group before the end of the relevant Test Period, Part 1 of Schedule 13 (Financial Covenant Levels); and

(b)           if the Arena football rights have not been acquired by the Group before the end of the relevant Test Period, Part 2 of Schedule 13 (Financial Covenant Levels).

18.3        Financial Covenant Definitions

In this Agreement the following terms have the meanings set out below:

Consolidated EBITDA for any Test Period means the consolidated profit from ordinary activities (where a German term is used in this definition, such term refers to the item as disclosed in the relevant profit and loss account in accordance with § 275 (1) of the German Commercial Code and such German term, and not the English term to which it relates, shall be authoritative for the construction of that term) of the Group for such period:

(a)           as adjusted to exclude the operating result of any non-wholly-owned member of the Group that is not able to lend its cash to a wholly-owned member of the Group in accordance with Clause 19.29 (Surplus Cash) (in each case, as certified by KDG to the Facility Agent) but adjusted to include (to the extent not already taken into account) the amount of any dividend or other distribution received in cash by a wholly-owned member of the Group from such non-wholly-owned member of the Group;

(b)           before taking into account Taxes taken into account in calculating profit from ordinary activities;

(c)           before deducting any depreciation or amortisation (Abschreibungen) whatsoever;

(d)           before taking into account all extraordinary items (whether positive or negative) and all exceptional items but after deducting any aperiodic income and adding back aperiodic expenses;

(e)           before taking into account interest and similar expenses (Zinsen und ähnliche Aufwendungen) and interest income (sonstige Zinsen und ähnliche Erträge);

(f)            before deducting amortisation of any goodwill;

(g)           before deducting costs associated with any acquisition and costs incurred in connection with the financing or refinancing of any acquisition (regardless of whether any such financing or refinancing was completed).  Such costs shall include, without limitation, upfront fees, arrangement fees or indemnity fees or any extension or renewal fees and similar costs of a non-recurring nature, including costs incurred in connection with due diligence, transitional arrangements and all fees paid to professional advisers;

(h)           after adding back (to the extent otherwise deducted) any loss against book value incurred by the Group on the de-recognition (Abgang) of any asset (other than the sale of trading stock) during such period including any loss or write-down from fair value adjustments or step-up depreciation;

(i)            after deducting (to the extent otherwise included) any gain over book value arising in favour of the Group on the de-recognition (Abgang) of any asset (other than the sale of trading stock) during such period and any gain arising on any revaluation of any asset (Wertaufholung/Zuschreibung in accordance with § 280 of the German Commercial Code) during such period;

(j)            after deducting (to the extent otherwise included) the amount of profit (or adding back the loss) of any member of the Group which is attributable to the interests of any shareholder of or, as the case may be, partner in such member of the Group to the extent such profit is distributed in cash to such shareholder or partner who is not a member of the Group;

(k)           before taking into account any adjustment required under IAS 39;

(l)            after deducting (to the extent otherwise included) the amount of profit of any entity that is not a member of the Group in which a member of the Group has an ownership interest to the extent that the amount of such profit otherwise included exceeds the amount received in cash by the Group through distributions by such entity (and for this purpose distributions shall include any fees, payments or interest in respect of loans made to that entity by a Group member);

(m)          after adding the amount of any insurance proceeds receivable in relation to business interruption insurance;

(n)           after adding, on a pro forma basis, the amount of Consolidated EBITDA (calculated with respect to the relevant member of the Group) of any member of the Group acquired during the relevant Test Period for any part of such period when it was not a member of the Group (except to the extent this provision is covered in Clause 18.4(d));

(o)           after deducting the amount of Consolidated EBITDA (calculated with respect to the relevant member of the Group) of any member of the Group disposed of during the relevant Test Period for the part of such period when it was a member of the Group;

(p)           after adding back, in respect of each Test Period ending on or before 31 March 2008, the one-off costs associated with the roll-out of television set-top boxes up to a cumulative maximum of €130,000,000; and

(q)           after adding back any non-cash costs incurred in connection with the management equity participation plan.

Consolidated Senior Borrowings in respect of the Group at any time, means the aggregate at that time of the Financial Indebtedness of members of the Group (other than KDG) (other than under High Yield Notes, Permitted KDG Debt and any guarantee or indemnity provided to a creditor of an Unrestricted Subsidiary limited in recourse to (i) the net proceeds of the shares, partnership interests or other ownership interests held in that Unrestricted Subsidiary by members of the Group or (ii) the net proceeds of any debt owed by that Unrestricted Subsidiary to any member of the Group).

Consolidated Senior Net Borrowings in respect of the Group at any time means Consolidated Senior Borrowings at that time less the aggregate amount at that time of all Cash and Cash Equivalents held by any member of the Group (other than KDG).

Consolidated Total Interest Payable for the Group for any Test Period means the Interest accrued during such period as an obligation of any member of the Group (other than in respect of Financial Indebtedness owing by one member of the Group to another) taking into account any net payment or net receipt under any of the Hedging Documents.

Consolidated Total Net Borrowings in respect of the Group at any time means the aggregate at that time of the Financial Indebtedness of the members of the Group from sources external to the Group (excluding Financial Indebtedness under any Shareholder Loans), less the aggregate amount at that time of all Cash and Cash Equivalents held by any member of the Group.

Consolidated Total Net Interest Payable for the Group in any Test Period means Consolidated Total Interest Payable less any Interest received or receivable by any member of the Group (other than from another member of the Group) in such period.

Pro Forma Adjustment means:

(a)           for any Test Period that includes any of the four quarterly Accounting Periods first following the closing date of a Permitted Acquisition, the pro forma increase in Consolidated EBITDA of the acquired entity, property, business, material fixed asset or the Group (without double counting) projected to be realisable as a result of Eligible Cost Savings, provided that so long as such Eligible Cost Savings are projected to be realisable at any time during such period, it may be assumed for the purpose of projecting such pro forma increase that such Eligible Costs will be realisable during the whole of such period; and

(b)           for any Test Period (other than one to which paragraph (a) applies) that includes any of the fifth and sixth quarterly Accounting Periods following the closing date of a Permitted Acquisition, the pro forma increase in Consolidated EBITDA of the acquired entity, property, business, material fixed asset or the Group (without double counting) projected to be realisable as a result of Eligible Cost Savings, provided that (i) so long as such Eligible Cost Savings are projected to be realisable at any time during such period, it may be assumed for the purpose of projecting such pro forma increase that such Eligible Costs will be realisable during the whole of such period; and (ii) such increase in Consolidated EBITDA of the Group may not exceed 5 per cent. of the Consolidated EBITDA of the Group (after giving effect to such increase).

Test Period means each period comprising an annual Accounting Period of the Group and each period comprising four consecutive quarterly Accounting Periods of the Group (taken together as one period) ending on an Accounting Date specified in Schedule 13 (Financial Covenant Limits).

18.4        Basis of Calculations

(a)           All the terms defined in Clause 18.3 (Financial covenant definitions) are to be determined on a consolidated basis and (except as expressly included or excluded in the relevant definition) in accordance with the Accounting Principles. The financial covenants in this Clause 18 shall apply as of the Accounting Date at the end of each Test Period and compliance (or otherwise) shall be tested by reference to the consolidated Accounts of the Group delivered pursuant to Clause 17.1 (Financial statements) and any applicable Reconciliation Statement delivered pursuant to Clause 17.2(f) (Financial statements) and verified by reference to the Compliance Certificate delivered pursuant to Clause 17.3 (Compliance Certificate) for the relevant Test Periods.

(b)           No item shall be deducted or credited more than once in any calculation.

(c)           Where an amount in the Accounts is not denominated in euro, it shall be converted into euro at the rates specified in the Accounts (and notwithstanding paragraph (h) of the definition of Financial Indebtedness, any rate specified in the Accounts as a result of any currency hedging entered into by a member of the Group may be used for this purpose).

(d)           For the purposes of calculating the financial covenants in Clauses 18.1 to 18.4 (inclusive):

(i)            the results of an acquired entity, property, business or material fixed asset acquired in a Permitted Acquisition and the Financial Indebtedness borrowed by the Group to fund that acquisition (and associated interest costs) shall be ignored for the quarterly Accounting Period in which that acquisition occurs and for all prior Accounting Periods;

(ii)           for each of the three full quarterly Accounting Periods to occur after the closing date of that acquisition, the results of the relevant acquired entity, property, business or material fixed asset so acquired (beginning with the first full quarterly Accounting Period to occur after the closing date of the acquisition for that entity) will be included on an annualised basis, taking into account the increase by the Pro Forma Adjustment; and

(iii)          Consolidated EBITDA of the Group shall be increased by the Pro Forma Adjustment.

18.5        Cure rights

(a)           If KDG is in breach of a financial covenant in this Clause 18, it may cure that breach by procuring that it receives an amount (the Cure Amount) of an equity contribution, Shareholder Loan or other subordinated debt (subordinated on terms satisfactory to the Facility Agent) within 30 days following the last day of the Test Period in respect of which the breach occurred.  The Cure Amount will be as added to Consolidated EBITDA in respect of the last 3 month period in the Test Period in which the breach occurred, and will be treated for future Test Periods as having been invested during that 3 month period.

(b)           No more than two cures under paragraph (a) will be permitted from the date of the Agreement until the Final Maturity Date.

19.          GENERAL COVENANTS

19.1        General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to a member or members of the Group, each Obligor must ensure that any member of the Group which is its Subsidiary also performs that covenant.

19.2        Authorisations

(a)           Each member of the Group must promptly obtain, maintain and comply with the terms of any authorisation required to enable it to perform its obligations under, or for the validity or enforceability of, any Transaction Document and the transactions contemplated by it.

(b)           Each member of the Group must obtain, maintain and comply with the terms of any authorisation required to enable it to carry on its business in the ordinary course where failure to do so has a Material Adverse Effect.

19.3        Compliance with laws

Each member of the Group must comply in all respects with all laws and regulations to which it is subject where failure to do so has a Material Adverse Effect.

19.4        Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its present and future unsecured unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

19.5        Negative pledge

(a)           Except as provided in paragraph (b) below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(b)           Paragraph (a) does not apply to:

(i)            any Security Interest created or evidenced by the Security Documents or permitted under the Priority Agreement to secure Financial Indebtedness owing under the Indenture Documents or to secure Permitted KDG Debt;

(ii)           any Security Interest or other arrangement (including a netting or set-off arrangement) arising in the ordinary course of its banking arrangements with an Approved Bank for the purpose of netting debit and credit balances provided that:

(A)          such arrangement does not permit credit balances of Obligors to be netted with debit balances of non-Obligors; and

(B)           such arrangement does not give rise to other Security Interests over the assets of Obligors in support of the liabilities of non-Obligors.

(iii)          any lien arising by operation of law or by agreement to substantially the same effect and arising in the ordinary course of trading and not as a result of any default by any member of the Group;

(iv)          any hire purchase contract, conditional sale arrangement or retention of title arrangement entered into by a member of the Group in the ordinary course of trading on a supplier’s standard terms;

(v)           any Security Interest on an asset acquired by a member of the Group after the date of this Agreement or on an asset (as at the date of a person’s acquisition by a member of the Group) of that person, but only for the period of three months from the date of acquisition and to the extent that:

(A)          that Security Interest was not created in contemplation of that acquisition; and

(B)           the principal amount secured by that Security Interest is permitted by Clause 19.8(b)(ii) (Financial Indebtedness) and has not been incurred or increased or its maturity date extended in contemplation of, or since, that acquisition;

(vi)          any Security Interest over goods and documents of title to such goods arising under documentary credit transactions entered into in the ordinary course of trade and on terms customary in that trade;

(vii)         any netting of payments under permitted Treasury Transactions;

(viii)        cash cover relating to an Ancillary Facility;

(ix)           until the first Utilisation Date, any Security Interest securing amounts under the Existing Facility;

(x)            any Security Interest expressly permitted in writing by the Majority Lenders (provided that the amount secured by that Security Interest is not increased above the permitted amount);

(xi)           any Security Interest over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any disposal or acquisition by a member of the Group which is not prohibited by this Agreement;

(xii)          any Security Interest arising on any rental deposits in connection with the occupation of leasehold premises by any member of the Group in the ordinary course of business;

(xiii)         any Security Interest arising by operation of law in favour of any government, state or local authority in respect of Taxes, assessments or government charges which are being contested by the relevant member of the Group;

(xiv)        any Security Interest arising in connection with any pre-judgment legal process or in respect of a judgment which is being contested in good faith by the relevant member of the Group;

(xv)         any Security Interest created over Cash Equivalents held in any clearing system or listed on any exchange which arise as a result of such shares and/or securities being so held in such clearing system or listed on such exchange as a result of the rules and regulations of such clearing system or exchange;

(xvi)        any Security Interest arising under the general business conditions of an Approved Bank (or any other bank at which an account maintained in accordance with Clause 23 (Bank Accounts) is held) provided that each member of the Group shall comply with its obligations to use its best endeavours to procure the subordination of the relevant Security Interest in accordance with the terms of the Security Documents;

(xvii)       any Security Interest over shares, partnership interests or other ownership interests held by a member of the Group in an Unrestricted Subsidiary or over debt owed by an Unrestricted Subsidiary to a member of the Group to the extent it secures only indebtedness of the relevant Unrestricted Subsidiary and provided it is limited in recourse to the net proceeds of those shares, partnership interests, other ownership assets or rights in respect of that debt;

(xviii)      any Security Interest (not being over any asset subject to any Security Interest under the Security Documents) securing that member of the Group’s own indebtedness which (when taken together with any other indebtedness which has the benefit of a Security Interest not permitted under the preceding sub-paragraphs and the aggregate amount of all outstanding indebtedness under Clause 19.6(b) (Transaction similar to security)) does not exceed e80,000,000 at any time; or

(xix)         any Security Interest securing indebtedness under any Additional Facility.

19.6        Transactions similar to security

(a)           No member of the Group may:

(i)            dispose of any of its assets on terms where it is or may be or may be required to be leased to or re-acquired or acquired by a member of the Group or any of its related entities;

(ii)           dispose of any of its receivables on recourse terms; or

(iii)          purchase any asset on retention of title terms,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(b)           Any member of the Group may enter into transactions otherwise prohibited by sub-paragraphs (a)(i) and (iii) above so long as the aggregate amount of outstanding indebtedness of the Group in respect of all such transactions at any time, together with the aggregate amount of all outstanding secured indebtedness permitted under Clause 19.5(b)(xviii) (Negative pledge) at that time, does not exceed e80,000,000.

19.7        Disposals

(a)           Except as provided in paragraphs (b), (d) and (e) below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily, dispose of all or any part of its assets.

(b)           Paragraph (a) does not apply to any disposal:

(i)            of trading stock made on arm’s length terms in the ordinary course of trading;

(ii)           of any asset (not being rights under any Transaction Document) on arm’s length terms in exchange for any other asset comparable or superior as to type, value and quality (provided that, if the asset disposed of was previously subject to a Security Interest under a Security Document, that Obligor grants security (similar in nature and secured to the same extent as the Security Interest previously granted in respect of the asset disposed of and otherwise in form and substance satisfactory to the Security

Agent, acting reasonably) over the replacement asset in favour of the Finance Parties);

(iii)          of any business, shares or securities on arm’s length terms in exchange for any other business, shares or securities comparable or superior as to type, value and quality where the market value of the business, shares or securities to be acquired (when taken together with the market value of any other acquisition made under this sub-paragraph) does not exceed e25,000,000 in any annual Accounting Period (or to the extent the aggregate market value of all acquisitions under this sub-paragraph exceeds e25,000,000 in that annual Accounting Period, such excess is included as Acquisition Consideration for an acquisition in paragraph (c) of the definition of Permitted Acquisition) and provided that, if the business, shares or securities disposed of were previously subject to a Security Interest under a Security Document, that Obligor grants security (similar in nature and secured to the same extent as the Security Interest previously granted in respect of the business, shares or securities disposed of and otherwise in form and substance satisfactory to the Security Agent) over the replacement business, shares or securities in favour of the Finance Parties;

(iv)          of obsolete or redundant vehicles, plant and equipment, for cash on arm’s length terms;

(v)           of Cash Equivalents:

(A)          for cash; or

(B)           in exchange for other Cash Equivalents;

(vi)          of cash where such disposal does not breach the other terms of the Finance Documents;

(vii)         constituted by a licence in respect of Intellectual Property Rights which is permitted pursuant to paragraph (b) of Clause 19.18 (Intellectual property rights);

(viii)        arising from the sharing, leasing, licensing or granting of any other right by one Obligor to another Obligor in relation to a network asset in the ordinary course of business on arm’s length terms;

(ix)           constituted by the granting of a lease or sub-lease over real property in the ordinary course of business;

(x)            of receivables on arm’s length terms and on a non-recourse basis;

(xi)           pursuant to any transaction permitted under sub-paragraph (b)(iii) of Clause 19.8 (Financial Indebtedness);

(xii)          constituted by the creation of a Security Interest permitted pursuant to paragraph (b) of Clause 19.5 (Negative pledge);

(xiii)         by KDVS of its shareholding in Primacom Osnabrück, KABELCOM Braunschweig and KABELCOM Wolfsburg;

(xiv)        expressly permitted in writing by the Majority Lenders;

(xv)         pursuant to a Permitted Reorganisation; and

(xvi)                         for cash on arm’s length terms where the higher of the market value and consideration receivable (when taken together with the higher of the market value and consideration receivable for any other disposal not allowed under the other sub-paragraphs of this paragraph (b)) does not exceed e50,000,000 in any annual Accounting Period of KDG (provided that  any part of the €50,000,000 not used in annual Accounting Period may be carried forward (once only) to the next annual Accounting Period), provided that neither KDVS nor any of its Subsidiaries (other than any Unrestricted Subsidiary) may dispose of any asset to KDG (other than pursuant to any Permitted Distribution).

(c)                                  The disposals referred to in sub-paragraphs (b)(iv), (b)( v)(A), (b)( x) and (b)(xvi) above shall be for cash payable in full at or before the time of disposal.

19.8                        Financial Indebtedness

(a)                                  Except as provided in paragraph (b) below, no member of the Group may incur or permit to be outstanding any Financial Indebtedness.

(b)                                 Paragraph (a) does not apply to:

(i)                                     Financial Indebtedness incurred under the Finance Documents or any Additional Facility or any Shareholder Loans owing by KDG to Luxco (or any other Holding Company of KDG);

(ii)                                  any Financial Indebtedness of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(iii)                               any Financial Indebtedness under any vendor financing programmes, sale and lease back arrangements, finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate amount of such Financial Indebtedness by members of the Group (when taken together with any other outstanding Financial Indebtedness permitted under sub-paragraph (b)(x) below) does not exceed e80,000,000 at any time;

(iv)                              any Treasury Transaction permitted under Clause 19.14 (Treasury Transactions);

(v)                                 any Financial Indebtedness permitted under Clauses 19.13 (Third party guarantees) or 19.15 (Loans out);

(vi)                              any Financial Indebtedness to the extent covered by a letter of credit or guarantee issued under an Ancillary Facility;

(vii)                           any Financial Indebtedness falling within paragraph (j) of the definition thereof (except to the extent the underlying obligation in respect of which an instrument contemplated by paragraph (j) has been issued itself constitutes Financial Indebtedness under any other paragraph of the definition of Financial Indebtedness);

(viii)                        any Financial Indebtedness expressly permitted in writing by the Majority Lenders;

(ix)                                any Financial Indebtedness owed by KDG or an Issuer incurred under the Indenture Documents or as Permitted KDG Debt (provided that the aggregate amount permitted to be incurred under this paragraph (ix) shall not exceed the indebtedness permitted to be incurred under the indenture governing the issuance of the €250,000,000 10.750 per cent. senior notes and the €610,000,000 10.625 per cent. senior notes (each due 2014 and issued by KDG) under the terms of that indenture as at the date of this Agreement);

(x)                                   until the first Utilisation Date, any Financial Indebtedness under the Existing Facility; and

(xi)                                any Financial Indebtedness of any member or members of the Group not otherwise permitted by this paragraph (b) which in aggregate (when taken together with the amount of any other outstanding Financial Indebtedness permitted under sub-paragraph (b)(iii)) does not exceed e80,000,000 at any time.

19.9                        Change of business

KDG must ensure that no substantial change is made to the general nature of the business of the Group taken as a whole being the Core Business.

19.10                 Mergers

No member of the Group may enter into any amalgamation, demerger, merger, consolidation or reconstruction other than a Permitted Reorganisation.

19.11                 Acquisitions

(a)                                  Except as provided in paragraph (b) below, no member of the Group may acquire or subscribe for shares or other ownership interests in or securities of any company or other person or acquire any business.

(b)                                 Paragraph (a) does not apply to:

(i)                                     the acquisition of Cash Equivalents;

(ii)                                  any Permitted Reorganisation;

(iii)                               any acquisition permitted under Clause 19.7(b)(ii), (iii), (v), (vi), or (xi) or 19.7(d) (Disposals);

(iv)                              any acquisition of shares or other ownership interest permitted under Clause 19.16 (Share Capital);

(v)                                 any Permitted Acquisition made on arm’s length terms; or

(vi)                              any investment which constitutes Unrestricted Subsidiary Funding.

19.12                 Environmental matters

(a)                                  Each member of the Group must ensure that:

(i)                                     it is, and has been, in compliance with all Environmental Laws and Environmental Approvals applicable to it, where failure to do so has a Material Adverse Effect or is reasonably likely to result in any liability for a Finance Party;

(ii)                                  it obtains all requisite Environmental Approvals where failure to obtain would have a Material Adverse Effect or is reasonably likely to result in any liability for a Finance Party; and

(iii)                               it implements procedures to monitor compliance with and to prevent liability under any Environmental Law.

(b)                                 Each Obligor must promptly upon becoming aware of the same notify the Facility Agent of:

(i)                                     any Environmental Claim current, or to its knowledge, pending or threatened; or

(ii)                                  any circumstances reasonably likely to result in an Environmental Claim,

which is likely to be substantiated and, if so substantiated, would have a Material Adverse Effect or is reasonably likely to result in any liability for a Finance Party.

(c)                                  KDVS agrees to indemnify each Finance Party, each receiver appointed under any Security Document and their respective officers, employees, agents and delegates (together the Indemnified Parties) against any loss or liability suffered or incurred by that Indemnified Party (except to the extent caused by such Indemnified Party’s own negligence or wilful default) which:

(i)                                     arises by virtue of any actual or alleged breach of any Environmental Law (whether by any Obligor, an Indemnified Party or any other person); or

(ii)                                  arises in connection with an Environmental Claim,

which relates to the Group, any assets of the Group or the operation of all or part of the business of the Group (or in each case any member of the Group) and which would not have arisen if the Finance Documents or any of them had not been executed by that Finance Party.

19.13                 Third party guarantees

(a)                                  Except as provided in paragraph (b) below, no member of the Group may incur or allow to be outstanding any guarantee by such member of the Group or any of its Subsidiaries (other than any Unrestricted Subsidiaries) in respect of any person.

(b)                                 Paragraph (a) does not apply to:

(i)                                     any guarantee arising under the Transaction Documents or arising pursuant to an indemnity given by KDG or KDVS in favour of the provider of a report prepared in respect of the Existing Facility in connection with that report;

(ii)                                  any guarantee comprising a netting or set-off arrangement entered into by a member of the Group with an Approved Bank in the ordinary course of its banking arrangements for the purposes of netting debit and credit balances of that member of the Group or of other members of the Group with that Approved Bank, provided that such arrangement does not permit credit balances of KDVS to be netted with debit balances of other members of the Group;

(iii)                               the endorsement of negotiable instruments in the ordinary course of trade;

(iv)                              performance bonds guaranteeing performance by an Obligor (not being KDG) under any contract (not being in respect of Financial Indebtedness) entered into in the ordinary course of trade;

(v)                                 guarantees permitted under Clause 19.8 (Financial Indebtedness);

(vi)                              any guarantee (not being in respect of Financial Indebtedness) granted in the ordinary course of trading by an Obligor;

(vii)                           any guarantee given by KDVS or New Regco and subject to the Priority Agreement in respect of Financial Indebtedness under the Indenture Documents or Permitted KDG Debt;

(viii)                        any guarantee given by KDVS or New Regco in respect of any Financial Indebtedness of KDG incurred under the Hedging Documents;

(ix)                                any guarantee not otherwise permitted by this paragraph (b) provided that the aggregate liability under all such guarantees outstanding under this sub-paragraph (when aggregated with the amounts of all loans which are permitted to be made by members of the Group under Clauses 19.15(b)(iv) and (v)) shall not at any time exceed e20,000,000; or

(x)                                   any guarantee issued by any member of the Group in respect of the obligations of an Unrestricted Subsidiary, so long as the recourse under that guarantee is limited in recourse to the net proceeds of shares, partnerships or other ownership interests held by a member of the Group in that Unrestricted Subsidiary, or the net proceeds of any debt owed by that Unrestricted Subsidiary to any member of the Group, provided that neither KDVS nor any of its Subsidiaries (other than any Unrestricted Subsidiaries) may guarantee any obligations of KDG (other than the guarantees referred to in sub-paragraph (vii) above).

19.14                 Treasury Transactions

(a)                                  No member of the Group may enter into any Treasury Transaction, other than the hedging transactions contemplated by the Hedging Letter and documented by the Hedging Documents and any other interest rate or currency hedging transactions entered into for non-speculative purposes.

(b)                                 KDVS must ensure that all interest rate hedging arrangements contemplated by the Hedging Letter are implemented in accordance with the terms of the Hedging Letter and that such arrangements are not terminated, varied or cancelled without the consent of the Facility Agent (acting on the instructions of the Majority Lenders), save (in the case of arrangements documented by the Hedging Documents) as permitted by the Priority Agreement.

19.15                 Loans out

(a)                                  Except as provided in paragraph (b) below, no member of the Group may be the creditor in respect of any Financial Indebtedness or of any trade credit extended to any of its customers.

(b)                                 Paragraph (a) does not apply to:

(i)                                     trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)                                  a loan by an Obligor to any employee or director of any Obligor which when aggregated with all other loans made to employees or directors of all Obligors does not exceed e7,500,000;

(iii)                               any loan by KDVS to a non-Obligor which when aggregated with the amount of any loan permitted under sub-paragraph (v) below and any amount guaranteed under Clause 19.13(b)(viii) (Third party guarantees) does not exceed e20,000,000;

(iv)                              any loan by a member of the Group not otherwise permitted by this paragraph (b) provided that the amount of all such loans outstanding under this sub-paragraph (when aggregated with the amount of any loans permitted by sub-paragraph (iii) above and any amounts which are permitted to be guaranteed by Clause 19.13(b)(ix) (Third party guarantees)) shall not at any time exceed e20,000,000;

(v)                                 any loan which constitutes Unrestricted Subsidiary Funding; and

(vi)                              any Permitted Distribution,

provided that (A) neither KDVS nor any of its Subsidiaries (other than any Unrestricted Subsidiary) may lend any amounts to KDG (other than pursuant to any Permitted Distribution provided that, except in the case of a KDG Operating Distribution, no Event of Default is outstanding, at the time of, or will be in existence immediately after, the making of such Permitted Distribution) and (B) KDG may not lend any amounts to KDVS or any of its Subsidiaries (other than an Unrestricted Subsidiary).

19.16                 Share capital

(a)                                  Except as provided in paragraph (b) below, no member of the Group may:

(i)                                     redeem, purchase, defease, retire or repay any of its shares or share capital (or any instrument convertible into shares or share capital) or resolve to do so except, in the case of any Subsidiary of KDVS only, to the extent that those shares, share capital or instruments are held by its Holding Company;

(ii)                                  issue any shares (or any instrument convertible into shares) which by their terms are redeemable at the option of the holder or carry any right to a return prior to the Senior Discharge Date other than to its Holding Company;

(iii)                               issue any shares or share capital (or any instrument convertible into shares or share capital) to any person other than its Holding Company; or

(iv)                              resolve an increase of the registered share capital of any Relevant Entity out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln).

(b)                                 Paragraph (a) does not apply to:

(i)                                     any transaction expressly allowed under the Finance Documents;

(ii)                                  the issue of any shares in connection with a Permitted Exit or any Market Issue; or

(iii)                               any transaction which is a Permitted Reorganisation or Permitted Distribution.

19.17                 Dividends

(a)                                  Subject to paragraph (c) below, neither KDVS nor KDG may:

(i)                                     declare, make or pay, or pay interest on any unpaid amount of, any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its shares or share capital (or any class of its share capital);

(ii)                                  repay, prepay or otherwise discharge (or allow any other member of the Group to repay, prepay or otherwise discharge) any amount of principal or interest (including capitalised interest) or any amount outstanding under or in respect of any Shareholder Loan; or

(iii)                               repay or distribute any share premium account.

(b)                                 Subject to paragraph (c) below, no member of the Group may pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of the Original Investors or any direct or indirect shareholder of KDG (or any of their respective Affiliates which is not a member of the Group).

(c)                                  Paragraphs (a) and (b) above do not apply to any Permitted Distribution permitted to be paid by (and in accordance with) the terms of the Priority Agreement.

19.18                 Intellectual property rights

(a)                                  Except as provided below, each member of the Group must:

(i)                                     make any registration and pay any fee or other amount which is necessary to retain and protect the Intellectual Property Rights which are material to the Core Business;

(ii)                                  record its interest in those Intellectual Property Rights;

(iii)                               take such steps as are necessary and commercially reasonable (including the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights;

(iv)                              not use or permit any such Intellectual Property Right to be used in a way which may, or take or omit to take any action which may, affect the existence or value of such Intellectual Property Right to an extent which could reasonably be expected to have a Material Adverse Effect; and

(v)                                 not grant any licence in respect of those Intellectual Property Rights.

(b)                                 Sub-paragraph (v) of paragraph (a) above does not apply to:

(i)                                     licence arrangements entered into between members of the Group for so long as they remain members of the Group; or

(ii)                                  licence arrangements entered into on normal commercial terms and in the ordinary course of its business.

19.19                 Insurances

(a)                                  In this Clause:

prudent owner means an owner and operator of any business, and of assets of a type and size, similar in all cases to those owned and operated by the relevant member of the Group in a similar location in each case in accordance with good industry practice.

(b)                                                                                 (i)            Each member of the Group must maintain Insurances which insure it for its insurable interest in respect of all risks and to the extent:

(A)                              which are required to be insured against under any applicable law or regulation; or

(B)                                which a prudent owner would insure against including (except in the case of KDG), without limitation, business interruption and directors and officers liability cover.

(ii)                                  Each member of the Group must ensure that the Insurances are with a reputable insurance company or underwriter of good standing and is not a captive insurer which is a member of the Group.

(iii)                               KDG shall obtain on or before each anniversary of this Agreement a letter of appropriateness from independent insurance brokers addressed to the Facility Agent on behalf of the Finance Parties in form and substance similar to that provided by KDG prior to the date of this Agreement, provided that nothing in this subparagraph (iii) shall be read as requiring the Group to maintain insurances in excess of those required under sub-paragraph (b)(i) above.

(c)                                  Each member of the Group must ensure that its Insurances comply with the following requirements:

(i)                                     each member of the Group must be insured for its own insurable interest, and separately from any other insured party and it will use all reasonable efforts to ensure that its insurers waive any right of subrogation against any member of the Group or any Finance Party;

(ii)                                  each member of the Group must be entitled to claim directly for any insured loss suffered by it;

(iii)                               KDG must, and shall use all reasonable endeavours to procure that the insurers will agree to, give at least 30 days’ notice to the Facility Agent if any insurer proposes to repudiate, rescind or cancel any Insurance or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of that member of the Group;

(iv)                              the member of the Group must be free to assign all amounts payable to it under each of its Insurances and all its rights in connection with those amounts in favour of the Security Agent as agent and trustee for the Finance Parties; and

(v)                                 no limits of cover purchased under any Insurance are to be capable of being eroded below the limits which a prudent owner would maintain by reason of claims from persons who are not members of the Group.

(d)                                 Each member of the Group must:

(i)                                     promptly notify the Facility Agent of any event or occurrence giving rise to any aggregate loss or liability in excess of e5,000,000 in respect of which any member of the Group is entitled to make one or more claim under any Insurance;

(ii)                                  keep the Facility Agent advised of the progress of the claim(s); and

(iii)                               not compromise or settle any claim for less than the amount claimed without the prior consent of the Facility Agent where the aggregate loss or liability in respect of the event or occurrence concerned is more than twice the amount referred to in sub-paragraph (i) above.

(e)                                  If any member of the Group fails to maintain any contract of insurance which it is required to maintain under this Agreement, that member of the Group will allow the Facility Agent to purchase the requisite insurance on its behalf if the Facility Agent so elects. That member of the Group must immediately on request by the Facility Agent pay the costs and expenses of the Facility Agent or any of its agents incurred in the purchase of that insurance.

19.20                 Holding Companies

(a)                                  KDG must not carry on any business or other activities or own any assets, other than:

(i)                                     the ownership of the shares in the general partners of each of KDVS, Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG, New Regco or any successor (as defined in paragraph (b) below) and Kabel Deutschland Vermögen Beteiligungs GmbH & Co. KG, the partnership interest in KDVS, Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG, New Regco or any successor (as defined in paragraph (b) below) and Kabel Deutschland Vermögen Beteiligungs GmbH & Co. KG and the ownership of the shares of or partnership interests in the New Limited Partnership any other limited partner of New Regco or any successor (as defined in paragraph (b) below) and where such limited partner (including the New Limited Partnership) is itself a partnership, ownership of the shares in the general partner in such partnership;

(ii)                                  the granting of any guarantee or Security Interest permitted by the terms of this Agreement;

(iii)                               incurring and making payments on Financial Indebtedness under the Hedging Documents and the Indenture Documents including complying with legal and regulatory reporting requirements and otherwise performing its obligations under such documents;

(iv)                              the making or receipt of Permitted Distributions;

(v)                                 rights arising under the Transaction Documents;

(vi)                              the provision of administrative, managerial, legal, treasury and accounting services to other members of the Group, the ownership of administrative equipment and leasing of premises required to provide such services and the employment of employees to provide such services;

(vii)                           general administration activities of KDG including, without limitation:

(A)                              those relating to overhead costs and paying filing fees and other ordinary course expenses required for KDG to continue to subsist (including, without limitation, audit fees and Taxes);

(B)                                periodic reporting under the Indenture Documents, SEC rules and other periodic reporting requirements and administering the High Yield Notes (including, without limitation, trustee fees);

(C)                                those relating to any other fees, costs, expenses and Taxes incurred in connection with the issue, offering, registration and periodic reporting in connection with the Indenture Documents; and

(D)                               those arising in connection with or following a Market Issue;

(viii)                        the ownership of Kabel Service Berlin GmbH, Kabelfernsehen München Servicenter Gesellschaft mit beschränkter Haftung — Beteiligungsgesellschaft, Kabelfernsehen München Servicenter GmbH & Co. KG, RKS Niedersächsische Kabel-Service- Beteiligungsgesellschaft mbH and RKS Niedersächsische Kabel-Servicegesellschaft mbH & Co. KG; or

(ix)                                (pending its solvent liquidation) the ownership of Deutsche Kabel Services Verwaltungs GmbH.

(b)                                 KDG shall ensure that Kabel Deutschland Verwaltungs GmbH or any other general partner of KDVS shall not carry on any business or other activities (other than the general administrative activities required for it to subsist and the business of being the general partner of KDVS and any other member of the Group in respect of which it was the general partner as at the date of this Agreement or own any assets (other than the ownership of the general partnership interest in KDVS and any other member of the Group in respect of which it was the general partner as at the date of this Agreement.

(c)                                  KDG shall ensure that Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG and Kabel Deutschland Vermögen Beteiligungs GmbH & Co. KG or any other limited partner of KDVS, or New Regco respectively, shall not carry on any business or other activities (other than the general administrative activities required for it to subsist and the business of being a limited partner of KDVS, or New Regco respectively, as at the date of this Agreement or own any assets (other than the ownership of the limited partnership interest in KDVS or New Regco respectively as at the date of this Agreement.

(d)                                 Subject to the following sentence, KDG shall ensure that any other limited partner of New Regco or any successor shall not carry on any business or other activities (other than the general administrative activities required for it to subsist and the business of being a limited partner of New Regco or any successor) or own any assets. This Clause does not apply to KDVS in its capacity as limited partner in New Regco.

(e)                                  KDG shall ensure that the general partner in the Second Limited Partnership shall not carry on any business or other activities (other than the general administration activities required for it to subsist and the business of being the general partner in the Second Limited Partnership) or own any assets (other than the general partnership interest in the Second Limited Partnership).

19.21                 Arm’s-length terms

No member of the Group may enter into any material transaction with any person otherwise than on arm’s-length terms, save for:

(a)                                  loans between members of the Group; or

(b)                                 other transactions between members of the Group,

which are permitted by other terms of this Agreement provided that the terms of those loans or transactions do not result in an effective transfer of value from any member of the Group (other than KDG) to KDG (other than any Permitted Distribution).

19.22                 Amendments to documents

(a)                                  No member of the Group may:

(i)                                     amend its memorandum or articles of association or other constitutional documents;

(ii)                                  enter into any agreement with any Original Investor or any direct or indirect shareholder in KDG or any of their respective Affiliates which is not a member of the Group other than in relation to corporate advisory services provided on arm’s length terms in the ordinary course of business; or

(iii)                               amend or waive any term of the Investor Documents or Acquisition Documents,

in a manner or to an extent which is reasonably likely in any way to affect materially and adversely the interests of the Finance Parties under the Finance Documents.

(b)                                 KDG must promptly supply to the Facility Agent a copy of any amendment to or waiver of any of the documents, or any agreement with any Original Investor or any direct or indirect shareholder in KDG (or any of their respective Affiliates), referred to in paragraphs (a)(i) (other than in relation to any Dormant Subsidiary) and (iii) above.

19.23                 Bank Accounts

No member of the Group may open or maintain any account or enter into any banking relationship with any branch of any bank or other financial institution providing similar services other than:

(i)                                     any account maintained with an Approved Bank; and

(ii)                                  any account not included in paragraph (a) and (b) above provided that the aggregate amount standing to the credit of such accounts shall not at any time exceed e500,000 and KDG shall, or will procure that the relevant member of the Group shall, close such account as soon as reasonably practicable after it becomes aware of the existence of such account.

19.24                 Access

If an Event of Default has occurred and is continuing, upon reasonable notice being given in writing by the Facility Agent, each member of the Group must allow any one or more representatives of the Facility Agent and/or accountants or other professional advisers appointed by the Facility Agent (at KDG’s risk and expense unless no Default is shown to exist) to have access during normal business hours to the premises, assets, books and records of that member of the Group in the presence of KDG.

19.25      Pension schemes

(a)           Each member of the Group must:

(i)            be in compliance with all laws and contracts relating to any of its pension schemes; and

(ii)           maintain and fund its pension schemes to at least the extent required by local law and practice,

save in each case where failure to do so would not have a Material Adverse Effect.

(b)           KDG must supply the Facility Agent with a copy of any third party report in respect of any pension scheme operated by a member of the Group which the Facility Agent may reasonably request.

19.26      Taxes

Each member of the Group must pay all Taxes due and payable (or, where payments of Tax must be made by reference to estimated amounts, such estimated Tax (calculated in good faith) as due and payable for the relevant period) by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

(a)           payment of those Taxes is being contested in good faith;

(b)           adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(c)           failure to pay those Taxes does not have a Material Adverse Effect.

19.27      Executive Officers

(a)           KDG must ensure that there is in place in respect of each member of the Group qualified management with appropriate skills.

(b)           If any of the Executive Officers ceases (whether by reason of death, retirement at normal retiring age or through ill health or otherwise) to perform his or her duties (as required under their service contracts), KDG must promptly:

(i)            notify the Facility Agent; and

(ii)           find and appoint an adequately qualified replacement for him or her as promptly as practicable and notify the Facility Agent prior to, or if not practicable, promptly following such appointment.

19.28      Security

(a)           Each Obligor shall ensure that the persons identified in Schedule 6 (Security Documents) will execute and deliver to the Security Agent the intended Security Documents identified against their name in that Schedule at or before the time provided for in that Schedule.

(b)           Each Obligor must use its reasonable endeavours, and shall procure that each of its Subsidiaries (other than any Unrestricted Subsidiary) uses its reasonable endeavours, on acquiring any asset which:

(i)            would not be immediately and effectively charged by the then existing Security Documents; and

(ii)           (A)          is of a type which is charged by the then existing Security Documents; or

(A)          is otherwise material to the business of that Subsidiary,

executes and delivers to the Security Agent such further or additional Security Documents in relation to such assets as the Majority Lenders may require (in each case acting reasonably having regard to the Security Principles) and in form and substance satisfactory to them.

(c)           Each Obligor shall execute and deliver to the Security Agent such further or additional Security Documents in such form as the Security Agent shall require (in each case acting reasonably having regard to the Security Principles) creating an effective first ranking fixed Security Interest over the ownership interest in any entity which becomes a member of the Group after the date of this Agreement.

(d)           The Obligors need only perform their obligations under paragraphs (b) and (c) above if it is not unlawful for the relevant person to execute and deliver such Security Documents and that person executing and delivering such Security Documents would not result in personal liability for that person’s directors or other management and if KDVS (acting reasonably) does not consider that the granting of such Security Interests would be materially disadvantageous to the tax position of it or the acquired entity. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully to avoid any such unlawfulness or personal or tax liability. This includes agreeing to a limit on the amount secured. The Facility Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so might avoid the relevant unlawfulness or personal liability.

(e)           Each Obligor shall, at its own expense, execute and do all such assurances, acts and things as the Security Agent may reasonably require:

(i)            for registering any Security Documents in any required register and for perfecting or protecting the security intended to be afforded by the Security Documents; and

(ii)           if the Security Documents have become enforceable, for facilitating the realisation of all or any part of the assets which are subject to the Security Documents and the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets, and in particular shall execute all transfers, conveyances, assignments and releases of that property whether to the Security Agent or to its nominees and give all notices, orders and directions which the Security Agent may reasonably think expedient.

(f)            On each date that a Security Document is entered into after the date of this Agreement, each Obligor shall procure that the documents listed in Part 5 of Schedule 2 (Conditions precedent documents) in respect of the Obligor entering into such Security Document are delivered to the Facility Agent.

19.29      Surplus Cash

(a)           No member of the Group may agree to any restriction on its ability to move cash to another member of the Group, whether by way of dividend or other distribution, inter-company loan, redemption of shares or otherwise.

(b)           Paragraph (a) above does not apply to any restriction contained in a Finance Document.

(c)           With effect from the date falling 30 days after the date of this Agreement, KDG may not hold any Cash or Cash Equivalents (disregarding any amounts held by KDG which KDG is permitted to distribute to its shareholders under the Finance Documents, pending such distribution) other than to meet its scheduled debt service falling due within five Business Days or to meet its other cashflow requirements (in respect of activities permitted under Clause 19.20 (Holding Companies)) for the next 30 days.

(d)           KDG will ensure that none of its Subsidiaries (other than KDVS and any Unrestricted Subsidiary) will, at any time, hold Cash or Cash Equivalents greater than required for its projected cashflow requirements for the next 30 days (the amount of such excess being the Cash Balance) and that any such Cash Balance shall be lent by that Subsidiary to KDVS except that no Subsidiary shall be required to lend any Cash Balance to KDVS:

(i)            at a time when to do so would cause KDVS or the Subsidiary to incur a materially greater Tax liability in respect of the Cash Balance than it would otherwise incur if the loan were made at a later date; or

(ii)           if to do so would breach any applicable law.

19.30      Telecoms Laws/Licences

Each member of the Group shall comply with all Telecom and Broadcasting Laws with which compliance is necessary for it to carry on its business and shall obtain and maintain all licences and authorisations necessary for it to carry on its business in each case where failure to do so would have a Material Adverse Effect.

19.31      Unrestricted Subsidiaries

(a)           Any transaction between a member of the Group and an Unrestricted Subsidiary must be on arm’s length terms.

(b)           No member of the Group may:

(i)            provide debt or equity funding or contributions to any Unrestricted Subsidiary;

(ii)           incur any actual or contingent liability in respect of any Unrestricted Subsidiary or its obligations (except to the extent limited in recourse to the net proceeds of shares, partnerships or other ownership interests held by a member of the Group in an Unrestricted Subsidiary, or of debt owed to a member of the Group by an Unrestricted Subsidiary); or

(iii)          permit any creditor of any Unrestricted Subsidiary to have any recourse to it or its assets, including on an insolvency or winding-up of the Unrestricted Subsidiary (except to the extent limited in recourse to the net proceeds of shares, partnerships or other ownership interests held by a member of the Group in an Unrestricted Subsidiary, or of indebtedness owed by an Unrestricted

Subsidiary to a member of the Group),

(together, Unrestricted Subsidiary Funding) except to the extent that the aggregate amount of all Unrestricted Subsidiary Funding (including any Unrestricted Subsidiary Funding  provided before the date of this Agreement which remains outstanding) does not exceed the Permitted Investment Basket.

(c)           For the purposes of this Clause 19.31 Permitted Investment Basket means:

(i)            prior to the completion of the acquisition of the Agreed Target, the aggregate of €160,000,000; and

(ii)           if the Agreed Target is acquired by a member of the Group, after the completion of that acquisition, €60,000,000,

in each case, plus the proceeds of any equity or subordinated debt (subordinated on terms acceptable to the Facility Agent) which is provided to KDVS after the date of this Agreement for the purpose of investment in an Unrestricted Subsidiary and plus the proceeds of any dividends or other distributions, loan repayments or interest payments in each case received in cash by a member of the Group from an Unrestricted Subsidiary (but only to the extent the same are not included in Consolidated EBITDA at any time) but deducting any amount of the Permitted Investment Basket used to fund the payment of distributions as contemplated in sub-paragraph (a)(i) of the definition of Permitted Distribution in Clause 1.1 (Definitions).

19.32      Security transfer agreement

Within 90 days of the date of this Agreement, each Original Obligor must enter into a security transfer agreement (the 2006 Security Transfer Agreement) in respect of any parts of the cable network which were not subject to a Security Interest under the 2004 Security Transfer Agreement (whether through a Security Interest, judgment action or otherwise).

19.33      New Regco

New Regco will, at least five Business Days prior to any Permitted Reorganisation in which it is involved or prior to any contribution of assets to it, provide evidence to the Facility Agent that it has appointed an agent for service of process in England under the Finance Documents.

20.          DEFAULT

20.1        Events of Default

Each of the events set out in this Clause is an Event of Default.

20.2        Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)           is caused by technical or administrative error; and

(b)           is remedied within three Business Days of the due date.

20.3        Breach of other obligations

(a)           An Obligor does not comply with any term of Clause 18 (Financial covenants); or

(b)           an Obligor does not comply with any term of the Finance Documents (other than any term referred to in Clause 20.2 (Non-payment) or in paragraph (a) above), unless the non-compliance:

(i)            is capable of remedy; and

(ii)           is remedied within 21 days of the earlier of the Facility Agent giving notice of the breach to KDG and any Obligor becoming aware of the non-compliance.

20.4        Misrepresentation

A representation or warranty made or deemed to be repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation or breach of warranty:

(a)           are capable of remedy; and

(b)           are remedied within 21 days of the earlier of the Facility Agent giving notice of the breach to KDG and any Obligor becoming aware of the misrepresentation or breach of warranty.

20.5        Cross-default

Any of the following occurs in respect of a member of the Group:

(a)           any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period); or

(b)           any of its Financial Indebtedness:

(i)            becomes prematurely due and payable prior to its stated maturity; or

(ii)           is placed on demand; or

(iii)          is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand; or

(iv)          is terminated or closed out or is capable of being terminated or closed out,

in each case, because an event of default (howsoever described) has occurred,

unless the aggregate principal amount of Financial Indebtedness falling within all or any of paragraphs (a) and (b) above is less than e20,000,000.

20.6        Insolvency

(a)           Any of the following occurs in respect of a Material Group Member:

(i)            it is, or is deemed for the purposes of any applicable law to be, overindebted (Überschuldung) or is unable to pay its debts as they fall due (Zahlungsunfähigkeit) or insolvent; or

(ii)           it admits its insolvency or its inability to pay its debts as they fall due; or

(iii)          it suspends making payments on any of its debts or announces an intention to do so; or

(iv)          by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor (other than the Finance Parties) for the rescheduling or restructuring of any of its other indebtedness; or

(v)           a moratorium is declared or instituted in respect of any of its indebtedness.

If a moratorium occurs in respect of a member of the Group, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

20.7        Insolvency proceedings

(a)           Except as provided in paragraph (b) below, any of the following occurs in respect of a Material Group Member:

(i)            any formal or legal step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors; or

(ii)           a meeting of its shareholders, directors or other relevant officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for its winding-up, administration or dissolution or for the seeking of relief under any applicable bankruptcy, insolvency, company or similar law or any such resolution is passed; or

(iii)          any person presents a petition or files documents with a court or any registrar for its winding-up, administration or dissolution or seeking relief under any applicable bankruptcy, insolvency, company or similar law; or

(iv)          an order for its winding-up, administration or dissolution is made or other comparable relief is granted under any applicable bankruptcy, insolvency, company or similar law; or

(v)           any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets; or

(vi)          its shareholders, directors or other relevant officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer in respect of it or any of its assets.

(b)           Paragraph (a) does not apply to:

(i)            any step or procedure which is part of a Permitted Reorganisation; or

(ii)           a petition or document referred to in paragraph (a)(i) or (a)(iii) above for winding-up or similar action presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within twenty one days.

20.8        Creditors’ process

(a)           Except as provided in paragraph (b) below, any attachment, sequestration, distress, execution or analogous event affects any asset or assets of a Material Group Member.

(b)           Paragraph (a) does not apply if:

(i)            the aggregate value of that asset or those assets is less than e10,000,000; or

(ii)           that attachment, sequestration, distress, execution or analogous event is being contested in good faith and with due diligence and is discharged or stayed within 21 days.

20.9        Analogous proceedings

There occurs, in relation to a Material Group Member, in any jurisdiction to which it or any of its assets are subject, any event which, in the reasonable opinion of the Majority Lenders, appears to correspond with any of those mentioned in Clauses 20.6 (Insolvency) to 20.8 (Creditors’ process) (inclusive).

20.10      Cessation of business

A Material Group Member suspends, ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business except:

(a)           as part of a Permitted Reorganisation; or

(b)           as a result of any disposal allowed under this Agreement.

20.11      Finance Documents

(a)           It is or becomes unlawful for any Obligor to perform any of its material obligations under the Finance Documents.

(b)           Any Finance Document is not effective in any material respect or is alleged by an Obligor to be ineffective for any reason.

(c)           An Obligor repudiates or rescinds a Finance Document or evidences an intention to repudiate or rescind a Finance Document.

20.12      Ownership of Obligors

An Obligor (other than KDG) is not or ceases to be a wholly-owned Subsidiary of KDG.

20.13      Priority Agreement

(a)           (i)            Any Relevant Party does not comply with the terms of the Priority Agreement; or

(ii)           a representation or warranty given by any Relevant Party in the Priority Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation or breach of warranty are capable of remedy, such non-compliance is or circumstances are not remedied within 21 days of the earlier of the Facility Agent giving notice to that Relevant Party of and that Relevant Party becoming aware of the non-compliance or misrepresentation or breach of warranty.

(b)           The Priority Agreement is not effective in any material respect or is alleged by a Relevant Party to it to be ineffective.

(c)           Any Relevant Party repudiates the Priority Agreement or evidences an intention to repudiate it.

(d)           For the purpose of this Clause, Relevant Party means any member of the Group, KDHoldCo, any other Holding Company of KDG which has provided Shareholder Loans to KDG and any Investor which is, in each case, party to the Priority Agreement.

20.14      Material adverse effect

Any event or series of events (whether related or not) occurs which has a Material Adverse Effect.

20.15      Audit qualification

The Auditors qualify their report on any audited consolidated Accounts of KDG:

(a)           by reference to not having access to adequate information or the information supplied being unreliable;

(b)           on the grounds that they are unable to prepare such Accounts on a going concern basis; or

(c)           otherwise in terms or as to issues which in the opinion of the Majority Lenders (acting reasonably) are materially adverse to their interests in the context of the Finance Documents and the transactions contemplated by them.

20.16      Proceedings

Any one or more judgments or orders is made against any member of the Group involving an aggregate liability (not paid or to the extent not covered by Insurance) which is in excess of e10,000,000 unless all those judgments and orders are vacated, discharged, paid or stayed pending appeal within fourteen days of their being made.

20.17      Service Level Agreements

(a)           (i)            Any Service Level Agreement is terminated or becomes capable of being terminated; or

(ii)           Deutsche Telekom AG issues a notice of termination or otherwise demonstrates an intention to terminate any Service Level Agreement,

in each case otherwise than by reason of full performance of the agreement or expiry of its term, where such termination would have a Material Adverse Effect.

(b)           Any member of the Group shall agree to any amendment of or waiver of any of its rights under any Service Level Agreement to which it is a party where such amendment or waiver would have a Material Adverse Effect.

20.18      Regulatory Interventions/Licences

Any licence is revoked, cancelled or altered, the effect of which would have a Material Adverse Effect or any regulatory authority intervenes with the operation of the business of an Obligor and such intervention is reasonably likely to have a Material Adverse Effect.

20.19      High Yield Notes

Any event of default (howsoever defined and giving effect to any applicable grace period) is outstanding under the High Yield Notes.

20.20      Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to KDG:

(a)           declare that an Event of Default has occurred; and/or

(b)           declare that a Rollover Loan may not be made; and/or

(c)           cancel some or all of the Total Commitments; and/or

(d)           declare that all or part of any amounts outstanding under the Finance Documents are:

(i)            immediately due and payable; and/or

(ii)           payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this Clause will take effect in accordance with its terms.

21.          THE ADMINISTRATIVE PARTIES

21.1        Appointment and duties of the Agents

(a)           Each Finance Party (other than such Agent) irrevocably appoints each Agent to act as its agent (and, in the case of the Security Agent, trustee) under and in respect of the Finance Documents.

(b)           Each Finance Party irrevocably authorises each Agent to:

(i)            perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)           execute each Finance Document expressed to be executed by the relevant Agent on its behalf.

(c)           Each Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

21.2        Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents, the Mandated Lead Arranger has no obligation of any kind to any other Party in connection with any Finance Document.

21.3        No fiduciary duties

Except as specifically provided in a Finance Document and except in the case of the Security Agent, in relation to the Security Documents and monies recovered pursuant thereto:

(a)           nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person; and

(b)           no Administrative Party need hold in trust any moneys paid to or recovered by it for a Party pursuant to the Finance Documents or be liable to account for interest on those moneys.

21.4        Individual position of an Administrative Party

(a)           If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)           Each Administrative Party may:

(i)            carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)           retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

21.5        Reliance

Each Agent may:

(a)           rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)           rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)           engage, pay for and rely on professional advisers selected by it (including those representing a Party other than that Agent); and

(d)           act under the Finance Documents through its personnel and agents.

21.6        Majority Lenders’ instructions

(a)           Except in relation to a decision or action which specifically requires the instructions of all of the Lenders, each Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, each Agent may act or refrain from acting as it considers to be in the best interests of all the Lenders.

(b)           The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)           Neither Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)           An Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

21.7        Responsibility

(a)           No Administrative Party is responsible to any other Finance Party for the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(i)            any Finance Document or any other document;

(ii)           any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(iii)          any observance by any Obligor of its obligations under any Finance Document or any other document.

(b)           Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)            has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)           has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

21.8        Exclusion of liability

(a)           Neither Agent is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)           No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of an Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of an Agent may rely on this Clause in accordance with the Contracts (Rights of Third Parties) Act 1999.

(c)           (i)            Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)           Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirement it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

21.9        Default

(a)           Neither Agent is obliged to monitor or enquire whether a Default has occurred. Neither Agent is deemed to have knowledge of the occurrence of a Default unless it has received notice from a Party describing such Default and specifying that the event or circumstance concerned is a Default.

(b)           If an Agent:

(i)            receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)           is aware of the non-payment of any principal, interest or fee payable to a Lender under any Finance Document,

it must promptly notify the Lenders.

21.10      Information

(a)           Each Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to that Agent by a Party for that person.

(b)           Except where a Finance Document specifically provides otherwise, neither Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)           Except as provided above, neither Agent has any duty:

(i)            either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)           unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)           In acting as an Agent, such Agent shall be treated as acting through its agency division which shall be treated as a separate entity from its other divisions and departments. Any information received or acquired by an Agent which, in its opinion, is received or acquired by some other division or department or otherwise than in its capacity as an Agent may be treated as confidential by that Agent and will not be treated as information possessed by that Agent in its capacity as such.

(e)           No Agent is obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)            Each Obligor irrevocably authorises each Agent to disclose to the other Finance Parties any information which, in such Agent’s opinion, is received by it in its capacity as an Agent.

(g)           Upon request by a Lender or KDG the Facility Agent shall supply that Lender with a list of all of the current Lenders (and their participation in each of the Facilities) at that time.

21.11      Indemnities

(a)           Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify each Agent for that Lender’s proportion of any loss or liability incurred by that Agent in acting as an Agent, except to the extent that the loss or liability is caused by that Agent’s gross negligence or wilful misconduct.

(b)           A Lender’s proportion of the liability or loss set out in paragraph (a) above is the proportion which its participation in the Loans and Ancillary Outstandings (if any) bear to all the Loans and Ancillary Outstandings (if any) on the date of the demand. If, however, there are no Loans or Ancillary Outstandings outstanding on the date of demand, then the proportion will be the proportion which its aggregate Commitments bear to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

(c)           Each Agent may deduct from any amount received by it for a Lender any amount due to that Agent from that Lender under a Finance Document but unpaid.

21.12      Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

21.13      Resignation

(a)           Each Agent may resign and appoint any of its Bank Affiliates as successor Agent to it by giving notice to the Lenders and KDG.

(b)           Alternatively, each Agent may resign by giving notice to the Lenders and KDG, in which case the Majority Lenders may appoint a successor Agent to it.

(c)           If no successor Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the relevant Agent may appoint a successor Agent to it.

(d)           The person(s) appointing a successor Agent must, if practicable, consult with KDG prior to the appointment.

(e)           The resignation of an Agent and the appointment of any successor Agent will both become effective only when:

(i)            the successor Agent notifies all the Parties that it accepts its appointment;

(ii)           on giving the notification, the successor Agent will succeed to the position of the retiring Agent and the term Facility Agent or Security Agent (as applicable) will mean the successor Agent; and

(iii)          in the case of the Security Agent, the Facility Agent confirms that it is satisfied that the Security Documents (and any related documentation) have been transferred to or into (and where required registered in) the name of the proposed successor Security Agent.

(f)            The retiring Agent must, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(g)           Upon its resignation becoming effective, this Clause will continue to benefit a retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was an Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)           The Majority Lenders may, by notice to any Agent, require it to resign under paragraph (b) above.

(i)            The Obligors will (at their own cost) take such action and execute such documents as is required by the Security Agent so that the Security Documents provide for effective and perfected security in favour of any successor Security Agent.

21.14      Relationship with Lenders

(a)           Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)           Each Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)           Each Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

21.15      Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

21.16      Security Agent

(a)           The Security Agent shall hold the security constituted by the Security Documents on trust or to the extent required by any applicable local law as agent for the Finance Parties in accordance with the Finance Documents.

(b)           The Security Agent shall not be liable for any failure, omission, or defect in registering, protecting or perfecting the security constituted by any Security Document or any security created thereby.

(c)           The Security Agent has no obligation to enquire into or check the title which any Obligor may have to any property over which security is intended to be created by any Security Documents or to insure any such property or the interests of the Finance Parties in that property.

(d)           The Security Agent is not under any obligation to hold any title deeds, Security Documents or any other documents in connection with the property charged by any Security Document or any other such security in its own possession or to take any steps to protect or preserve the same. The Security Agent may permit the relevant Obligor, any bank providing safe custody services or any professional adviser of the Security Agent to retain all such title deeds, Security Documents and other documents in its possession.

(e)           All amounts received by the Security Agent under the Finance Documents may be:

(i)            invested in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Lenders; or

(ii)           placed on deposit at such bank or institution (including any Agent or Lender) and upon such terms as the Security Agent may think fit. Any and all such monies and all interest thereon shall be paid over to the Facility Agent forthwith upon demand by the Facility Agent.

(f)            Each Finance Party confirms its approval of the Security Documents and authorises and directs the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the same as trustee (or agent) or as otherwise provided (and whether or not expressly in the Lenders’ names) on its behalf.

22.          EVIDENCE AND CALCULATIONS

22.1        Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

22.2        Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will, in the absence of manifest error, be conclusive evidence of the matters to which it relates.

22.3        Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines to be market practice.

23.          FEES

23.1        Agents’ fees

KDVS must pay (or procure that there is paid) to the relevant Agent for its own account the agency fee in the amount and in the manner agreed in the Fee Letter between the Agents and KDG.

23.2        Commitment fee

(a)           KDVS must pay to the Facility Agent for the account of each Lender a commitment fee computed at the rate of 0.625 per cent. per annum on the undrawn, uncancelled amount of each Lender’s B Facility Commitment. Such commitment fee shall accrue from the date of this Agreement.

(b)           Accrued commitment fee is payable on the date falling three months after the date of this Agreement and subsequent payments of accrued commitment fee shall be paid quarterly in arrear. Accrued commitment fee in respect of a Lender’s Commitment under a Facility is also payable to the Facility Agent for that Lender on the date its Commitment under that Facility is cancelled in full and on any Acquisition Termination Date.

23.3        Fees

KDVS must pay each Finance Party the fees agreed to be paid in any Fee Letter, such fees to be paid in accordance with the terms of that Fee Letter.

24.          INDEMNITIES AND BREAK COSTS

24.1        Currency indemnity

(a)           KDVS must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)            that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)           that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)           Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

24.2        Other indemnities

(a)           KDVS must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)            the occurrence of any Event of Default;

(ii)           any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)          (other than by reason of gross negligence or wilful default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)          a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment.

KDVS’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

(b)           KDVS must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)            investigating any event which the Facility Agent reasonably believes to be a Default except in relation to Clause 19.24 (Access) and 18.6(c) (Auditors) where following investigation no Default is shown to exist; or

(ii)           acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised by an Obligor.

24.3        Break Costs

(a)           Each Borrower must pay to each Lender its Break Costs in relation to Loans or overdue amounts repaid or prepaid to it otherwise than on the last day of a Term applicable thereto.

(b)           Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)            the interest which that Lender would have received (excluding the Margin and the Mandatory Cost) for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)           the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the second Business Day following receipt and ending on the last day of the applicable Term.

(c)           Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Clause.

25.          EXPENSES

25.1        Initial costs

On the first Utilisation Date, KDVS must pay to each Administrative Party the amount of all costs and expenses (including the costs and expenses of legal advisers) reasonably incurred by it or any of its Bank Affiliates in connection with due diligence visits, the negotiation, preparation, printing, execution and perfection of the Finance Documents and other documents contemplated thereby.

25.2        Subsequent costs

KDVS must pay to the Facility Agent the amount of all costs and expenses (including the costs and expenses of legal advisers) reasonably incurred by it or any of its Bank Affiliates in connection with:

(a)           the negotiation, preparation, printing, execution and perfection of any Finance Document and other documents contemplated thereby executed after the date of this Agreement;

(b)           syndication of the Facilities; and

(c)           any amendment, waiver or consent made or granted in connection with the Finance Documents.

25.3        Enforcement costs

KDVS must pay to each Finance Party the amount of all costs and expenses (including the costs and expenses of legal advisers) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

26.          AMENDMENTS AND WAIVERS

26.1        Procedure

(a)           Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of KDG and the Majority Lenders; this includes any amendment or waiver of this Agreement. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause. Each Obligor agrees to any such amendment or waiver agreed to by KDG.

(b)           If the Facility Agent requests the consent of the Lenders to a proposed amendment or waiver to a Finance Document, and a Lender does not notify the Facility Agent whether it consents to the amendment or waiver within the later of:

(i)            the date indicated in the Facility Agent’s request as being the last date on which Lenders should indicate whether they consent to the amendment or waiver; and

(ii)           15 Business Days after the date of the Facility Agent’s request,

such Lender’s outstanding Loans, Ancillary Outstandings and Commitments (as appropriate) shall not be taken into consideration in determining whether the Lenders or Majority Lenders have consented to the proposed amendment or waiver.

(c)           The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

26.2        Exceptions

(a)           An amendment or waiver which relates to:

(i)            the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)           an extension of the date of payment of any amount of principal, interest, fees or commission to a Lender (other than an Ancillary Lender in respect of an Ancillary Facility) under the Finance Documents other than under Clause 8.3 (Mandatory prepayment — third party receipts) 8.4 (Mandatory prepayment - market issue);

(iii)          a reduction in the Margin or a reduction in the amount of or change in the currency of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents other than under Clauses 8.3 (Mandatory prepayment — third party receipts), Mandatory prepayment - market issue or 9.3 (Margin adjustments);

(iv)          a release of an Obligor, save as expressly provided in Clause 27.8 (Release of Security);

(v)           a term of a Finance Document which expressly requires the consent of each Lender;

(vi)          the right of a Lender to assign or transfer its rights or obligations under the Finance Documents;

(vii)         unless provided for in this Agreement, the Priority Agreement or as part of a Permitted Reorganisation, a release of security over any shares or over any other assets granted under the Security Documents;

(viii)        changing the ranking or subordination provided for in the Priority Agreement in any material respect adverse to the Finance Parties (subject to paragraph (f)); or

(ix)           this Clause,

may only be made with the consent of all the Lenders.

(b)           An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)           An amendment or waiver which relates to the rights or obligations of any Ancillary Lender may not be effected without the prior consent of that Ancillary Lender.

(d)           An amendment or waiver which relates to Clause 8.9 (Application between Facilities) may only be made with the consent of all the Lenders.

(e)           Any amendment or waiver which relates to an increase in, or an extension of, a Commitment may only be made if the Commitments the subject of the proposal increase or extension are:

(i)            A Facility Commitments, with the consent of all the Lenders under the A Facility and with the consent of the Majority Lenders;

(ii)           B Facility Commitments, with the consent of all the Lenders under the B Facility and with the consent of the Majority Lenders; and

(iii)          Add-On Facility Commitments, with the consent of all the Lenders under that Add-On Facility (and, to the extent the aggregate principal amount of the Additional Facilities would exceed e650,000,000 after giving effect to such increase, the consent of the Majority Lenders), provided that an Add-On Facility and Add-On Facility Commitments which does not result in the aggregate principal amount of all Additional Facilities exceeding €650,000,000 may be initially established under this Agreement with the consent only of the prospective Lenders under that Add-On Facility.

(f)            An amendment which provides for subordination or ranking of any Add-On Facility or External Facility (in each case) behind all the other Loans or External Facilities (or behind any already subordinated Loan or External Facility) may be implemented with the consent only of all the lenders of that Add-On Facility or External Facility.

26.3        Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with KDG) determines is necessary to reflect the change.

26.4        Waivers and remedies cumulative

(a)           The rights of each Finance Party under the Finance Documents:

(i)            may be exercised as often as necessary;

(ii)           are cumulative and not exclusive of its rights under the general law; and

(iii)          may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

(b)           Each Finance Party irrevocably:

(i)            instructs the Facility Agent and the Security Agent to amend any Finance Document to the extent required to implement the terms of any Additional Facility provided that no such amendment prejudices or is reasonably likely to prejudice the interests of that Finance Party under the Finance Documents. For these purposes, if the terms of an Additional Facility comply with the terms of this Agreement, the Lenders confirm that such terms will not prejudice their interests under the Finance Documents; and

(ii)           instructs and authorises the Security Agent to:

(A)          act as its representative (Stellvertreter) with regard to the acceptance or, as the case may be, amendment of any (x) security assigned or transferred or (y) any pledge or other accessory security right; and

(B)           execute any amendment agreement and any Security Document acting on its own behalf and as attorney-in-fact for the relevant Finance Party. The Security Agent shall be exempt from the restrictions imposed by section 181 of the German Civil Code and shall have the authority to delegate the power granted hereunder and to grant exemption from the restrictions imposed by section 181 of the German Civil Code to any delegate, provided that the Security Agent is not authorised to amend any Security Document until the Facility Agent has received (or has received confirmation from legal counsel that it will deliver), in form and substance satisfactory to it, a legal opinion from counsel to it, in respect of the amended Security Documents (the Facility Agent confirms that it will accept a legal opinion from Allen & Overy LLP in substantially the form received under Part 1 of Schedule 2 (Conditions Precedent Documents)).

27.          CHANGES TO THE PARTIES

27.1        Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

27.2        Assignments and transfers by Lenders

(a)           A Lender (the Existing Lender) may, subject to the following provisions of this Clause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other bank or financial institution or to a Fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender), provided that, in the case of a partial assignment or transfer (including by way of novation) of any of its rights and obligations, a minimum amount of e5,000,000 (unless to a Bank Affiliate of a Lender) must be assigned or transferred.

(b)           Without limitation to the generality of paragraph (a), a New Lender may be a bank or financial institution or a trust or fund or other person which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

(c)           Notwithstanding paragraph (a) above, a transfer by one or more Existing Lenders to a Fund must be in an amount such that the Fund and its Related Funds taken together will have a Commitment in a minimum amount of e1,000,000. For the purposes of this Clause, Funds are Related Funds if they are managed or advised by the same investment manager or advisor or, if managed by different investment managers or advisors, the investment advisors or managers are Affiliates.

(d)           No assignment or transfer under this Clause will be effective until the Facility Agent has completed all know your customer requirements relating to any person that it is required to carry out in relation to such assignment or transfer. The Facility Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction.

(e)           A transfer of obligations will be effective only if either:

(i)            the obligations are novated in accordance with the provisions of Clause 27.3 (Procedure for transfer by way of novation); or

(ii)           the New Lender confirms to the Facility Agent and KDG in form and substance satisfactory to the Facility Agent and KDG that it is bound by the terms of this Agreement as a Lender and by the terms of the Priority Agreement as a Senior Creditor (as defined in the Priority Agreement).

On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(f)            Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of e1,500.

(g)           Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(h)           A Lender may sub-participate its obligations and/or rights under this Agreement.

27.3        Procedure for transfer by way of novation

(a)           A novation is effected if:

(i)            the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)           the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(b)           Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(c)           On the Transfer Date:

(i)            the New Lender will assume the rights and/or obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender;

(ii)           the Existing Lender will be released from those obligations (and any corresponding obligations assumed by it in the Priority Agreement) and cease to have those rights (and any corresponding rights conferred on it by the Priority Agreement); and

(iii)          the New Lender will become a party to this Agreement as a Lender and to the Priority Agreement as a Senior Creditor (as defined in the Priority Agreement).

27.4        Limitation of responsibility of Existing Lender

(a)           Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)            the financial condition of any Obligor;

(ii)           the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)          any Finance Document or any other document;

(B)           any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(C)           any observance by any Obligor of its obligations under any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)           Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)            has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement;

(ii)           has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document; and

(iii)          is a person whose ordinary business includes participation in syndicated facilities of this type.

(c)           Nothing in any Finance Document requires an Existing Lender to:

(i)            accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)           support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

27.5        Costs resulting from change of Lender or Facility Office

If:

(a)           a Lender assigns or transfers any of its rights and/or obligations under the Finance Documents or changes its Facility Office; and

(b)           as a result of circumstances existing at the date the assignment, transfer or change occurs and as a result of the assignment, transfer or change, an Obligor would be or become obliged to pay a Tax Payment or an Increased Cost, then, unless the assignment, transfer or change is made by a Lender in order to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

27.6        Replacement of Lender at option of KDG

(a)           If at any time any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below), then KDG may, on 10 Business Days’ prior written notice to the Facility Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to this Clause 27 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution or to a Fund or other entity which is regularly engaged in or established for the purposes of making, purchasing or investing in loans, securities or other financial assets (a Replacement Lender) selected by KDG, and which is acceptable to the Facility Agent acting reasonably, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans, any Ancillary Outstandings and all accrued interest (and any Break Costs) and fees and other amounts payable hereunder.

(b)           The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)            KDG shall have no right to replace the Facility Agent or Security Agent;

(ii)           neither the Facility Agent nor any Lender shall have any obligation to KDG to find a Replacement Lender;

(iii)          such replacement of a Non-Consenting Lender must take place no later than 30 days after the date the Non-Consenting Lender notified KDG and the Facility Agent of its failure or refusal to agree to any consent, waiver or amendment to the Finance Documents requested by KDG; and

(iv)          in no event shall the Lender replaced under this Clause be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)           In the event that:

(i)            KDG or the Facility Agent (at the request of KDG) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)           the waiver or amendment in question requires the consent of all of the Lenders or the Majority Lenders; and

(iii)          the Majority Lenders have consented to such waiver or amendment,

then any Lender who refuses to agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

27.7        Additional Borrowers

(a)           Any Subsidiary of KDG (other than an Unrestricted Subsidiary) may become an Additional Borrower by executing an Obligor Accession Deed.

(b)           The Facility Agent (acting on the instructions of the Majority Lenders) may impose such limitations on the ability of an Additional Borrower to borrow under any Facility (other than, in respect of an Add-On Facility, the original borrowers named in the relevant Add-On Facility Accession Agreement) as it deems reasonably necessary (acting reasonably).

(c)           The prior consent of all the Lenders is required if the Additional Borrower is not incorporated or established in Germany.

(d)           Until the Facility Agent notifies the other Finance Parties and KDG that the documents and evidence listed in Part 2 of Schedule 2 supplied by an Additional Borrower are in form and substance satisfactory to the Facility Agent (acting reasonably), that Additional Borrower may not use any Facility (other than, in respect of an Add-On Facility, the original borrowers named in the relevant Add-On Facility Accession Agreement). The Facility Agent must give this notification as soon as reasonably practicable after receipt of such documents and evidence in form and substance satisfactory to it (acting reasonably).

(e)           Delivery of an Obligor Accession Deed, executed by the relevant Subsidiary and KDG, to the Facility Agent constitutes confirmation by that Subsidiary and KDG that the Repeating Representations are then correct.

(f)            KDG shall, and shall procure that each member of the Group shall, promptly give the Facility Agent all assistance it requires in relation to the security to be granted pursuant to this Agreement including promptly answering all reasonable questions of the Facility Agent and its advisors in relation to the assets of the Group.

27.8        Release of Security

If a transaction is:

(a)           permitted by the terms of Clause 19.7 (Disposals); or

(b)           being effected at the request of the Majority Lenders in circumstances where any of the security created by the Security Documents has become enforceable; or

(c)           being effected by enforcement of the Security Documents; or

(d)           being done to give effect to the reorganisation contemplated by paragraph (c) of the definition of Permitted Reorganisation,

the Security Agent is irrevocably authorised to execute on behalf of each Finance Party and each Obligor (and at the cost of the relevant Obligor):

(i)            any release of the security created by the Security Documents over that asset; and

(ii)           if that asset comprises all of the shares or other ownership interest in the capital of any Obligor (or any Holding Company of an Obligor) held by members of the Group and the disposal is being effected in the circumstances referred to in paragraph (b) above, a release of that Obligor and its Subsidiaries from all present and future liabilities (both actual and contingent and including any liability to any other Obligor under the Finance Documents by way of contribution or indemnity) in its capacity as a Borrower under the Finance Documents and a release of any Security Interests granted by that Obligor and its Subsidiaries over any of their respective assets under the Security Documents.

The Security Agent shall be obliged to consent to any release referred to in (i) above in relation to any disposal permitted in (a) above. Each Finance Party will execute such releases as the Security Agent may reasonably require to give effect to this Clause. No such release will affect the obligations of any other Obligor under the Finance Documents. The Security Agent is authorised by the Finance Parties to, and shall on request of KDG release any Security Interests granted over any rights under any Transaction Document to allow any member of the Group to take any action permitted under Clause 19.22 (Amendments to documents). The Security Agent shall be entitled to rely conclusively on any statement of KDG as to the manner or extent of any affect of such exercise of such member’s rights and otherwise as to compliance with Clauses 19.22 (Amendments to documents).

28.          DISCLOSURE OF INFORMATION

(a)           Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)            which is publicly available, other than information which is publicly available as a result of a breach by that Finance Party of this Clause;

(ii)           in connection with any legal or arbitration proceedings;

(iii)          if required to do so under any law or regulation;

(iv)          to a governmental, banking, taxation or other regulatory authority;

(v)           to its professional advisers;

(vi)          to any Original Investor, any member of the Group or any Affiliate of KDG;

(vii)         to the extent allowed under paragraph (b) below; or

(viii)        with the agreement of the relevant Obligor.

(b)           A Finance Party may disclose to a Bank Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, assignment, participation or other agreement in relation to this Agreement (a participant):

(i)            a copy of any Finance Document; and

(ii)           any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must enter into a Confidentiality Undertaking.

29.          SET-OFF

If an Event of Default has occurred and is continuing a Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.          PRO RATA SHARING

30.1        Redistribution

If any amount owing by an Obligor under any of the Finance Documents to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)           the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)           the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)           the recovering Lender must pay to the Facility Agent an amount equal to any such excess (the redistribution) within five Business Days of demand by the Facility Agent.

30.2        Effect of redistribution

(a)           The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)           When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)           If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)           If:

(i)            a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)           the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

30.3        Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)           it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution;

(b)           it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)            the recovering Lender notified the Facility Agent of those proceedings; and

(ii)           the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them; or

(c)           in the case of an Ancillary Lender, to the extent that the recovery represents a reduction in the gross amount of Ancillary Outstandings to any net limit imposed under the original terms of the relevant Ancillary Facility.

31.          SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction in relation to any party to such Finance Document, that will not affect:

(a)           in respect of such party the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents;

(b)           in respect of any other party to such Finance Document the legality, validity or enforceability in that jurisdiction of that or any other term of the Finance Documents; or

(c)           in respect of any party to such Finance Document the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

32.          COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

33.          NOTICES

33.1        In writing

(a)           Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)            in person, by post, fax, e-mail or any other electronic communication(1) approved by the Facility Agent; or

(ii)           if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(b)           For the purpose of the Finance Documents, an electronic communication will be treated as being in writing and a document.

(c)           Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

33.2        Contact details

(a)           Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)           The contact details of KDG for this purpose are:

Address:	Kabel Deutschland GmbH
Betastr. 6-8,
85774, Unterföhring
Germany
Fax number:	+49 89 96010 198
E-mail:	paul.thomason@kabeldeutschland.de
Attention:	Paul Thomason

(c)           The contact details of the Facility Agent for this purpose are:

Address:	The Royal Bank of Scotland plc
Level 3
2½ Devonshire Square
London EC2M 4XJ
Fax number:	+44 20 7615 7673
Attention:	Loans Administration/LAU

and

Address:	The Royal Bank of Scotland plc
Level 7
135 Bishopsgate
London EC2M 3UR
Fax number:	+44 20 7085 4564
Attention:	Mark Harrison, Director, Syndicated Loans Agency

(d)           The contact details of the Security Agent for this purpose are:

Address:	The Royal Bank of Scotland plc
Level 7
135 Bishopsgate
London EC2M 3UR
Fax number:	+44 20 7085 4564
Attention:	Mark Harrison, Director, Syndicated Loans Agency

(e)           Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(f)            Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

33.3        Effectiveness

(a)           Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)            if delivered in person, at the time of delivery;

(ii)           if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)          if by fax, when received in legible form;

(iv)          if by e-mail or any other electronic communication, when received in legible form; and

(v)           if by posting to an electronic website, at the time of posting or (if the relevant recipient did not at such time have access to such website) the time at which such recipient is given access.

(b)           A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)           A communication to the Facility Agent will only be effective on actual receipt by it.

33.4        Obligors

(a)           All communications under the Finance Documents to or from an Obligor (other than KDG) must be sent through KDG.

(b)           Each Obligor (other than KDG) irrevocably appoints KDG to act as its agent:

(i)            to give and receive all communications under the Finance Documents;

(ii)           to supply all information concerning itself to any Finance Party; and

(iii)          to agree and sign all documents under or in connection with the Finance Documents without further reference to the other Obligors.

(c)           Any communication given to KDG in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(d)           The Facility Agent and each of the other Finance Parties may assume that any communication made by KDG is made with the consent of each other Obligor.

33.5        Personal Liability

If an individual signs a certificate on behalf of any Party and the certificate proves to be incorrect in any material respect, the individual will incur no personal liability as a result, unless the individual acted fraudulently in giving the certificate. In this case any liability of the individual will be determined in accordance with applicable law.

34.          LANGUAGE

(a)           Any notice given in connection with a Finance Document must be in English.

(b)           Any other document provided in connection with a Finance Document must be:

(i)            in English; or

(ii)           (unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

35.          GOVERNING LAW

This Agreement is governed by English law.

36.          ENFORCEMENT

36.1        Jurisdiction

(a)           With the exception of the Security Documents, the English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)           The English courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)           This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)            proceedings in any other court; and

(ii)           concurrent proceedings in any number of jurisdictions.

36.2        Service of process

(a)           Each Obligor not incorporated in England and Wales irrevocably appoints Jordan Company Secretaries Limited of 20-22 Bedford Row, London WC1R 4JS as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)           If any person appointed as process agent is unable for any reason to act as agent for service of process, KDG (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)           Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)           This Clause does not affect any other method of service allowed by law.

36.3        Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)           agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document;

(b)           consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)           waives all rights of immunity in respect of it or its assets.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL LENDER

Name of Lender	Facility A	Facility B
	(e)	(e)

The Royal Bank of Scotland plc, Niederlassung Frankfurt	1,150,000,000	200,000,000

Total Commitments	1,150,000,000	200,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

GENERAL CONDITIONS PRECEDENT

Original Obligors

1.             In relation to each Original Obligor incorporated or organised in Germany:

(a)           a copy (certified by the relevant court and in accordance with paragraph 3 below) of an extract from the Commercial Register (beglaubigter Handelsregisterauszug) dated not earlier than 15 days prior to the date of this Agreement, together with a written confirmation of each Original Obligor (duly signed by persons which are registered in the commercial register as authorised representatives of such Original Obligor) dated the date of this Agreement that the extract accurately reflects all current matters which require registration in the Commercial Register and that no further applications for registration in relation to such Original Obligor are outstanding;

(b)           a copy (certified by the relevant court and in accordance with paragraph 3 below) of the partnership agreement / articles of association (Gesellschaftsvertrag) dated not earlier than 15 days prior to the date of this Agreement, together with a written confirmation of each Original Obligor (duly signed by persons which are registered in the commercial register as authorised representatives of such Original Obligor) dated the date of this Agreement that the shareholder agreement / articles of association accurately reflect(s) the current status of such Original Obligor.

(c)           if the Original Obligor is incorporated as a limited liability company (Gesellschaft mit beschränkter Haftung/GmbH), a copy (certified by the relevant court or in accordance with paragraph 3 below) of the list of shareholders of such Original Obligor dated not earlier than 15 days prior to the date of this Agreement, together with a written confirmation of such Original Obligor (duly signed by persons which are registered in the commercial register as authorised representatives of such Original Obligor) dated the date of this Agreement that the list of shareholders accurately reflects the current shareholdings in such Original Obligor.

2.             A resolution of the shareholders / interest holders of each Original Obligor approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Finance Documents, together with a written confirmation of such Original Obligor (duly signed by persons which are registered in the commercial register as authorised representatives of such Original Obligor) dated the date of this Agreement that such resolution has not been rescinded, supplemented, amended or otherwise modified.

3.             A certificate of an authorised signatory of:

(a)           KDVS:

(i)            confirming that the borrowing by KDVS of the Total Commitments in full will not breach any limit binding on it;

(ii)           certifying that each copy document specified in paragraphs 1 to 6 and 18 to 24 of this Part 1 of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement; and

(iii)          confirming the identity of the Chief Executive Officer and the Chief Financial Officer of KDVS as at the date of the relevant Request; and

(b)           KDG:

(i)            certifying that each copy document specified in paragraphs 1 to 6 and 18 to 24 of this Part 1 of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement; and

(ii)           confirming the identity of the Chief Executive Officer and the Chief Financial Officer of KDG as at the date of the relevant Request.

4.             Evidence that the agent(s) of each of the Original Obligors under the Finance Documents for service of process in England has/have accepted appointment.

5.             If applicable, any other resolution of each Original Obligor which may be necessary due to the Original Obligor’s articles of association approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Finance Documents, together with a written confirmation of the respective Original Obligor (duly signed by persons which are registered in the commercial register as authorised representatives of such Original Obligor) dated the date of this Agreement that such resolution has not been rescinded, supplemented, amended or otherwise modified.

6.             If applicable, a notarised (together with a notarial certification of the power of representation of the person(s) executing the power of attorney) and, in case of a non-German notary, apostilled power of attorney of each Original Obligor duly authorising the execution and delivery of the Finance Documents to which such Original Obligor is a party, together with a written confirmation of such Original Obligor (duly signed by persons which are registered in the commercial register as authorised representatives of such Original Obligor) dated the date of this Agreement that such power of attorney has not been rescinded, supplemented, amended or otherwise modified.

Legal opinions

7.             A legal opinion of Allen & Overy, legal advisers as to matters of English law to the Mandated Lead Arranger and the Facility Agent, addressed to the Finance Parties.

8.             A legal opinion of Allen & Overy, legal advisers as to matters of German law to the Mandated Lead Arranger and the Facility Agent, addressed to the Finance Parties.

Finance Documents

9.             A duly executed original of this Agreement.

10.           A duly executed original of each Fee Letter.

11.           A duly executed original of the Hedging Letter.

12.           Releases of security in respect of the existing Hedging Documents (to be retaken at the same time as the security for this Agreement).

13.           A duly executed original of the Priority Agreement.

Other Transaction Documents

14.           At least 2 originals (or, in the case of a Security Document which is required to be notarised, at least 2 notarised copies) of the Security Documents identified in Schedule 6 (Security Documents) as being executed prior to the making of the KDG Refinancing Loans, each duly executed by the Original Obligors and the Security Agent.

15.           A copy of all of the documents specified in Part 1, paragraphs 1 and 2, if applicable, of this Schedule 2, relating to the following companies:

(a)           Kabel Deutschland Verwaltungs GmbH;

(b)           TKS Telepost-Kabel-Service Kaiserslautern Beteiligungs-GmbH;

(c)           RKS Niedersächsische Kabel-Service-Beteiligungsgesellschaft mbH;

(d)           RKS Niedersächsische Kabel-Servicegesellschaft mbH & Co. KG

(e)           TKS Telepost Kabel-Service Kaiserslautern GmbH & Co. KG;

(f)            Kabel Deutschland Vermögen GmbH & Co. KG;

(g)           Kabel Deutschland Vermögen Beteiligungs GmbH & Co. KG;

(h)           Kabel Deutschland Vermögen Beteiligungs-Verwaltungs GmbH;

(i)            Kabel Deutschland Breitband Services GmbH (formerly known as MSG Media Services GmbH);

(j)            Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG; and

(k)           Kabel Deutschland Vertrieb und Service Beteiligungs-Verwaltungs GmbH.

16.           A copy of all notices required to be sent and other documents required to be executed under the Security Agreements.

Financial Information

17.           A copy of the Base Financial Statements.

18.           A copy of the Base Case Model.

Other documents and evidence

19.           Evidence that all fees and expenses (including legal fees of the Administrative Parties) then due and payable by the Obligors under this Agreement have been or will be paid on or before the first Utilisation Date.

20.           Evidence that all required Insurances of KDVS are on risk and a letter of appropriateness from independent insurance brokers addressed to the Finance Parties.

21.           A copy of each Existing Service Level Agreement duly executed by the parties to it.

22.           Accession to each Existing Service Level Agreement by the Security Agent, which shall be evidenced by notification to Deutsche Telekom AG by way of registered mail (return receipt (Rückschein)) only.

23.           Evidence that all amounts outstanding under the Existing Facility will, on the proposed Utilisation Date, be repaid or prepaid in full using the proceeds of the Loans and all available commitments under the Existing Facility will be cancelled.

24.           Evidence that all Security Interests granted in connection with the Existing Facility have been or will, on the proposed Utilisation Date, be unconditionally and irrevocably released.

PART 2

TO BE DELIVERED IN RESPECT OF AN ADDITIONAL BORROWER

Additional Borrowers

1.             An Obligor Accession Deed, duly executed by KDG and the Additional Borrower.

2.             Security Document(s) (in form and substance satisfactory to the Security Agent, acting reasonably having regard to the Security Principles) over its assets (securing the Additional Borrower’s borrowings only), duly executed by the Additional Borrower.

3.             A certified copy of all of the documents of, and evidence relating to, the Additional Borrower under the heading Original Obligors set out in Part 1 of this Schedule 2.

4.             A copy of the board resolution of the Additional Borrower if applicable, approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Obligor Accession Deed and the Finance Documents to which it is acceding.

5.             A certificate of an authorised signatory of the Additional Borrower:

(a)           confirming that borrowing the Loans to be borrowed by it would not breach any limit binding on it; and

(b)           certifying that each copy document specified in Part 4 of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Obligor Accession Deed; and

(c)           setting out a specimen of the signature of each person authorised to sign and execute the Obligor Accession Agreement and to sign and send any document or notice in connection with any Finance Document on behalf of the Additional Borrower.

6.             If available, a copy of the latest audited accounts of the Additional Borrower.

7.             Evidence that the agent of the Additional Borrower under the Finance Documents for service of process in England has accepted its appointment.

Legal opinions

1.             A legal opinion of Allen & Overy, legal advisers as to matters of English law to the Facility Agent, addressed to the Finance Parties.

2.             A legal opinion of Allen & Overy, legal advisers as to matters of German law to the Facility Agent addressed to the Finance Parties.

Other documents and evidence

1.             Evidence that all expenses due and payable from KDG under this Agreement in respect of the Obligor Accession Deed have been paid.

2.             A copy of any other authorisation or other document, opinion or assurance which the Facility Agent, acting reasonably having regard to the Security Principles, notifies KDG is necessary in connection with the entry into and performance of, and the transactions contemplated by, the Obligor Accession Deed or for the validity and enforceability of any Finance Document.

PART 3

TO BE DELIVERED IN RESPECT OF ADDITIONAL SECURITY

1.             A copy of the constitutional documents of the relevant Obligor including where relevant an excerpt of the commercial register.

2.             A copy of a resolution of the shareholders/interest holders of the relevant Obligor approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Security Document.

3.             A copy of a resolution of the board of directors of each corporate shareholder in such Obligor, if applicable, approving the resolution referred to in paragraph 2 above.

4.             A certificate of an authorised signatory of the relevant Obligor certifying that each copy document specified in Part 5 of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the additional Security Document.

5.             A legal opinion of counsel approved by the Facility Agent in respect of the laws of the jurisdiction in which the relevant Obligor is incorporated, and, if different, in respect of the laws governing the additional Security Document, addressed to the Finance Parties.

6.             A copy of all notices required to be sent or other documents required to be executed under the Security Document.

7.             If applicable, Title Certificates (addressed inter alios to the Finance Parties) and corresponding title deeds (or in the latter case a letter from solicitors satisfactory to the Security Agent holding the same undertaking to hold them to the order of the Security Agent) or the equivalent in the jurisdiction of location of the relevant assets.

8.             A copy of any other authorisation or other document, opinion or assurance which the Facility Agent, acting reasonably having regard to the Security Principles, notifies KDG is necessary in connection with the entry into and performance of, and the transactions contemplated by, the Security Document or for the validity and enforceability of any Finance Document.

SCHEDULE 3

FORM OF REQUEST

To:	[ ] as Facility Agent
From:	[ ]
Date:	[ ]

KabelDeutschland GmbH €1,350,000,000 Credit Agreement
dated [         ] 2006 (the Agreement)

1.             We refer to the Agreement. This is a Request. Terms defined in the Agreement have the same meaning in this Request unless given a different meaning in this Request.

2.             We wish to borrow an [ [A][B] [Additional Facility] Loan on the following terms:

(a)           Borrower: [      ]

(b)           Utilisation Date: [      ]

(c)           Amount/currency: [      ]

(d)           Purpose: [          ]

(e)           Term: [     ].

3.             Our [payment/delivery] instructions are: [     ].

4.             We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.             This Request is irrevocable.

By:

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1.             General

The Mandatory Cost is the weighted average of the rates for each Lender calculated below by the Facility Agent on the first day of a Term. The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

2.             For a Lender lending from a Facility Office in the U.K.

(a)           The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:

E x 0.01	per cent per annum
300

where on the day of application of the formula:

E              is calculated by the Facility Agent as being the average of the rates of charge supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)           For the purposes of this paragraph 2:

(i)            eligible liabilities and special deposit have the meanings given to them at the time of application of the formula by the Bank of England;

(ii)           fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

(iii)          tariff base has the meaning given to it in the fees rules.

(c)           Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)           (i)             Each Reference Bank must supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules (calculated by that Reference Bank as being the average of the rates of charge within fee-block Category A1 (Deposit acceptors) applicable to that Reference Bank but, for this purpose, applying any applicable discount and ignoring any minimum fee required under the fees rules) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(ii)            Each Reference Bank must promptly notify the Facility Agent of any change to the rate of charge.

(e)           (i)             Each Lender and each Reference Bank must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender or Reference Bank. The Facility Agent may assume that this information is correct in all respects.

(ii)           If a Lender or a Reference Bank fails to do so, the Facility Agent may assume that the Lender’s or that Reference Bank’s obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(iii)          The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender.

3.             For a Lender lending from a Facility Office in a Participating Member State

(a)           The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)           If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.             Changes

The Facility Agent may, after consultation with KDG and the Lenders, notify all the Parties of any amendment to this Schedule which is required to reflect:

(a)           any change in law or regulation; or

(b)           any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

(Single Transfers)

NB                               1.             The Lenders are advised not to employ Transfer Certificates or otherwise to assign, novate or transfer interests in the Agreement without first ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services and Markets Act 2000 and regulations made thereunder.

2.                                      It is expected that the Lenders will enter into separate arrangements dealing with the monies to be paid to the Existing Lender by the Substitute in consideration of the novation (e.g. principal, accrued interest, fees and any mismatched funding adjustment).  Unless the Transfer Effective Date is a rollover date, mismatches of parties’ funding may arise.  This Certificate does not deal with these issues, nor does it deal with any interim risk participation the Existing Lender may grant to the Substitute pending the Transfer Effective Date.

To:                              THE ROYAL BANK OF SCOTLAND PLC on its own behalf, as agent for the Lenders and on behalf of the Mandated Lead Arranger, the Underwriters, the Security Agent, the Add-On Facilities Lenders, each Obligor and each other party to the Documents mentioned below.

Attention:[ ]	[DATE]

Transfer Certificate

This Transfer Certificate relates to (a) a secured credit facilities agreement (the Credit Agreement) dated [             ] 2006 between, among others, the Obligors party thereto, The Royal Bank of Scotland plc as Mandated Lead Arranger, Facility Agent and Security Agent, and the banks and institutions whose respective names are set out in Schedule 1 (Original Lender) thereto as Lenders and (b) the Priority Agreement (as defined in the Credit Agreement).  The Credit Agreement and the Priority Agreement are together referred to in this Transfer Certificate as the Documents.  Terms defined in the Agreement shall have the same meaning in this Transfer Certificate.

1.                                       [Existing Lender] (the Existing Lender) (a) confirms the accuracy of the summary of its participation in the Credit Agreement set out in the schedule below; and (b) [requests [Substitute Lender] (the Substitute) to accept by way of novation the portion of such participation specified in the schedule hereto by counter signing and delivering](2) [assigns absolutely to the [Substitute Lender] (the Substitute) all the rights of the Existing Lender under the Credit Agreement which corresponds to that portion of the Existing Lender’s Commitments and participations under the Credit Agreement specified in the schedule hereto; and the Existing Lender is hereby released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations under the Credit Agreement specified in the schedule hereto and the Substitute becomes a Lender under the Credit Agreement and is bound by obligations equivalent to those from which the Existing Lender is released above and further requests the Substitute to accept such assignment, assumption and release by counter signing and delivering](3) this Transfer Certificate to the Facility Agent at its address for the service of notices specified in the Agreement.

(2) For novation.

(3) For assignment, assumption and release.

2.                                       The Substitute hereby requests the Facility Agent (on behalf of itself, the other Finance Parties, the Obligors and all other parties to the Documents) to accept this Transfer Certificate as being delivered to the Facility Agent pursuant to and for the purposes of the Documents so as to take effect in accordance with the terms thereof on [date of transfer] (the Transfer Effective Date) or on such later date as may be determined in accordance with the terms thereof.

3.                                       The Facility Agent (on behalf of itself, the other Finance Parties, the Obligors and all other parties to the Documents) confirms the [assignment, assumption and release]/[novation](4) effected by this Transfer Certificate pursuant to and for the purposes of the Documents so as to take effect in accordance with the terms thereof.

4.                                       The Substitute confirms:

(a)                                  that it has received copies of the Finance Documents and all other documentation and information required by it in connection with the transactions contemplated by this Transfer Certificate;

(b)                                 that it has not relied upon any statement, opinion, forecast or other representation or warranty made by the Existing Lender, the Mandated Lead Arranger, the Underwriters, the Security Agent or the Facility Agent to induce it to enter into this Transfer Certificate;

(c)                                  that it has made and will continue to make, without reliance on the Existing Lender or any other Finance Party, and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of each Obligor and the Group and its own independent investigation of the financial condition, prospects and affairs of each Obligor and the Group in connection with the making and continuation of the Facilities under the Credit Agreement and the other Finance Documents;

(d)                                 that neither the Existing Lender nor any other Finance Party shall at any time be deemed to have had or have a duty or responsibility, either historically, initially or on a continuing basis, to provide the Substitute with any credit or other information with respect to any Obligor or any other member of the Group, whether coming into its possession before the making of any Loan or at any time or times thereafter other than (in the case of the Facility Agent) as provided in clauses 21.3 (No fiduciary duties) and 21.8 (Exclusion of liability) of the Credit Agreement;

(e)                                  that it has made and will continue to make its own assessment of the legality, validity, enforceability and sufficiency of the Credit Agreement, the Security Documents, each other Finance Document and this Transfer Certificate and has not relied and will not rely on the Existing Lender, the Mandated Lead Arranger, the Security Agent or the Facility Agent or any statements made by any of them in that respect;

(f)                                    that, accordingly, none of the Existing Lender, the Mandated Lead Arranger, the Underwriters, the Security Agent and the Facility Agent shall make any representations or warranties in respect of, or shall have any liability or responsibility to the Substitute in respect of, any of the foregoing matters or any other matter referred to in clause 21.7 (Responsibility) of the Credit Agreement; and

(4) Delete as appropriate.

(g)                                 that it has signed an appropriate confidentiality undertaking issued by the Existing Lender.

5.                                       Execution of this Transfer Certificate by the Substitute constitutes its representation to the Existing Lender and all other parties to the Documents that it has power to become party to the Credit Agreement as a Lender and to the Priority Agreement as a [Senior Lender] on the terms herein and therein set out and has taken all necessary steps to authorise execution and delivery of this Transfer Certificate.

6.                                       The Substitute hereby undertakes to the Existing Lender, the Finance Parties, the Obligors and each of the other parties to the Documents that it will perform in accordance with their respective terms all those obligations which by the terms of the Documents will be assumed by it after acceptance of this Transfer Certificate by the Facility Agent.

7.                                       Without limiting the above paragraphs, nothing in this Transfer Certificate obliges the Existing Lender to:

(a)                                  accept any re-transfer from the Substitute of any of the rights, benefits and/or obligations hereby transferred; or

(b)                                 support any losses incurred by the Substitute by reason of any non-performance by any Obligor or any other party to the Documents or any of the Security Documents or any document relating thereto of any of its obligations under the same.

8.                                       On the Transfer Effective Date the Substitute becomes:

(a)                                  party to the Credit Agreement as a Lender; and

(b)                                 party to the Priority Agreement as a [Senior Creditor].

9.                                       This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law. Clauses 36.1 (Jurisdiction) and 36.2 (Service of process) of the Credit Agreement are incorporated herein by reference.

10.                                 [The Parties agree that this transfer shall constitute a novation within the meaning of Article 1271 et seq. of the French Civil Code and that all rights relating to Security against the Obligors shall be transferred.]

11.                                 This Transfer Certificate takes effect as a deed notwithstanding that a party may execute it under hand.

12.                                 This Transfer Certificate may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

Note:                  This Transfer Certificate is not a security, bond, note, debenture, investment or similar instrument.

IN WITNESS WHEREOF this Transfer Certificate has been duly executed as a deed on the date first above appearing.

THE SCHEDULE

Rights and obligations to be transferred by novation
[insert relevant details, including applicable Commitment (or part) and participation in Loans]

PART 1

COMMITMENTS

Lender	A Facility	B Facility	Additional Facility Loans

PART 2

PARTICIPATIONS IN LOANS

Lender	A Facility Loans	B Facility Loans	Additional Facility Loans

Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]

[NEW LENDER]

The Transfer Date is confirmed by the Facility Agent as [ ].

FACILITY AGENT

By:

As Facility Agent
and for and on behalf of the
Obligors, the Mandated Lead Arranger, the Lenders,
the Security Agent
and each of the parties to the
Priority Agreement

[Note: a New Lender should consult local counsel in order to ensure that the necessary accession documents are executed to entitle it to benefit from the existing security arrangements and for it to become party to the Priority Agreement.]

SCHEDULE 6

SECURITY DOCUMENTS

	Security Document	Time limit to effect security

1.	Pledge of KDG’s partnership interest in KDVS and pledge of compensation claims in case of exit of the limited partnership interest.	Prior to the KDG Refinancing Loans

2.

Pledge of KDG’s partnership interest in Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG (KDVSB-KG) and pledge of compensation claims in case of exit of the limited partnership interest.

Prior to the KDG Refinancing Loans

3.	Pledge of KDVSB-KG’s partnership interest in KDVS and pledge of compensation claims in case of exit of the limited partnership interest.	Prior to the KDG Refinancing Loans

4.	Pledge of KDG’s shares in Kabel Deutschland Vertrieb und Service Beteiligungs Verwaltungs GmbH.	Prior to the KDG Refinancing Loans

5.	Pledge of KDG’s shares in Kabel Deutschland Verwaltungs GmbH.	Prior to the KDG Refinancing Loans

6.	Pledge of KDVS’s partnership interest in New Regco and pledge of compensation claims in case of exit of the limited partnership interest.	Prior to the KDG Refinancing Loans

7.	Pledge of KDVS’s partnership interest in Kabel Deutschland Vermögen Beteiligungs GmbH & Co. KG (KDVB-KG) and pledge of compensation claims in case of exit of the limited partnership interest.	Prior to the KDG Refinancing Loans

8.	Pledge of KDVB-KG’s partnership interest in New Regco and pledge of compensation claims in case of exit of the limited partnership interest.	Prior to the KDG Refinancing Loans

9.	Pledge of KDVS’s shares in Kabel Deutschland Vermögen Beteiligungs Verwaltungs GmbH.	Prior to the KDG Refinancing Loans

10.	Pledge of KDVS’s shares in Kabel Deutschland Breitband Services GmbH.	Prior to the KDG Refinancing Loans

11.	Pledge of KDVS’s partnership interest in TKS Telepost Kabel-Service Kaiserslautern GmbH & Co. KG and pledge of compensation claims in case of exit of the limited partnership interest.	Prior to the KDG Refinancing Loans

12.	Pledge of KDVS’s shares in TKS Telepost Kabel-Service Kaiserslautern Beteiligungs-GmbH.	Prior to the KDG Refinancing Loans

13.	Pledges over each bank account of each Original Obligor.	Prior to the KDG Refinancing Loans

14.	Global Assignment granted by KDVS.	Prior to the KDG Refinancing Loans

15.	Security transfer agreement entered into by KDVS.	Prior to the KDG Refinancing Loans

16.	Security trust agreement entered into by each Original Obligor.	Prior to the KDG Refinancing Loans

17.	Assignment of rights and claims under each of the Sale and Purchase Agreements granted by KDVS.	Prior to the making of the Acquisition Loan in respect of the Acquisition to which the Sale and Purchase Agreement relates.

18.	Share or Interest Pledge over the entire issued share capital of each Target.	Immediately on making of the Acquisition Loan financing the acquisition of that Target.

19.	Share or Interest Pledge over all shareholdings held by an Additional Borrower, but if the approval of the other shareholders is required only if such shareholders given such approval.	At the time of accession as an Additional Borrower.

20.	Pledge of interests held by an Additional Borrower, but if the approval of the other shareholders is required only if such shareholders give such approval.	At the time of accession as an Additional Borrower

21.	Pledges over each bank account of an Additional Borrower.	At the time of accession as an Additional Borrower or opening such bank accounts.

22.	Global assignment granted by each Additional Borrower.	At the time of accession as an Additional Borrower.

23.	Security transfer agreement entered into by each Additional Borrower.	At the time of accession as an Additional Borrower.

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:          [  ] as Facility Agent

From:      [COMPANY]

Date:       [ ]

Kabel Deutschland GmbH €1,350,000,000 Credit Agreement
dated [                  ], 2006 (the Agreement)

1.                                       We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this certificate. This is a Compliance Certificate.

2.                                       [We confirm that as at [relevant testing date]:

(a)                                  Consolidated EBITDA was [   ] and Consolidated Total Net Interest Payable was [   ]; therefore, the ratio of Consolidated EBITDA to Consolidated Total Net Interest Payable was [    ]; and

(b)                                 Consolidated Senior Net Borrowings are [  ]; therefore, Consolidated Senior Net Borrowings was [ ] x Consolidated EBITDA;

3.                                       We set out below calculations establishing the figures in paragraph 2 above:

[    ].

4.                                       For the purposes of Clause 9.3 (Margin adjustments), the ratio of Consolidated Senior Net Borrowings to Consolidated EBITDA was [            ]:1; therefore, from the date falling five Business Days after the date of this Compliance Certificate, the Margin for A Facility and B Facility will be [  ] per cent. per annum.

5.                                       We confirm that as at [relevant testing date] the aggregate amount of Net Proceeds from Recovery Events during the annual Accounting Period of KDG ending [  ] was [  ].

6.                                       We confirm that no Default is outstanding as at [relevant testing date] or, if it is, the details of the Default and the remedial action proposed or being taken is as follows:(5)

7.                                       We confirm that the following companies were Material Subsidiaries at [relevant testing date]:

[    ].

[COMPANY]

By:

(5)                                  If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

SCHEDULE 8

FORM OF OBLIGOR ACCESSION DEED

To:          [  ] as Facility Agent

From:      Kabel Deutschland GmbH and [Proposed Borrower]

Date:       [ ]

Kabel Deutschland GmbH - €1,350,000,000 Credit Agreement
dated [               ], 2006 (the Agreement)

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this deed. This is an Obligor Accession Deed.

1.                                       [Name of company] of [address/registered office] agrees to become:

(a)                                  an Additional Borrower under the Agreement and to be bound by the terms of the Agreement as an Additional Borrower; and

(b)                                 an Obligor under the Priority Agreement and to be bound by the terms of the Priority Agreement as an Obligor.

2.                                       The Repeating Representations are correct on the date of this Obligor Accession Deed.

3.                                       It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

4.                                       This Obligor Accession Deed has been executed and delivered as a deed on the date stated at the beginning of this Obligor Accession Deed and is governed by English law.

Executed as a deed by
KABEL DEUTSCHELAND GmbH
acting by
Director

and
Director/Secretary
Executed as a deed by
[PROPOSED ADDITIONAL BORROWER]

acting by
Director

and
Director/Secretary

SCHEDULE 9

DORMANT SUBSIDIARIES

Kabel Deutschland Vermögen GmbH & Co. KG

Kabel Deutschland Vermögen Beteiligungs GmbH & Co. KG

Kabel Deutschland Vermögen Beteiligungs Verwaltungs GmbH

Kabel Deutschland NRW Beteiligungs GmbH

Deutsche Kabel Services Verwaltungs GmbH

SCHEDULE 10

EXISTING SERVICE LEVEL AGREEMENTS

The agreements referred to below to which:

(a)                                  Kabel Hamburg/Schleswig Holstein/Mecklenburg-Vorpommern GmbH and Co KG;

(b)                                 Kabel Niedersachsen/Bremen GmbH & Co. KG;

(c)                                  Kabel Berlin/Brandenburg GmbH & Co. KG;

(d)                                 Kabel Sachsen/Sachsen Anhalt/Thüringen GmbH & Co KG;

(e)                                  Kabel Rheinland Pfalz/Saarland GmbH & Co. KG; and

(f)                                    Kabel Banyern GmbH & Co. KG,

are expressed to be a party which have been transferred to KDVS by way of universal succession.

1.                                       Service Agreements of Kabel Hamburg/Schleswig Holstein/Mecklenburg Vorpommern GmbH & Co. KG

1.1                                 Service Agreements with Deutsche Telekom AG (DTAG)

•                                          Framework Services Agreement between DTAG and Kabel Hamburg/Schleswig Holstein/Meeklenburg Vorpommern GmbH & Co. KG dated 27th January, 2003;

•                                          Amendment Agreement to the Framework Services Agreement between DTAG and Kabel Hamburg/Schleswig Holstein/Meeklenburg Vorpommern GmbH & Co. KG dated 27th January, 2003;

•                                          Term Sheet 1 to the Framework Services Agreement between DTAG and Kabel Hamburg/Schleswig Holstein/Meeklenburg Vorpommern GmbH & Co. KG Network Infrastructure “Co use of cable ducts” dated 27th January, 2003;

•                                          Term Sheet 2 to the Framework Services Agreement between DTAG and Kabel Hamburg/Schleswig Holstein/Meeklenburg Vorpommern GmbH & Co. KG Network Infrastructure “Offer of Co use of further cable ducts” dated 27th January, 2003;

•                                          Term Sheet 3 to the Framework Services Agreement between DTAG and Kabel Hamburg/Schleswig Holstein/Meeklenburg Vorpommern GmbH & Co. KG Network Infrastructure “Fibre Optic Transmission Systems “ dated 27th January, 2003;

•                                          Term Sheet 4 to the Framework Services Agreement between DTAG and Kabel Hamburg/Schleswig Holstein/Meeklenburg Vorpommern GmbH & Co. KG Network Infrastructure “Rental spaces for broadband cable technology “ dated 27th January, 2003;

•                                          Term Sheet 5 to the Framework Services Agreement between DTAG and Kabel Hamburg/Schleswig Holstein/Meeklenburg Vorpommern GmbH & Co. KG Network

Infrastructure “Energy supply for broadband cable technology” dated 27th January, 2003;

1.2                                 Service Agreements with T Systems International GmbH (TSI)

•                                          Framework Services Agreement between TSI and Kabel Hamburg/Schleswig Holstein/Meeklenburg Vorpommern GmbH & Co. KG dated 27th January, 2003;

•                                          Amendment Agreement to the Framework Services Agreement between TSI and Kabel Hamburg/Schleswig Holstein/Meeklenburg Vorpommern GmbH & Co. KG dated 27th January, 2003;

•                                          Term Sheet 1 to the Framework Services Agreement between TSI and Kabel Hamburg/Schleswig Holstein/Meeklenburg Vorpommern GmbH & Co. KG Broadcasting “Supply Services” dated 27th January, 2003;

•                                          Term Sheet 2 to the Framework Services Agreement between TSI and Kabel Hamburg/Schleswig Holstein/Meeklenburg Vorpommern GmbH & Co. KG Broadcasting “Transmission Services “ dated 27th January, 2003;

•                                          Term Sheet 3 to the Framework Services Agreement between TSI and Kabel Hamburg/Schleswig Holstein/Meeklenburg Vorpommern GmbH & Co. KG Broadcasting “Signal Pick-ups RegCo” dated 27th January, 2003;

•                                          Term Sheet 4 to the Framework Services Agreement between TSI and Kabel Hamburg/Schleswig Holstein/Meeklenburg Vorpommern GmbH & Co. KG Broadcasting “Signal Pick-ups RegCo” dated 27th January, 2003;

2.                                       Service Agreements of Kabel Niedersachsen/Bremen GmbH & Co. KG

2.1                                 Service Agreements with Deutsche Telekom AG (DTAG)

•                                          Framework Services Agreement between DTAG and Kabel Niedersachsen/Bremen GmbH & Co. KG dated 27th January, 2003;

•                                          Amendment Agreement to the Framework Services Agreement between DTAG and Kabel Niedersachsen/Bremen GmbH & Co. KG dated 27th January, 2003;

•                                          Term Sheet 1 to the Framework Services Agreement between DTAG and Kabel Niedersachsen/Bremen GmbH & Co. KG Network Infrastructure “Co use of cable ducts “ dated 27th January, 2003;

•                                          Term Sheet 2 to the Framework Services Agreement between DTAG and Kabel Niedersachsen/Bremen GmbH & Co. KG Network Infrastructure “Offer of Co use of further cable ducts” dated 27th January, 2003;

•                                          Term Sheet 3 to the Framework Services Agreement between DTAG and Kabel Niedersachsen/Bremen GmbH & Co. KG Network Infrastructure “Fibre Optic Transmission Systems “ dated 27th January, 2003;

•                                          Term Sheet 4 to the Framework Services Agreement between DTAG and Kabel Niedersachsen/Bremen GmbH & Co. KG Network Infrastructure “Rental spaces for broadband cable technology “ dated 27th January, 2003;

•                                          Term Sheet 5 to the Framework Services Agreement between DTAG and Kabel Niedersachsen/Bremen GmbH & Co. KG Network Infrastructure “Energy supply for broadband cable technology “ dated 27th January, 2003;

2.2                                 Service Agreements with T Systems International GmbH (TSI)

•                                          Framework Services Agreement between TSI and Kabel Niedersachsen/Bremen GmbH & Co. KG dated 27th January, 2003;

•                                          Amendment Agreement to the Framework Services Agreement between TSI and Kabel Niedersachsen/Bremen GmbH & Co. KG dated 27th January, 2003;

•                                          Term Sheet 1 to the Framework Services Agreement between TSI and Kabel Niedersachsen/Bremen GmbH & Co. KG Broadcasting “Supply Services” dated 27th January, 2003;

•                                          Term Sheet 2 to the Framework Services Agreement between TSI and Kabel Niedersachsen/Bremen GmbH & Co. KG Broadcasting “Transmission Services “ dated 27th January, 2003;

•                                          Term Sheet 3 to the Framework Services Agreement between TSI and Kabel Niedersachsen/Bremen GmbH & Co. KG Broadcasting “Signal Pick-ups RegCo” dated 27th January, 2003;

•                                          Term Sheet 4 to the Framework Services Agreement between TSI and Kabel Niedersachsen/Bremen GmbH & Co. KG Broadcasting “Signal Pick-ups RegCo” dated 27th January, 2003;

3.                                       Service Agreements of Kabel Berlin/Brandenburg GmbH & Co. KG

3.1                                 Service Agreements with Deutsche Telekom AG (DTAG)

•                                          Framework Services Agreement between DTAG and Kabel Berlin/Brandenburg GmbH & Co. KG dated 27th January, 2003;

•                                          Amendment Agreement to the Framework Services Agreement between DTAG and Kabel Berlin/Brandenburg GmbH & Co. KG dated 27th January, 2003;

•                                          Term Sheet 1 to the Framework Services Agreement between DTAG and Kabel Berlin/Brandenburg GmbH & Co. KG Network Infrastructure “Co use of cable ducts “ dated 27th January, 2003;

•                                          Term Sheet 2 to the Framework Services Agreement between DTAG and Kabel Berlin/Brandenburg GmbH & Co. KG Network Infrastructure “Offer of Co use of further cable ducts” dated 27th January, 2003;

•                                          Term Sheet 3 to the Framework Services Agreement between DTAG and Kabel Berlin/Brandenburg GmbH & Co. KG Network Infrastructure “Fibre Optic Transmission Systems “ dated 27th January, 2003;

•                                          Term Sheet 4 to the Framework Services Agreement between DTAG and Kabel Berlin/Brandenburg GmbH & Co. KG Network Infrastructure “Rental spaces for broadband cable technology “ dated 27th January, 2003;

•                                          Term Sheet 5 to the Framework Services Agreement between DTAG and Kabel Berlin/Brandenburg GmbH & Co. KG Network Infrastructure “Energy supply for broadband cable technology “ dated 27th January, 2003;

3.2                                 Service Agreements with T Systems International GmbH (TSI)

•                                          Framework Services Agreement between TSI and Kabel Berlin/Brandenburg GmbH & Co. KG dated 27th January, 2003;

•                                          Amendment Agreement to the Framework Services Agreement between TSI and Kabel Berlin/Brandenburg GmbH & Co. KG dated 27th January, 2003;

•                                          Term Sheet 1 to the Framework Services Agreement between TSI and Kabel Berlin/Brandenburg GmbH & Co. KG Broadcasting “Supply Services” dated 27th January, 2003;

•                                          Term Sheet 2 to the Framework Services Agreement between TSI and Kabel Berlin/Brandenburg GmbH & Co. KG Broadcasting “Transmission Services “ dated 27th January, 2003;

•                                          Term Sheet 3 to the Framework Services Agreement between TSI and Kabel Berlin/Brandenburg GmbH & Co. KG Broadcasting “Signal Pick-ups RegCo” dated 27th January, 2003;

•                                          Term Sheet 4 to the Framework Services Agreement between TSI and Kabel Berlin/Brandenburg GmbH & Co. KG Broadcasting “Signal Pick-ups RegCo” dated 27th January, 2003;

4.                                       Service Agreements of Kabel Sachsen/Sachsen Anhalt/Thüringen GmbH & Co. KG

4.1                                 Service Agreements with Deutsche Telekom AG (DTAG)

•                                          Framework Services Agreement between DTAG and Kabel Sachsen/Sachsen Anhalt/Thüringen GmbH & Co. KG dated 27th January, 2003;

•                                          Amendment Agreement to the Framework Services Agreement between DTAG and Kabel Sachsen/Sachsen Anhalt/Thüringen GmbH & Co. KG dated 27th January, 2003;

•                                          Term Sheet 1 to the Framework Services Agreement between DTAG and Kabel Sachsen/Sachsen Anhalt/Thüringen GmbH & Co. KG Network Infrastructure “Co use of cable ducts” dated 27th January, 2003;

•                                          Term Sheet 2 to the Framework Services Agreement between DTAG and Kabel Sachsen/Sachsen Anhalt/Thüringen GmbH & Co. KG Network Infrastructure “Offer of Co use of further cable ducts” dated 27th January, 2003;

•                                          Term Sheet 3 to the Framework Services Agreement between DTAG and Kabel Sachsen/Sachsen Anhalt/Thüringen GmbH & Co. KG Network Infrastructure “Fibre Optic Transmission Systems “ dated 27th January, 2003;

•                                          Term Sheet 4 to the Framework Services Agreement between DTAG and Kabel Sachsen/Sachsen Anhalt/Thüringen GmbH & Co. KG Network Infrastructure “Rental spaces for broadband cable technology “ dated 27th January, 2003;

•                                          Term Sheet 5 to the Framework Services Agreement between DTAG and Kabel Sachsen/Sachsen Anhalt/Thüringen GmbH & Co. KG Network Infrastructure “Energy supply for broadband cable technology” dated 27th January, 2003;

4.2                                 Service Agreements with T Systems International GmbH (TSI)

•                                          Framework Services Agreement between TSI and Kabel Sachsen/Sachsen Anhalt/Thüringen GmbH & Co. KG dated 27th January, 2003;

•                                          Amendment Agreement to the Framework Services Agreement between TSI and Kabel Sachsen/Sachsen Anhalt/Thüringen GmbH & Co. KG dated 27th January, 2003;

•                                          Term Sheet 1 to the Framework Services Agreement between TSI and Kabel Sachsen/Sachsen Anhalt/Thüringen GmbH & Co. KG Broadcasting “Supply Services” dated 27th January, 2003;

•                                          Term Sheet 2 to the Framework Services Agreement between TSI and Kabel Sachsen/Sachsen Anhalt/Thüringen GmbH & Co. KG Broadcasting “Transmission Services “ dated 27th January, 2003;

•                                          Term Sheet 3 to the Framework Services Agreement between TSI and Kabel Sachsen/Sachsen Anhalt/Thüringen GmbH & Co. KG Broadcasting “Signal Pick-ups RegCo” dated 27th January, 2003;

•                                          Term Sheet 4 to the Framework Services Agreement between TSI and Kabel Sachsen/Sachsen Anhalt/Thüringen GmbH & Co. KG Broadcasting “Signal Pick-ups RegCo” dated 27th January, 2003

5.                                       Service Agreements of Kabel Rheinland Pfalz/Saarland GmbH & Co. KG

5.1                                 Service Agreements with Deutsche Telekom AG (DTAG)

•                                          Framework Services Agreement between DTAG and Kabel Rheinland Pfalz/Saarland GmbH & Co. KG dated 27th January, 2003;

•                                          Amendment Agreement to the Framework Services Agreement between DTAG and Kabel Rheinland Pfalz/Saarland GmbH & Co. KG dated 27th January, 2003;

•                                          Term Sheet 1 to the Framework Services Agreement between DTAG and Kabel Rheinland Pfalz/Saarland GmbH & Co. KG Network Infrastructure “Co use of cable ducts” – dated 27th January, 2003;

•                                          Term Sheet 2 to the Framework Services Agreement between DTAG and Kabel Rheinland Pfalz/Saarland GmbH & Co. KG Network Infrastructure “Offer of Co use of further cable ducts” – dated 27th January, 2003;

•                                          Term Sheet 3 to the Framework Services Agreement between DTAG and Kabel Rheinland Pfalz/Saarland GmbH & Co. KG Network Infrastructure “Fibre Optic Transmission Systems” – dated 27th January, 2003;

•                                          Term Sheet 4 to the Framework Services Agreement between DTAG and Kabel Rheinland Pfalz/Saarland GmbH & Co. KG Network Infrastructure “Rental spaces for broadband cable technology” – dated 27th January, 2003;

•                                          Term Sheet 5 to the Framework Services Agreement between DTAG and Kabel Rheinland Pfalz/Saarland GmbH & Co. KG Network Infrastructure “Energy supply for broadband cable technology” – dated 27th January, 2003;

5.2                                 Service Agreements with T Systems International GmbH (TSI)

•                                          Framework Services Agreement between TSI and Kabel Rheinland Pfalz/Saarland GmbH & Co. KG dated 27th January, 2003;

•                                          Amendment Agreement to the Framework Services Agreement between TSI and Kabel Rheinland Pfalz/Saarland GmbH & Co. KG dated 27th January, 2003;

•                                          Term Sheet 1 to the Framework Services Agreement between TSI and Kabel Rheinland Pfalz/Saarland GmbH & Co. KG Broadcasting “Supply Services” - dated 27th January, 2003;

•                                          Term Sheet 2 to the Framework Services Agreement between TSI and Kabel Rheinland Pfalz/Saarland GmbH & Co. KG Broadcasting “Transmission Services” - dated 27th January, 2003;

•                                          Term Sheet 3 to the Framework Services Agreement between TSI and Kabel Rheinland Pfalz/Saarland GmbH & Co. KG Broadcasting “Signal Pick-ups RegCo” - dated 27th January, 2003;

•                                          Term Sheet 4 to the Framework Services Agreement between TSI and Kabel Rheinland Pfalz/Saarland GmbH & Co. KG Broadcasting “Signal Pick-ups RegCo” - dated 27th January, 2003;

6.                                       Service Agreements of Kabel Bayern GmbH & Co. KG

6.1                                 Service Agreements with Deutsche Telekom AG (DTAG)

•                                          Framework Services Agreement between DTAG and Kabel Bayern GmbH & Co. KG dated 27th January, 2003;

•                                          Amendment Agreement to the Framework Services Agreement between DTAG and Kabel Bayern GmbH & Co. KG dated 27th January, 2003;

•                                          Term Sheet 1 to the Framework Services Agreement between DTAG and Kabel Bayern GmbH & Co. KG Network Infrastructure “Co use of cable ducts” dated 27th January, 2003;

•                                          Term Sheet 2 to the Framework Services Agreement between DTAG and Kabel Bayern GmbH & Co. KG Network Infrastructure “Offer of Co use of further cable ducts” dated 27th January, 2003;

•                                          Term Sheet 3 to the Framework Services Agreement between DTAG and Kabel Bayern GmbH & Co. KG Network Infrastructure “Fibre Optic Transmission Systems” dated 27th January, 2003;

•                                          Term Sheet 4 to the Framework Services Agreement between DTAG and Kabel Bayern GmbH & Co. KG Network Infrastructure “Rental spaces for broadband cable technology” dated 27th January, 2003;

•                                          Term Sheet 5 to the Framework Services Agreement between DTAG and Kabel Bayern GmbH & Co. KG Network Infrastructure “Energy supply for broadband cable technology” dated 27th January, 2003;

6.2                                 Service Agreements with T Systems International GmbH (TSI)

•                                          Framework Services Agreement between TSI and Kabel Bayern GmbH & Co. KG dated 27th January, 2003;

•                                          Amendment Agreement to the Framework Services Agreement between TSI and Kabel Bayern GmbH & Co. KG dated 27th January, 2003;

•                                          Term Sheet 1 to the Framework Services Agreement between TSI and Kabel Bayern GmbH & Co. KG Broadcasting “Supply Services” - dated 27th January, 2003;

•                                          Term Sheet 2 to the Framework Services Agreement between TSI and Kabel Bayern GmbH & Co. KG Broadcasting “Transmission Services” - dated 27th January, 2003;

•                                          Term Sheet 3 to the Framework Services Agreement between TSI and Kabel Bayern GmbH & Co. KG Broadcasting “Signal Pick-ups RegCo” - dated 27th January, 2003;

•                                          Term Sheet 4 to the Framework Services Agreement between TSI and Kabel Bayern GmbH & Co. KG Broadcasting “Signal Pick-ups RegCo” - dated 27th January, 2003.

SCHEDULE 11

CONFIDENTIALITY UNDERTAKING

To:          [Transferring Lender]

Re:          €1,350,000,000 Credit Agreement dated [                ] 2006 (the Agreement)

Kabel Deutschland GmbH (KDG)

Amount:

Agent:

Dear Sirs

We are considering [acquiring](6)/[arranging the acquisition of](7) an interest in the Agreement (the Acquisition). In consideration of you agreeing to make available to us certain information, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter):

1.                                      Confidentiality Undertaking

We undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom we pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)](8) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.                                      Permitted Disclosure

You agree that we may disclose Confidential Information:

(a)                                                          to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to us in equivalent form to this letter;](2)

[(b/c)](3)                         subject to the requirements of the Agreement, to any person to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which we may acquire under the Agreement or with (or through) whom we enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by

(6)           Delete if purchaser is acting as broker or agent.

(7)           Delete if potential purchaser is acting as principal.

(8)           Delete as applicable.

reference to, the Agreement or the Borrower or any member of the Group in each case so long as that person has delivered a letter to us in equivalent form to this letter; and

[(c/d)](3)                         (i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.                                      Notification of Required or Unauthorised Disclosure

We agree (to the extent permitted by law) to inform you of the full circumstances of any disclosure under paragraph 2[(c)/(d)](3) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.                                      Return of Copies

If you so request in writing, we shall return all Confidential Information supplied by you to us and destroy or permanently erase all copies of Confidential Information made by us and use all reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)](3) above.

5.                                      Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if we become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after we have returned all Confidential Information supplied to us by you and destroyed or permanently erased all copies of Confidential Information made by us (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.                                      No Representation; Consequences of Breach, etc

We acknowledge and agree that:

(a)                                  neither you, [nor your principal](4) nor any member of the Group nor any of your or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you or be otherwise liable to us or any other person in respect to the Confidential Information or any such information; and

(b)                                 you [or your principal](4) or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us.

7.                                      No Waiver; Amendments, etc

This letter sets out the full extent of our obligations of confidentiality owed to you in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and our obligations hereunder may only be amended or modified by written agreement between us.

8.                                      Inside Information

We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and we undertake not to use any Confidential Information for any unlawful purpose.

9.                                      Nature of Undertakings

The undertakings given by us under this letter are given to you and (without implying any fiduciary obligations on your part) are also given for the benefit of [your principal,](9) the Borrower and each other member of the Group.

10.                               Third Party Rights

(a)                                  Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this letter.

(b)                                 The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)                                  The parties to this letter do not require the consent of the Relevant Persons (other than parties to this letter) to rescind or vary this letter at any time.

11.                               Governing Law and Jurisdiction

(a)                                  This letter (including the agreement constituted by your acknowledgement of its terms) is governed by English Law.

(b)                                 The parties submit to the non-exclusive jurisdiction of the English courts.

12.                               Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

(9)           Delete if letter is addressed to the Seller rather than the Seller’s broker or agent.

Confidential Information means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to us by you or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by us before the date the information is disclosed to us by you or any of your affiliates or advisers or is lawfully obtained by us thereafter, other than from a source which is connected with the Group and which, in either case, as far as we are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

Group means KDG and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

Permitted Purpose means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of](2) considering and evaluating whether to enter into the Acquisition; and

Purchaser Group means us, each of our holding companies and subsidiaries and each subsidiary of each of our holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Potential Purchaser/Purchaser’s agent/broker]

To:	[Potential Purchaser/Purchaser’s agent/broker]

We acknowledge and agree to the above:

For and on behalf of
[Seller/Seller’s agent/broker]

SCHEDULE 12

SECURITY PRINCIPLES

1.                                      AGREED SECURITY PRINCIPLES

(a)                                  The security to be provided in connection with this Agreement will be given in accordance with certain agreed security principles as set out herein (the Security Principles).

(b)                                 All parties recognise that there may be certain legal and practical difficulties in obtaining effective security from all members of the Group over all assets. In particular:

(i)                                     general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a member of the Group to enter into a Security Document or to give a guarantee;

(ii)                                  a key factor in determining whether or not security shall be taken is the applicable cost;

(iii)                               any assets subject to third party arrangements which may prevent those assets from being charged will be excluded from any relevant Security Document if the owner of those assets having used all reasonable endeavours to get the third party’s consent to the charging of those assets, does not obtain such consent;

(iv)                              members of the Group will be required to enter into Security Documents if it is not unlawful for the relevant person to execute and deliver such Security Documents and that person executing and delivering such Security Documents would not result in personal liability for that person’s directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount secured. The Facility Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so might avoid the relevant unlawfulness or personal liability;

(v)                                 the giving of a guarantee, granting of security or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents or would otherwise be unduly onerous.

2.                                      SHARE SECURITY

Where an Obligor pledges shares, the Security Document will (subject to agreed exceptions) be governed by the law of the company whose shares are being pledged and not by the law of the country of the pledgor.

3.                                      TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the terms of all security taken as part of this transaction:

(a)                                  security will not be enforceable until an Event of Default has occurred and notice of non-payment for five Business Days has been given by the Facility Agent;

(b)                                 the Security Documents should only operate to create security rather than to impose new commercial obligations. Accordingly, they should not contain additional representations or undertakings (such as in respect of insurance, information or the payment of costs) unless these are the same as those contained in this Agreement or are covenants required for the creation or perfection of the security;

(c)                                  in respect of any share or interest pledge, until an Event of Default has occurred, the relevant Obligor shall permitted to retain and to exercise voting rights to any shares or interests pledged by it in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and that Obligor shall be permitted to pay dividends upstream on pledged shares to the extent permitted under the Finance Documents;

(d)                                 the Finance Parties shall only be able to exercise any power of attorney granted to them under the Security Documents if an Event of Default has occurred and notice of acceleration has been given by the Facility Agent under the Facility Agreement or a payment default has occurred; and

(e)                                  notarisation required in respect of any Security Document governed by German law may, at the option of the relevant Obligor, be carried out in Switzerland.

SCHEDULE 13

FINANCIAL COVENANT LEVELS

PART 1 – WITH ARENA

Accounting Date	30 Jun 06		30 Sept 06		31 Dec 06		31 Mar 07		30 Jun 07		30 Sept 07		31 Dec 07		31 Mar 08		30 Jun 08		30 Sept 08		31 Dec 08
18.1 (EBITDA : Net Interest)	1.5	x	1.5	x	1.5	x	1.5	x	1.65	x	1.65	x	1.75	x	1.75	x	1.75	x	1.75	x	2.00	x
18.2 (Senior Net Debt : EBITDA)	5.00	x	5.00	x	5.00	x	5.00	x	4.75	x	4.75	x	4.50	x	4.50	x	4.50	x	4.50	x	4.50	x

Accounting Date	31 Mar 09		30 Jun 09		30 Sept 09		31 Dec 09		31 Mar 10		30 Jun 10		30 Sept 10		31 Dec 10		31 Mar 11		30 Jun 11		30 Sept 11		31 Dec 11		31 Mar 12
18.1 (EBITDA : Net Interest)	2.00	x	2.00	x	2.00	x	2.00	x	2.00	x	2.75	x	2.75	x	2.75	x	2.75	x	3.00	x	3.00	x	3.00	x	3.00	x
18.2 (Senior Net Debt : EBITDA)	4.50	x	4.50	x	4.50	x	4.50	x	4.50	x	4.00	x	4.00	x	4.00	x	4.00	x	4.00	x	4.00	x	4.00	x	4.00	x

PART 2 – WITHOUT ARENA

Accounting Date	30 Jun 06		30 Sep 06		31 Dec 06		31 Mar 07		30 Jun 07		30 Sep 07		31 Dec 07		31 Mar 08		30 Jun 08		30 Sep 08		31 Dec 08		31 Mar 09
18.1 (EBITDA : Net Interest)	1.75	x	1.75	x	1.75	x	1.75	x	1.75	x	1.75	x	1.75	x	1.75	x	2.00	x	2.00	x	2.00	x	2.00	x
18.2 (Senior Net Debt : EBITDA)	4.00	x	4.00	x	4.00	x	4.00	x	4.00	x	4.00	x	4.00	x	4.00	x	3.75	x	3.75	x	3.50	x	3.50	x

Accounting Date	30 Jun 09		30 Sep 09		31 Dec 09		31 Mar 10		30 Jun 09		30 Sep 09		31 Dec 09		31 Mar 10		30 Jun 11		30 Sep 11		31 Dec11		31 Mar 12
18.1 (EBITDA : Net Interest)	2.50	x	2.50	x	2.50	x	2.50	x	2.75	x	2.75	x	2.75	x	2.75	x	3.00	x	3.00	x	3.00	x	3.00	x
18.2 (Senior Net Debt : EBITDA)	3.50	x	3.50	x	3.00	x	3.00	x	3.00	x	3.00	x	2.00	x	2.00	x	2.00	x	2.00	x	2.00	x	2.00	x

SCHEDULE 14

FORM OF ADD-ON FACILITY ACCESSION AGREEMENT

To:          The Royal Bank of Scotland plc as Facility Agent and Security Agent

From:                  The banks and financial institutions listed in Schedule 1 to this Agreement (the Facility [C](10) Lenders)

And:                     Kabel Deutschland GmbH and [RELEVANT BORROWER]

Date: [    ]

Kabel Deutschland GmbH - €1,350,000,000 Credit Agreement dated [                   ] 2006 (the Credit Agreement)

7.                                       In this Agreement:

Facility [C] means the €[          ] term loan Facility set out in this Agreement.

Facility [C] Commitment means, in relation to a Facility [C] Lender, the amount in euro set opposite its name under the heading “Facility [C] Commitment” in Schedule 1 to the counterpart to this Agreement executed by that Facility [C] Lender.

Facility [C] Loan means the euro denominated Loan made to [               ] under Facility [C].

Majority Facility [C] Lenders means the Facility [C] Lenders the aggregate of whose Facility [C] Commitments exceeds 66 2/3 per cent. of the aggregate Facility [C] Commitments.

8.                                       Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement.

9.                                       We refer to Clause 2.4 (Additional Facilities) of the Credit Agreement.

10.                                 This Agreement will take effect on the date (the Effective Date) when the Facility Agent (acting on the instructions of the Majority Facility [C] Lenders) notifies KDG and the Facility [C] Lenders that it has received the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it (acting reasonably) or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Majority Facility [C] Lenders.

11.                                 We, the Facility [C] Lenders, agree:

(a)                                  to become party to and to be bound by the terms of the Credit Agreement as Add-On Facility Lenders in accordance with Clause 2.4 (Additional Facilities); and

(b)                                 to become a party to the Priority Agreement [and Security Trust Deed] as Lenders and to observe, perform and be bound by the terms and provisions of the Priority

(10)         Letter designation of the relevant Additional Facility

Deed [and Security Trust Deed] in the capacity of Lenders in accordance with clause [C] of the Priority Deed [and Security Trust Deed].

12.                                 The Add-On Facility Commitment in relation to a Facility [       ] Lender (for the purpose of paragraph (a) of the definition of Add-On Facility Commitment in Clause 1.1 of the Credit Agreement) is its Facility [C] Commitment.

13.                                 Each Facility [C] Advance will be applied [                ].

14.                                 The Final Maturity Date in respect of this Add-On Facility is [                     ](11).

15.                                 (a)           The Availability Period in relation to this Add-On Facility is the period from the Effective Date to the close of business in London on [                     ].

(b)                                 This Add-On Facility shall be drawn by a [single/one or more] Advance[s].

16.                                The Margin for Facility [C] Advances is [     ] per cent. per annum [if applicable set out any Margin adjustment].

17.                                 The Borrower in relation to Facility[C] is [                    ].

18.                                 The purpose of this Add-On Facility is [    ].

19.                                 KDG represents and warrants to each Finance Party that, the Repeating Representations are and will be true and correct in all material respects on the date of this Agreement and the Effective Date.

20.                                 We confirm to each Finance Party that:

(i)                                     we have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied on any information provided to us by a Finance Party in connection with any Finance Document; and

(ii)                                  we will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Commitment is in force.

21.                                 The Facility Office and address for notices of each Facility [C] Lender for the purposes of Clause 33.2 (Addresses for notices) will be that notified by each Facility [C] Lender to the Facility Agent.

22.                                 This Agreement is governed by English law.

23.                                 This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

(11)         To be at least 6 months after the Facility A Final Maturity Date.

SCHEDULE 1

FACILITY [           ] LENDERS AND COMMITMENTS

Facility [C] Lender	Facility [ ] Commitment

[ ]	[ ]

Total	[ ]

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

 [Details to be inserted]

SIGNATORIES

TO ADD-ON FACILITY ACCESSION AGREEMENT

[ADD-ON LENDER(S)]

By:

KABEL DEUTSCHLAND GmbH

By:

[RELEVANT LENDER]

By:

[FACILITY AGENT]

By:

[SECURITY AGENT]

By:

SCHEDULE 15

FORM OF GERMAN THIN CAPITALISATION LETTER

[Letterhead of the respective Lender]

[Name and address of the respective Borrower and KDG]

Bescheinigung zur Vorlage beim Finanzamt für Zwecke des § 8a KStG

Sie hatten [respective Lender] (“Bank”), gebeten, zur Vorlage beim Finanzamt für Zwecke des § 8a KStG eine Bescheinigung auszustellen (i). Hierzu erklären wir, dass uns bezüglich des Senior Credit Agreement, arrangiert durch The Royal Bank of Sctoland plc vom [●] 2006 in Höhe von EUR 1.350.000.000 (“Finanzierung”) an die [respective Borrower] (“Kreditnehmer”)

☐	keine Sicherheiten an Kapitalforderungen von anderen Personen als dem Kreditnehmer gewährt wurden (ii).

☐	die nachfolgend aufgeführten Sicherheiten von anderen Personen als dem Kreditnehmer gewährt wurden:

1.	Dingliche Sicherheiten

☐	Pfandrechte (z.B. an Einlagen)

☐	Sicherungsabtretungen (z.B. Einzelabtretung von Forderungen)

2.	Personalsicherheiten (z.B. Bürgschaft, Garantie, Schuldmitübernahme)

verbunden mit folgenden/r:

☐	dinglichen Sicherheiten (z.B. an Einlagen)

☐	Sicherungsabtretungen (z. B. Einzelabtretung von Forderungen; Global-/Mantelabtretung von Forderungen)

☐	Unterwerfung unter die sofortige Zwangsvollstreckung mit dem gesamten Vermögen oder hinsichtlich einzelner Vermögensgegenstände

☐	vereinbarten Verfügungsbeschränkungen

☐	sonstige Vereinbarungen (z. B. Pfandrechte nach den Allgemeinen Geschäftsbedingungen) (iii)

3.	Sicherheiten der o.g. Art, auf die während des bestehenden Darlehensverhältnisses verzichtet wurde

Sonstige Anmerkungen (iv)-

Die Bescheinigung enthält nur solche Angaben, die dem bei der Bank mit der vorgenannten Finanzierung vertrauten Personenkreis bekannt sind.

Die Bank übernimmt mit dieser Erklärung – bereits aus rechtlichen Gründen – keine Beratung in steuerlichen Angelegenheiten. Insbesondere steht die Bank nicht für einen steuerlichen Erfolg ein, der mit dieser Bescheinigung angestrebt wird.

Mit freundlichen Grüßen

[respective Lender]

Erläuterungen

(i)             Die Erklärung ist grundsätzlich nur auf Anforderung des Kreditnehmers anlässlich des Abschlusses einer der genannten Rechtsgeschäfte (Darlehen etc.) durch den Kreditgeber abzugeben; sie ist vom Aussteller der ursprünglichen Bescheinigung ferner anlässlich jeder Vertragsänderung oder Änderung der gewährten Sicherheiten ohne weitere Anforderung des Kreditnehmers abzugeben.

(ii)          Die Aufzählung der von Dritten gewährten Sicherheiten und die namentliche Auflistung der Sicherheitengeber erfolgt unabhängig davon, ob es sich dabei um nicht nur kurzfristige Einlagen oder nicht nur kurzfristige sonstige Kapitalforderungen i.S.d. Rdnr. 20 des BMF-Schreibens vom 15. Juli 2004 zu § 8a KStG (BStBl. I 2004 S. 593) handelt. Sie erfolgt ferner unabhängig davon, ob die Sicherheit vom Eintritt einer Bedingung (z.B. dem Sicherungsfall oder der Fälligkeit der gesicherten Schuld) oder dem Ablauf einer Frist abhängig ist.

(iii)       Einzufügen sind ferner sämtliche für das Darlehen/den Kredit bestellten Sicherheiten und Treuhandverhältnisse (z.B. Grundschuld, Hypothek, Patronatserklärung, Sicherungsübereignung).

(iv)      Hier sind Angaben anzubringen, sofern und soweit von (weiteren) Personen, die nicht Kreditnehmer sind, Sicherheiten gewährt wurden, diese Personen das Kreditinstitut jedoch nicht von einem bestehenden Bankgeheimnis hinsichtlich dieser Bescheinigung entbunden haben.

Translation for convenience purposes only

[Letterhead of the respective Lender]

[Name and address of the respective Borrower and KDG]

Confirmation letter to be presented at the tax office for the purpose of Sec 8a CITA

You have asked [respective Lender] (“Bank”), to provide a confirmation letter to be submitted to the tax office for the purpose of Sec. 8a Corporate Income Tax Act (“CITA”; Körperschaftsteuergesetz) (i). We hereby confirm that in relation to the Senior Credit Agreement, arranged by The Royal Bank of Scotland plc dated [●] 2006 in the amount of EUR 1,350,000,000 (“Financing”) for [respective Borrower] (“Borrower”)

☐	no security over receivables was provided to us by persons other than the Borrower. (ii)

☐	the security listed below was provided to us by persons other than the Borrower:

1.	Rights in rem

☐	Pledge (e.g. of deposits)

☐	Assignment for security purposes (e.g. assignment of receivables)

2.	Personal security (e.g. suretyship, guarantee, co-assumption of debt)

connected with the following:

☐	rights in rem (e.g. over deposits)

☐	assignment for security purposes (e.g. assignment of receivables; global/blanket assignment of receivables)

☐	submission to immediate enforcement into all assets or particular assets

☐	agreed restrictions on disposal

☐	other arrangements (e.g. pledge under general terms and conditions) (iii)

3.	Security in the form described above which was waived during the term of the loan

Other comments-(iv)

The confirmation letter contains only information known by the persons at the Bank who are involved in the aforementioned Financing.

By issuing this confirmation letter for legal reasons the Bank does not provide any tax advice. In particular, the Bank does not guarantee that any tax consequence that is sought by means of this confirmation letter is achieved.

With kind regards,

[respective Lender]

Notes

(i)                In principle, the confirmation has to be issued by the lender only upon request of the borrower on the occasion of entering into one of the listed transactions (loan etc.); moreover, the issuer of the original confirmation has to issue a confirmation in case of each amendment of the agreement or a change of the security granted without a further request of the borrower.

(ii)             To be included also all security provided for the loan/credit and trust arrangements (e.g. land charge, mortgage, letter of comfort, transfer by way of security).

(iii)          Information to be included if and inasmuch any (other) persons, other than the borrower, granted security without releasing the bank from banking confidentiality in relation to this confirmation.

(iv)         Information to be included if and inasmuch any (other) persons, other than the borrower, granted security without releasing the bank from banking confidentiality in relation to this confirmation.

SIGNATORIES

KDG

KABEL DEUTSCHLAND GmbH

By:	CHRISTOF WAHL	PAUL THOMASON

Original Borrower

KABEL DEUTSCHLAND VERTRIEB UND SERVICE GmbH & Co. KG

By:	CHRISTOF WAHL	PAUL THOMASON

Mandated Lead Arranger

THE ROYAL BANK OF SCOTLAND plc

By:	RANESH VERMA

Original Lender

THE ROYAL BANK OF SCOTLAND plc, NIEDERLASSUNG FRANKFURT

By:	MATTHEW ROWE

Facility Agent

THE ROYAL BANK OF SCOTLAND plc

By:	OLIVIER BOUTET

Security Agent

THE ROYAL BANK OF SCOTLAND plc

By:	ROBERT NEWELL